AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 20, 2004

                                                    REGISTRATION NOS. 333-115580
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        PRE-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          -----------------------------


                              LEVEL 8 SYSTEMS, INC.
             (Exact Name of Registrant as Specified in Its Charter)


            DELAWARE                                           11-2920559
(State or Other Jurisdiction of                            (I.R.S.  Employer
Incorporation or Organization)                           Identification Number)


                       7372 SERVICES, PREPACKAGED SOFTWARE
                          -----------------------------
                (Primary Standard Industrial Classification Code)


                              1433 STATE HIGHWAY 34
                          FARMINGDALE, NEW JERSEY 07727
                                 (609) 987-9001
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                          -----------------------------

                                JOHN P. BRODERICK
                             CHIEF FINANCIAL OFFICER
                              LEVEL 8 SYSTEMS, INC.
                              1433 STATE HIGHWAY 34
                          FARMINGDALE, NEW JERSEY 07727
                                 (609) 987-9001
                          -----------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   COPIES TO:

                              SCOTT D. SMITH, ESQ.
                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                     191 PEACHTREE STREET, N.E., SUITE 1600
                             ATLANTA, GEORGIA 30303
                                 (404) 572-6600

                          -----------------------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time or at one time after the effective date of this registration statement as determined by the selling stockholders.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                 CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
                                                                           PROPOSED         PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF                       AMOUNT TO BE           MAXIMUM OFFERING    AGGREGATE OFFERING     AMOUNT OF
SECURITIES TO BE REGISTERED                      REGISTERED              PRICE PER UNIT           PRICE        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share          3,635,535 (1)              $0.10 (1)        $363,553.50 (1)          $46.06
------------------------------------------------------------------------------------------------------------------------------------

(1) In connection with its initial filing on Form S-1 on May 18, 2004, the Registrant paid a filing fee of $595 with respect to the registration of 13,307,135 shares of its common stock with a proposed maximum aggregate offering price of $3,859,069 (estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices of the common stock as reported on the Over-the-Counter Bulletin Board on May 10, 2004). Concurrent with the filing of this Amendment No. 2, the Registrant has transmitted $46.06, representing the additional filing fee payable with respect to the increase of 3,635,535 shares of common stock in the amount to be registered, representing a proposed maximum aggregate offering price for such share increase of $363,553.50 (estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices of the common stock as reported on the Over-the-Counter Bulletin Board on August 18, 2004).

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

      PURSUANT TO RULE 429 OF THE SECURITIES ACT OF 1933, THE PROSPECTUS WHICH IS A PART OF THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS AND INCLUDES ALL THE INFORMATION CURRENTLY REQUIRED IN A PROSPECTUS RELATING TO THE SECURITIES COVERED BY REGISTRATION STATEMENT NOS. 333-104892, 333-82768 AND 333-100983 PREVIOUSLY FILED BY REGISTRANT. THIS REGISTRATION STATEMENT, ALSO CONSTITUTES A POST-EFFECTIVE AMENDMENT TO REGISTRATION STATEMENT NOS. 333-104892, 333-82768 AND 333-100983.

--------------------------------------------------------------------------------

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

--------------------------------------------------------------------------------


                  SUBJECT TO COMPLETION, DATED August 20, 2004

                                   PROSPECTUS

                                44,947,629 SHARES

                          [LOGO ] LEVEL 8 SYSTEMS, INC.

      This prospectus relates to the resale of up to 44,947,629 shares of our common stock, $.001 par value, which are being offered for resale from time to time by the stockholders named in the section entitled "Selling Stockholders" on page 3. The number of shares the selling stockholders may offer and sell under this prospectus includes common shares:

      o     the selling stockholders currently hold;

      o issuable to them upon the conversion of outstanding convertible preferred stock;

      o issuable to them upon the exercise of warrants previously issued by us. The selling stockholders may also offer additional shares of common stock acquired upon conversion of convertible preferred stock or exercise of the warrants as a result of anti-dilution provisions, stock splits, stock dividends or similar transactions; and

      o issuable to them upon conversion of outstanding convertible promissory notes.

      We are registering these shares to satisfy registration rights of the selling stockholders.

      We will not receive any of the proceeds from any resales by the selling stockholders. We will, however, receive the proceeds from the exercise of the warrants issued to the selling stockholders. The selling stockholders may sell the shares of common stock from time to time in various types of transactions, including on the Over-the-Counter Bulletin Board, and in privately negotiated transactions. For additional information on methods of sale, you should refer to the section entitled "Plan of Distribution" on page 3.

      On August 19, 2004, the last sales price of the common stock quoted on the Over-the-Counter Bulletin Board was $0.10 per share. Our company's common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "LVEL."

      INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   The date of this Prospectus is ____________

                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS.........................................................i
Prospectus Summary............................................................1
Risk Factors..................................................................3
Use of Proceeds...............................................................7
Price Range of Our Common Stock...............................................7
Dividend Policy...............................................................7
Selling Stockholders..........................................................8
Plan of Distribution.........................................................18
Selected Consolidated Financial Data.........................................20
Business ....................................................................21
Properties ..................................................................30
Legal Proceedings............................................................30
Management's Discussion and Analysis of Financial Condition  and
  Results of Operations......................................................31
Significant Accounting Policies and Estimates................................48
Management ..................................................................51
Executive Officers...........................................................52
Executive Compensation.......................................................54
Principal Stockholders.......................................................56
Certain Relationships and Related Party Transactions.........................57
Changes in and Disagreements With Accountants on Accounting and
  Financial Disclosure.......................................................57
Description of Capital Stock.................................................58
Legal Matters................................................................59
Experts......................................................................59
Available Information........................................................60
Index to Financial Statements...............................................F-1

                          -----------------------------

                              ABOUT THIS PROSPECTUS

      This prospectus is a part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf registration" process. You should read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus is a part, together with the additional information described under "Available Information" before you make any investment decision.

The terms "Level 8," "we," "our" and "us" refer to Level 8 Systems, Inc. and its consolidated subsidiaries unless the context suggests otherwise. The term "you" refers to a prospective purchaser of our common stock. Unless otherwise indicated, all dollar amounts presented are in thousands, except per share amounts.

      You should rely only on the information contained in this prospectus or any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or any accompanying prospectus supplement. These securities are being offered for sale and offers to buy these securities are only being solicited in jurisdictions where offers and sales are permitted. The information contained in this prospectus and any accompanying prospectus supplement is accurate only as of the date on their respective covers, regardless of the time of delivery of this prospectus or any accompanying prospectus supplement or any sale of the securities.

                  SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

      This prospectus contains certain forward-looking statements, including or related to our future results, including certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this prospectus, the words "estimate," "project," "intend," "believe," "expect" and similar expressions are intended to identify forward- looking statements. Although we believe that assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statement. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our business strategy or capital expenditure plans that may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this prospectus, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objective or other plans. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus as stated on the front cover, and we have no obligation to update publicly or revise any of these forward-looking statements. These and other statements, which are not historical facts are based largely on management's current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplate by such forward-looking statements. These risk and uncertainties include, among others, the risks and uncertainties described in "Risk Factors" (page 3).

                               PROSPECTUS SUMMARY

      This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements, before making an investment decision. References to "we," "our," "Level 8" and the "Company" generally refer to Level 8 Systems, Inc., a Delaware corporation.

      We provide next generation application integration products and services that are based on open technology standards and are licensed to a varied range of customers. Our software helps organizations leverage their extensive system and business process investments, increase operational efficiencies, reduce costs and strengthen valued customer relationships by uniting disparate applications, systems, information and business processes.

      Our focus is on the emerging desktop integration market with our Cicero(R) product. Cicero is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates systems and applications that would not otherwise work together. Cicero offers a proven, innovative departure from traditional, costly and labor-intensive approaches to application integration that enables clients to transform applications, business processes and human expertise into a seamless, cost effective business solution that provides a cohesive, task-oriented and role-centric interface that is designed to work the way people think.

RECENT DEVELOPMENTS

      In June 2004, we entered into a convertible promissory note with Anthony Pizi, the Company's Chairman and Chief Executive Officer, or Mr. Pizi. The note, in the face amount of $112, bears interest at 1% per month and is convertible into 560,000 shares of our common stock and warrants to purchase 560,000 shares of our common stock at $0.20 per share. Also in June 2004, Mr. Pizi entered into a second convertible promissory note in the face amount of $15 which is convertible into 90,118 shares of our common stock and warrants to purchase 90,118 shares of our common stock at $0.17 per share. These warrants expire three years from the date of grant.

      Also in June 2004, we entered into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Mr. Pizi, in the amount of $125. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 781,250 shares of our common stock and warrants to purchase 781,250 shares of our common stock exercisable at $0.16. The warrants expire in three years from the date of grant.

      In May 2004, we entered into convertible loans aggregating $185 from several investors including a member of the Company's Board of Directors. Under the terms of these agreements, the loans bear interest at 1% per month and are convertible into an aggregate of 578,125 shares of our common stock and warrants to purchase an aggregate of 578,125 shares of our common stock exercisable at $0.32. The warrants expire in three years from the date of grant.

      In April 2004, we entered into a convertible loan agreement with Mr. Pizi in the amount of $100,000. Under the terms of the agreement, the loan is convertible into 270,270 shares of our common stock and warrants to purchase 270,270 shares of our common stock exercisable at $0.37. The warrants expire in three years from the date of grant.

      On March 1, 2004, we entered into a consulting services agreement with Mr. Ralph F. Martino. Under the terms of the agreement, we agreed to issue 66,667 shares per month, up to an aggregate of 200,001 shares of our common stock, as compensation for services rendered over the following three-month period. On June 1, 2004, we renewed the agreement for three additional months and agreed to issue 88,889 shares per month up to an aggregate of 266,667 shares of our common stock.

      On March 1, 2004, we entered into a reseller/consulting agreement with Pyxislink. Under the terms of the agreement, we agreed to issue warrants to purchase 25,000 shares of our common stock quarterly, over the next four quarters. The warrants are exercisable for five years from the issue date and the exercise price is $0.38 per share.

      In March 2004, we entered into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Mr. Pizi in the principal amount of $125,000. Under the terms of the agreement, the loan is convertible into 446,429 shares of our common stock and warrants to purchase 446,429 shares of our common stock exercisable at $0.28. The warrants expire in three years from the date of grant. We also entered into convertible loan agreements with Frederick Mack and C. Glen Dugdale, each in the principal amount of $50,000. Under the terms of the agreement, each loan is convertible into 135,135 shares of our common stock and warrants to purchase 135,135 shares of our common stock at $0.37 per share. The warrants expire in three years from the date of grant.

      In March 2004, pursuant to an existing agreement, we issued 150,000 shares of common stock to Liraz Systems Ltd. ("Liraz") in consideration for extension of the debt guarantee to Bank Hapoalim.

      On January 9, 2004, we acquired substantially all of the assets and certain liabilities of Critical Mass Mail, Inc., d/b/a Ensuredmail(R). The acquisition was completed using our common stock. The aggregate purchase price of the assets and liabilities was $750,000. We issued 2,027,027 common shares as consideration for the purchase. The primary assets acquired in the acquisition were Critical Mail, Inc.'s federally certified Ensuredmail(R) e-mail encryption technology and products.

      Concurrent with the acquisition of the assets of Critical Mass Mail, Inc., we completed a common stock financing round wherein we raised $1,247,000 of capital from several new investors as well as certain investors of Critical Mass Mail. We sold 3,369,192 shares of common stock at a price of $0.37 per share. As part of the financing, we also issued warrants to purchase 3,369,192 shares of our common stock at an exercise price of $0.37. The warrants expire three years from the date of grant.

      On October 15, 2003, we completed a private placement of 1,894,444 shares of common stock and warrants to purchase 473,611 shares of common stock. The warrants are exercisable at $0.45 per share of common stock and have a three-year term. We received $852,500 in aggregate proceeds and used $200,000 of the proceeds to pay down our term loan.

      On November 15, 2003, we reached an agreement with Bank Hapoalim, the holder of our term loan and Liraz, the guarantor of the term loan, to extend the maturity date of the term loan until November 14, 2004. In consideration for the extension of the guaranty, we issued 150,000 shares of our common stock to a designated subsidiary of Liraz and agreed to issue an additional 150,000 shares on March 31, 2004.

                        --------------------------------

      We were incorporated in New York in 1988 and re-incorporated in Delaware in 1999. Effective August 2004, our principal executive offices were relocated to 1433 State Highway 34, Farmingdale, New Jersey 07727. Our telephone number is
(609) 987-9001 and our web site is located at WWW.LEVEL8.COM. Information contained on our web site is not a part of this prospectus.

                                  RISK FACTORS

      An investment in our common stock involves a high degree of risk. You should carefully consider the specific factors listed below together with the other information included in this prospectus before you decide whether to purchase shares of our common stock. Additional risks and uncertainties, including those that are not yet identified or that we currently think are immaterial, may also adversely affect our business, results of operations and financial condition. The market price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

WE DEPEND ON AN UNPROVEN STRATEGY FOR ONGOING REVENUE.

      In 2001, we determined that our best possibility of long- term success would be to concentrate our sales efforts into the customer contact centers of large companies, where the customer service representatives of our target market interact with their customers via telephone, facsimile, electronic mail and other means of communication. The success of our strategy is highly dependent on market acceptance of Cicero, which we have licensed from Merrill Lynch. Cicero has no track record of sales to the financial services industry and there is no certainty that we will have strong market penetration with our Cicero offering.

      Cicero was officially launched in a general release version in June 2001. While we have limited significant sales of Cicero to date, we have yet to establish a predictable revenue stream. A previous version of Cicero has been in use on over 30,000 workstations at Merrill Lynch for approximately five years. We have substantially modified the version of Cicero used at Merrill Lynch to introduce a commercial product that may be implemented in our target markets.

      Furthermore, we have ceased our sales and marketing efforts with respect to our historical revenue producing products, the Geneva Integration Suite line of products, and our historical business of Enterprise Application Integration at the server level. We have sold all assets associated with the Geneva AppBuilder software, which represented approximately 59% of our revenue in fiscal year 2001. We also sold our Geneva Message Queuing and XIPC products in the third quarter of 2001 and our Star/SQL and CTRC products in second quarter of 2002. In October 2002, we sold our Systems Integration business, which consisted of Geneva Enterprise Integrator, and Geneva Business Process Automator. These sales represent substantially all of the products in our Messaging and Application Engineering segment and all the products in our Systems Integration Segment. Our past performance and revenues therefore provide no indication of our future prospects and revenues.

      Our new strategy is subject to the following specialized risks that may adversely affect our long-term revenue and profitability prospects:

      o Cicero was originally developed internally by Merrill Lynch and has no track record of successful sales to organizations within the financial services industry and may not gain market acceptance;

      o We are approaching a different segment of the financial services industry, the customer contact center, compared to our sales and marketing efforts in the past and there can be no assurance that we can successfully sell and market into this industry; and o We have had very limited success because the financial condition of the Company has caused concern for enterprise customers that would be dependent on Cicero for their long-term needs.

WE HAVE A HISTORY OF LOSSES AND EXPECT THAT WE WILL CONTINUE TO EXPERIENCE LOSSES AT LEAST THROUGH 2004.

      We experienced operating losses and net losses in 1998, 1999, 2000, 2001, 2002, 2003 and for the six months ended June 30, 2004. We incurred a net loss of $25.1 million for 1998, $15.5 million for 1999, $28.4 million for 2000, $105.1 million for 2001, $18.2 million for 2002, $10.0 million for 2003 and $7.3 million for the six months ended June 30, 2004. As of June 30, 2004, we had a working capital deficit of $7.7 million and an accumulated deficit of $220 million. Our ability to generate positive cash flow is dependent upon achieving and sustaining certain cost reductions and generating sufficient revenues.

      Therefore, due to these and other factors, we expect that we will continue to experience net losses through the end of 2004. We have not generated sufficient revenues to pay for all of our operating costs or other expenses and have relied on financing transactions over the last three fiscal years to pay our operating costs and other expenses. We cannot predict with accuracy our future results of operations and believe that any period-to-period comparisons of our results of operations are not meaningful. Furthermore, there can be no assurance that if we are unable to generate sufficient revenue from operations that we will be able to continue to access the capital markets to fund our operations, or that if we are able to do so that it will be on satisfactory terms.

THERE IS SUBSTANTIAL DOUBT AS TO WHETHER WE CAN CONTINUE AS A GOING CONCERN.

      Because we incurred net operating losses of $7.3 million for the six months ended June 30, 2004 and $10.0 million for the year ended December 31, 2003, we experienced negative cash flows from operations, had significant working capital deficiencies at June 30, 2004, and because we are relying on acceptance of a newly developed and marketed product, there is substantial doubt that we can continue to operate as a going concern. While we have attracted some additional capital to continue to fund operations, there can be no assurance that we can obtain additional financing and if we do obtain financing that it will be on terms that are favorable to us or our stockholders.

THE SO-CALLED "PENNY STOCK RULE" COULD MAKE IT CUMBERSOME FOR BROKERS AND DEALERS TO TRADE IN OUR COMMON STOCK, MAKING THE MARKET FOR OUR COMMON STOCK LESS LIQUID WHICH COULD CAUSE THE PRICE OF OUR STOCK TO DECLINE.

      Trading of our common stock on the OTC Bulletin Board may be subject to certain provisions of the Securities Exchange Act of 1934, commonly referred to as the "penny stock" rule. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading in our stock will be subject to additional sales practice requirements on broker-dealers. These may require a broker-dealer to:

      o make a special suitability determination for purchasers of our shares;

      o receive the purchaser's written consent to the transaction prior to the purchase; and

      o deliver to a prospective purchaser of our stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

      Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

FUNDS FROM OUR SERIES D PREFERRED STOCK FINANCING REMAIN IN ESCROW AND ARE NOT AVAILABLE TO THE COMPANY.

      In March 2003, we closed the sale of Series D Preferred Stock and warrants. Pursuant to the terms of the financing transaction, $2 million of the $3.5 million proceeds of the financing were placed in escrow. $775,900 of these proceeds remains in escrow. If we are unable to finalize arrangements for an Asian joint venture with the lead investors, the lead investors have the right to cause us to purchase $1 million of the Series D Preferred Stock with the funds that were placed in escrow and to the extent the escrow is insufficient, the Company would need to finance the rest of the repurchase right to the lead investor.

BECAUSE WE CANNOT ACCURATELY PREDICT THE AMOUNT AND TIMING OF INDIVIDUAL SALES, OUR QUARTERLY OPERATING RESULTS MAY VARY SIGNIFICANTLY, WHICH COULD ADVERSELY IMPACT OUR STOCK price.

      Our quarterly operating results have varied significantly in the past, and we expect they will continue to do so in the future. We have derived, and expect to continue to derive in the near term, a significant portion of our revenue from relatively large customer contracts or arrangements. The timing of revenue recognition from those contracts and arrangements has caused and may continue to cause fluctuations in our operating results, particularly on a quarterly basis. Our quarterly revenues and operating results typically depend upon the volume and timing of customer contracts received during a given quarter and the percentage of each contract, which we are able to recognize as revenue during the quarter. Each of these factors is difficult to forecast. As is common in the software industry, the largest portion of software license revenues are typically recognized in the last month of each fiscal quarter and the third and fourth quarters of each fiscal year. We believe these patterns are partly attributable to budgeting and purchasing cycles of our customers and our sales commission policies, which compensate sales personnel for meeting or exceeding periodic quotas.

      Furthermore, individual Cicero sales are large and each sale can or will account for a large percentage of our revenue and a single sale may have a significant impact on the results of a quarter. The sales of both our historical products and Cicero can be classified as generally large in size to a small discrete number of customers. In addition, the substantial commitment of executive time and financial resources that have historically been required in connection with a customer's decision to purchase Cicero and our historical products increases the risk of quarter-to-quarter fluctuations. Cicero sales require a significant commitment of time and financial resources because it is an enterprise product. Typically, the purchase of our products involves a significant technical evaluation by the customer and the delays frequently associated with customers' internal procedures to approve large capital expenditures and to test, implement and accept new technologies that affect key operations. This evaluation process frequently results in a lengthy sales process of several months. It also subjects the sales cycle for our products to a number of significant risks, including our customers' budgetary constraints and internal acceptance reviews. The length of our sales cycle may vary substantially from customer to customer.

      We typically do not have any material backlog of unfilled software orders, and product revenue may fluctuate from quarter to quarter due to the completion or commencement of significant assignments, the number of working days in a quarter and the utilization rate of services personnel. As a result of these factors, we believe that a period-to-period comparison of our historical results of operations is not necessarily meaningful and should not be relied upon as indications of future performance. In particular, our revenues in the third and fourth quarters of our fiscal years may not be indicative of the revenues for the first and second quarters. Moreover, if our quarterly results do not meet the expectations of our securities analysts and investors, the trading price of our common stock would likely decline.

LOSS OF KEY PERSONNEL ASSOCIATED WITH CICERO DEVELOPMENT COULD ADVERSELY AFFECT OUR BUSINESS.

      Loss of key executive personnel or the software engineers we have hired with specialized knowledge of the Cicero technology could have a significant impact on our execution of our new strategy give that they have specialized knowledge developed over a long period of time with respect to the Cicero technology. Furthermore, because of our restructuring and reduction in the number of employees, we may find it difficult to recruit new employees in the future.

DIFFERENT COMPETITIVE APPROACHES OR INTERNALLY DEVELOPED SOLUTIONS TO THE SAME BUSINESS PROBLEM COULD DELAY OR PREVENT ADOPTION OF CICERO.

      Cicero is designed to address in a novel way the problems that large companies face integrating the functionality of different software applications by integrating these applications at the desktop. To effectively penetrate the market for solutions to this disparate application problem, Cicero will compete with traditional Enterprise Application Integration, or EAI, solutions that attempt to solve this business problem at the server or back-office level. Server level EAI solutions are currently sold and marketed by companies such as NEON, Mercator, Vitria, and BEA. There can be no assurance that our potential customers will determine that Cicero's desktop integration methodology is superior to traditional middleware EAI solutions provided by the competitors described above in addressing this business problem. Moreover, the information systems departments of our target customers, large financial institutions, are large and may elect to attempt to internally develop an internal solution to this business problem rather than to purchase the Cicero product. Cicero itself was originally developed internally by Merrill Lynch to solve these integration needs.

      Accordingly, we may not be able to provide products and services that compare favorably with the products and services of our competitors or the internally developed solutions of our customers. These competitive pressures could delay or prevent adoption of Cicero or require us to reduce the price of our products, either of which could have a material adverse effect on our business, operating results and financial condition.

WE MAY BE UNABLE TO ENFORCE OR DEFEND OUR OWNERSHIP AND USE OF PROPRIETARY AND LICENSED TECHNOLOGY.

      Our success depends to a significant degree upon our proprietary and licensed technology. We rely on a combination of patent, trademark, trade secret and copyright law, contractual restrictions and passwords to protect our proprietary technology. However, these measures provide only limited protection, and there is no guarantee that our protection of our proprietary rights will be adequate. Furthermore, the laws of some jurisdictions outside the United States do not protect proprietary rights as fully as in the United States. In addition, our competitors may independently develop similar technology; duplicate our products or design around our patents or our other intellectual property rights. We may not be able to detect or police the unauthorized use of our products or technology, and litigation may be required in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our proprietary rights. Additionally, with respect to the Cicero line of products, there can be no assurance that Merrill Lynch will protect its patents or that we will have the resources to successfully pursue infringers. Any litigation to enforce our intellectual property rights would be expensive and time-consuming, would divert management resources and may not be adequate to protect our business.

      We do not believe that any of our products infringe the proprietary rights of third parties. However, companies in the software industry have experienced substantial litigation regarding intellectual property and third parties could assert claims that we have infringed their intellectual property rights. In addition, we may be required to indemnify our distribution partners and end-users for similar claims made against them. Any claims against us would divert management resources, and could require us to spend significant time and money in litigation, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available on acceptable terms. As a result, intellectual property claims against us could have a material adverse effect on our business, operating results and financial condition.

WE HAVE NOT PAID ANY DIVIDENDS ON OUR COMMON STOCK AND IT IS LIKELY THAT NO DIVIDENDS WILL BE PAID IN THE FUTURE.

      We have never declared or paid cash dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

PROVISIONS OF OUR CHARTER AND BYLAWS AND DELAWARE LAW COULD DETER TAKEOVER ATTEMPTS.

      Section 203 of the Delaware General Corporation Law, which prohibits certain persons from engaging in business combinations with Level 8, may have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder may consider to be in the holder's best interests. These provisions of Delaware law also may adversely affect the market price of our common stock. Our certificate of incorporation authorizes the issuance, without stockholder approval, of preferred stock, with such designations, rights and preferences as the board of directors may determine preferences as from time to time. Such designations, rights and preferences established by the board may adversely affect our stockholders. In the event of issuance, the preferred stock could be used, under certain circumstances, as a means of discouraging, delaying or preventing a change of control of Level 8. Although we have no present intention to issue any shares of preferred stock in addition to the currently outstanding preferred stock, we may issue preferred stock in the future.

OUR STOCKHOLDERS MAY BE DILUTED BY THE EXERCISE OF OPTIONS AND WARRANTS AND CONVERSION OF PREFERRED STOCK OR BY THE REGISTRATION OF ADDITIONAL SECURITIES FOR RESALE.

      We have reserved 10,900,000 shares of common stock for issuance under our employee incentive plans and 120,000 shares under our outside director incentive plan. As of June 30, 2004, options to purchase an aggregate of 7,529,637 of common stock were outstanding pursuant to our employee and director incentive plans. As of June 30, 2004, warrants to purchase an additional 16,172,208 shares of common stock are outstanding. We have also reserved 188,528 shares of common stock for issuance upon conversion of the outstanding Series A3 Preferred Stock, 2,394,063 shares of common stock for issuance upon conversion of the outstanding Series B3 Preferred Stock, 3,068,421 shares of common stock for issuance upon conversion of the outstanding Series C Preferred Stock, and 8,411,125, shares of common stock for issuance upon the conversion of the outstanding Series D Preferred Stock. The exercise of such options and warrants or conversion of preferred stock and the subsequent sale of the underlying common stock in the public market could adversely cause the market price of our common stock to decline.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of shares by the selling stockholders in this offering but will receive proceeds from the exercise of warrants held by certain of the selling stockholders. We expect to use any proceeds we receive for working capital and for other general corporate purposes, including research and product development.

                         PRICE RANGE OF OUR COMMON STOCK

      Our common stock was traded on the Nasdaq National Market under the symbol "LVEL" from 1996 until December 23, 2002. From December 24, 2002 until January 23, 2003, our common stock traded on the Nasdaq SmallCap Market. As of January 24, 2003, our common stock was delisted from the Nasdaq SmallCap Market and is currently quoted on the OTC Bulletin Board. The chart below sets forth the high and low stock prices for the quarters of 2004 and for the quarters of the fiscal years ended December 31, 2003, 2002 and 2001.

                  2004               2003                2002                 2001
QUARTER      High      Low      High      Low       High      Low       High          Low
First      $0.45     $0.35     $0.40     $0.15     $3.19     $1.26     $6.38     $   2.39
Second     $0.39     $0.12     $0.35     $0.24     $1.70     $0.34     $3.25     $   2.75
Third        N/A       N/A     $0.77     $0.24     $0.71     $0.25     $4.99     $   1.45
Fourth       N/A       N/A     $0.48     $0.28     $0.56     $0.17     $3.10     $   1.20

      The closing price of our common stock on August 19, 2004 was $0.10 per share. As of August 19, 2004, we had 231 registered shareholders of record.

                                 DIVIDEND POLICY

      We have never declared or paid any cash dividends on our common stock. We anticipate that all of our earnings will be retained for the operation and expansion of our business and do not anticipate paying any cash dividends for common stock in the foreseeable future.

                              SELLING STOCKHOLDERS

      Our shares of common stock to which this prospectus relates are being registered for resale by the selling stockholders. The following shows the name and number of shares of our common stock owned by the selling stockholders who may sell shares covered by this Prospectus.

      The selling stockholders may resell all, a portion or none of such shares of common stock from time to time. The table below sets forth, as of the date of this prospectus, with respect to each selling stockholder, based upon information made available to us by each selling stockholder, the number of shares of common stock beneficially owned, the number of shares of common stock registered by this prospectus and the number and percent of outstanding common stock that will be owned after the sale of the registered shares of common stock assuming the sale of all of the registered shares of common stock under this prospectus and all other currently effective prospectuses. Because the selling stockholders may offer all, some or none of their respective shares of common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholders after such offering can be provided.

                                                                                    NUMBER OF SHARES OF
                                         NUMBER OF SHARES NUMBER OF SHARES OF       COMMON STOCK TO BE
                                         OF COMMON STOCK  COMMON STOCK WHICH       OWNED AFTER OFFERING
                                                                                --------------------------
NAME                                        OWNED (1)     MAY BE OFFERED (1)      NUMBER          PERCENT
Brown Simpson Partners I, Ltd. (a)          5,936,921      5,936,921  (2)             --             --
SDS Merchant Fund, LP (b)                   4,173,481      4,173,481  (3)             --             --
Landis, Mark & Carolyn P                    2,426,896      3,654,575  (4)             --             --
North Sound Legacy International (c)        2,894,793      2,894,793  (5)             --             --
North Sound Legacy Institutional  (c)       2,760,605      2,760,605  (6)             --             --
Pizi, Anthony                               2,641,607      2,374,197  (7)      1,187,798            3.1%
Critical Mass Mail (d)                      2,027,027      2,027,027  (8)             --             --
Seneca Capital LP (e)                       1,936,235      1,936,235  (9)             --             --
Seneca Capital International, LTD (e)       1,902,771      1,902,771 (10)             --             --
Mack, Fred                                  1,504,562      1,895,187 (11)             --             --
Advanced Systems Europe, BV(f)              1,481,561      1,481,561 (12)             --             --
Miller, Bruce                                 851,389        851,389 (13)             --             --
Stevens, Jim                                  797,014        797,014 (14)             --             --
Forman, Murray                                772,796        772,796 (15)             --             --

                                                                                    NUMBER OF SHARES OF
                                         NUMBER OF SHARES NUMBER OF SHARES OF       COMMON STOCK TO BE
                                         OF COMMON STOCK  COMMON STOCK WHICH       OWNED AFTER OFFERING
                                                                                --------------------------
NAME                                        OWNED (1)     MAY BE OFFERED (1)      NUMBER          PERCENT
Dugdale, Glen & Joan                          552,410        687,545 (16)             --             --
Chalfin, Stuart                               560,810        560,810 (17)             --             --
Weiss, Joseph                                 560,810        560,810 (17)             --             --
Spain, Bernard                                540,540        540,540 (18)             --             --
Martino, Ralph                                466,668        466,668 (19)             --             --
Shah, Natwar                                  460,526        460,526 (20)             --             --
Clement, Conrad                               430,270        430,270 (21)             --             --
Haines Family Assoc LP (g)                    424,474        424,474 (22)             --             --
Delphi Partners Limited (h)                   409,367        409,367 (23)             --             --
Mack, Fredrick 4-30-92 Trust (i)              387,576        387,576 (24)             --             --
Bank, Marvin                                  442,065        364,940 (25)             --             --
North Sound Legacy (c)                        306,727        306,727 (26)             --             --
Vertical Ventures Investments, LLC (j)        460,557        460,557 (27)             --             --
Grodko, Sandra                                300,000        300,000 (28)             --             --
Liraz Systems (k)                             234,869        234,869 (29)             --             --
Weiss, Michael                                211,579        211,579 (30)             --             --
Lustgarten, Martin estate of                  211,214        211,214 (31)             --             --
Mack, Earl I Charitable Trust A (l)           208,334        208,334 (32)             --             --
Feldman, Michael                              189,190        189,190 (33)             --             --
Bank Hapoalim (m)                             172,751        172,751 (34)             --             --
Forman, Irving                                164,474        164,474 (35)             --             --
Nager, Richard                                164,474        164,474 (35)             --             --
Hatalski, Nick                                 78,125        156,250 (36)             --             --
Leppo, Robert D                                78,125        156,250 (36)             --             --
Shelanski, Joseph                             143,250        143,250 (37)             --             --
Whelden, Larry                                138,889        138,889 (38)             --             --
C. Glen and Joan O. Dugdale CRT (n)           138,889        138,889 (38)             --             --
Leavitt, Philip                               135,136        135,136 (39)             --             --
Turner, William & Barbara                     120,000        120,000 (40)             --             --
Baena, Douglas                                108,108        108,108 (41)             --             --
Pyxis Link Corp (o)                           100,000        100,000 (42)             --             --
Simkovitz, Phillip                             84,324         84,324 (43)             --             --
Simpson, James                                 83,334         83,334 (44)             --             --
Gable, Sidney                                  82,236         82,236 (45)             --             --
Lustgarten, Scott                              82,236         82,236 (45)             --             --
Vegh, Robert                                   82,236         82,236 (45)             --             --
Freeman, Don                                   81,082         81,082 (46)             --             --
Diamond Investments II, LLC (p)                80,000         80,000 (47)             --             --
Keates, Richard M.D                            80,000         80,000 (47)             --             --
Emerson, Alice                                 69,445         69,445 (48)             --             --
Robinson, John                                 69,445         69,445 (48)             --             --
Weitzman, Hervey                               69,445         69,445 (48)             --             --
Wilkins, James                                 69,445         69,445 (48)             --             --
Wittenbach, Roger                              69,445         69,445 (48)             --             --
Friedman, Mark                                 67,568         67,568 (49)             --             --
Gordon, Allan                                  67,568         67,568 (49)             --             --
Kushner, Ron                                   67,568         67,568 (49)             --             --
Littman, Leslie                                67,568         67,568 (49)             --             --
Rothbard, Melvyn                               67,568         67,568 (49)             --             --
Rothbard, Norman                               67,568         67,568 (49)             --             --
Rutstein, Larry                                67,568         67,568 (49)             --             --
Puggi, James A                                 31,250         62,500 (50)             --             --
Dweck, Ike                                     57,697         57,697 (51)             --             --
Corwin, Leonard                               205,555         55,555 (52)             --             --
Spivak, Virginia                               55,555         55,555 (53)             --             --
Blank, Richard                                 54,054         54,054 (54)             --             --
Chugh, Narinder                                54,054         54,054 (54)             --             --
Krubiner, Paul & Marjorie                      54,054         54,054 (54)             --             --
Schneider, Steven                              54,054         54,054 (54)             --             --
Lemery, John                                   41,666         41,666 (55)             --             --
Wolf, Jack                                     41,666         41,666 (55)             --             --
Brooks, Marshall                               37,838         37,838 (56)             --             --
Tamberelli, Frank                              32,895         32,895 (57)             --             --
Whyte, Jacqueline                              29,730         29,730 (58)             --             --
Lerner, Arthur                                 27,028         27,028 (59)             --             --
Mack, Fred Trust (Hailey Mack) (i)             20,834         20,834 (60)             --             --
Mack, Fred Trust (Jason Mack) (i)              20,834         20,834 (60)             --             --
Feder, Mark                                    82,236         16,447 (61)             --             --
Grodko, Steven                                 12,500         12,500 (62)             --             --
Kanevsky, Paul                                100,000        100,000                  --             --
DeFranco, Joseph                               30,000         30,000                  --             --
Seidle, John R                                 30,000         30,000                  --             --
Sandor, Patty                                  10,000         10,000                  --             --
                                           ----------     ----------
TOTALS                                     43,501,225     44,947,629

----------------

      (a) Mitchel Kaye, Chief Investment Officer with Xmark Asset Management, LLC, Xmark Funds, exercises sole or shared voting or dispositive power with respect to the securities held by Brown Simpson Partners, I, Ltd.

      (b) Steve Derby, representative of SDS Merchant Fund, LP, exercises sole or shared voting or dispositive power with respect to the securities held by SDS Merchant Fund, LP.

      (c) Thomas McAuley, Chief Investment Officer of North Sound Legacy, exercises sole or shared voting or dispositive power with respect to the securities held by North Sound Legacy.

      (d) Joseph H. Weiss, chairman of the board of directors of Critical Mass Mail, Inc., exercises sole or shared voting or dispositive power with respect to the securities held by Critical Mass Mail Inc.

      (e) Gregg Grimmelbein, Chief Financial Officer of Seneca, exercises sole or shared voting or dispositive power with respect to the securities held by Seneca.

      (f) Adee Shafran, representative of Advanced Systems Europe, BV, exercises sole or shared voting or dispositive power with respect to the securities held by Advanced Systems Europe, BV.

      (g) John Haines, representative of Haines Family Associates, LP, exercises sole or shared voting or dispositive power with respect to the securities held by Haines Family Associates, LP.

      (h) Bruce Miller, general partner of Delphi Partners, Ltd., exercises sole or shared voting or dispositive power with respect to the securities held by Delphi Partners, Ltd.

      (i) Fred Mack, trustee of 4-30-92 Trust, Fred Mack Trust - Hailey Mack, and Fred Mack Trust - Jason Mack, exercises sole or shared voting or dispositive power with respect to the securities held by 4-30-92 Trust, Fred Mack Trust - Hailey Mack, and Fred Mack Trust - Jason Mack.

      (j) Joshua Silverman, representative of Vertical Ventures Investments, LLC, exercises sole or shared voting or dispositive power with respect to the securities held by Vertical Ventures Investments, LLC.

      (k) Iris Yahal, representative of Liraz Systems, exercises sole or shared voting or dispositive power with respect to the securities held by Liraz Systems.

      (l) Earle I. Mack, registered agent for Earle I Mack Charitable Trust A, exercises sole or shared voting or dispositive power with respect to the securities held by Earle I Mack Charitable Trust A.

      (m) Eyal Issaharov, representative of Tarshish Hahzakot Vehashkaot Hapoalim Ltd, exercises sole or shared voting or dispositive power with respect to the securities held by Bank Hapoalim.

      (n) Matthew Yaakovian, trustee of C. Glen and Joan O. Dugdale CRT, exercises sole or shared voting or dispositive power with respect to the securities held by C. Glen and Joan O. Dugdale CRT.

      (o) Robin Pearce, representative of Pyxis Link Corp, exercises sole or shared voting or dispositive power with respect to the securities held by Pyxis Link Corp.

      (p) Richard A. Paysor, manager and registered agent of Diamond Investments II, LLC, exercises sole or shared voting or dispositive power with respect to the securities held by Diamond Investments II, LLC.

      (1) The number of shares of common stock owned by each selling stockholder includes the aggregate number of shares of common stock which may be obtained by each stockholder upon conversion of all of the Series A3 Preferred Stock, Series B3 Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock owned by the stockholder. It also includes the aggregate number of shares of common stock that may be obtained upon exercise of warrants to purchase common stock owned by such stockholder. The shares offered by this prospectus may be sold by the selling stockholder from time to time. The number of shares, if any, offered by each selling stockholder and the corresponding number of shares beneficially owned by each selling stockholder after each sale will vary depending upon the terms of the individual sales.

      (2) Brown Simpson Partners I, Ltd. owns and may offer from time to time under this prospectus 1,197,032 shares of common stock issuable upon the conversion of Series B3 Preferred Stock. It also owns and may offer from time to time under this prospectus 460,526 shares of common stock issuable upon the conversion of Series C Preferred Stock. It also owns and may offer from time to time under this prospectus 4,009,093 shares issuable upon the exercise of warrants. The exercise price of 115,132 warrants is $0.38 per share of common stock. The exercise price of 270,270 warrants is $0.37 per share of common stock. The exercise price of 3,623,691 warrants is $0.40 per share of common stock. Also includes 270,270 shares of common stock. Brown Simpson Partners I, Ltd. is not currently the beneficial owner of all of such shares of common stock.

      (3) SDS Merchant Fund, L.P. owns and may offer from time to time under this prospectus 2,848,625 shares of common stock issuable upon conversion of Series D Preferred Stock. It also owns and may offer from time to time under this prospectus 595,721 shares of common stock issuable upon exercise of Series D-1 Warrants at an exercise price of $0.07 per share. It also owns and may offer from time to time under this prospectus 457,813 shares of common stock issuable upon exercise of Series D-2 Warrants at an exercise price the lower of $0.20 or the trading price of Level 8's common stock at the time of exercise. The holders may not exercise the warrants into shares of our common stock or convert shares of Series D Preferred Stock, if after the exercise or conversion, such holder, together with any of its affiliates, would beneficially own over 4.99% of the outstanding shares of our common stock. This restriction may not be altered, amended, deleted or changed in any manner without the written approval of the holders of a majority of the outstanding shares of our common stock and, in the case of the Series D Preferred Stock, also the holders of a majority of the outstanding shares of Series D Preferred Stock, and in the case of any Series D-1 Warrant or Series D-2 Warrant, also the holder of such warrant. However, the 4.99% limitation would not prevent the holders from acquiring and selling in excess of 4.99% of our common stock through a series of exercises and conversions. Also includes 271,322 shares of common stock.

      (4) Includes 263,158 shares of common stock issuable upon the conversion of Series C Preferred Stock. Also owns and may offer from time to time under this prospectus 1,528,603 shares of common stock issuable upon the exercise of warrants. The exercise price of 781,250 shares is $0.16 per share of common stock, 446,429 shares is $0.28 per share of common stock, 135,135 shares exercisable at $0.37 per share of common stock, 65,789 shares exercisable at $0.38 per share of common stock, and 100,000 shares of common stock issuable upon the exercise of warrants at an exercise price of $0.60 per share of common stock. Also owns and may offer from time to time under this prospectus 446,429 shares of common stock issuable upon conversion of $125,000 principal amount of convertible promissory note, issued on February 1, 2004 at a conversion price of $0.28 and 781,250 shares of common stock issuable upon conversion of $125,000 principal amount of convertible promissory note, issued on June 30, 2004 at a conversion price of $0.16. Also includes 635,135 shares of common stock. Currently not the beneficial owner of all such shares of common stock.

      (5) North Sound Legacy International Fund Ltd. owns and may offer from time to time under this prospectus 2,359,375 shares of common stock issuable upon conversion of Series D Preferred Stock. It also owns and may offer from time to time under this prospectus 389,562 shares of common stock issuable upon exercise of Series D-1 Warrants at an exercise price of $0.07 per share. It also owns and may offer from time to time under this prospectus 113,501 shares of common stock issuable upon exercise of Series D-2 Warrants at an exercise price the lower of $0.20 or the trading price of Level 8's common stock at the time of exercise. The holders may not exercise the warrants into shares of our common stock or convert shares of Series D Preferred Stock, if after the exercise or conversion, such holder, together with any of its affiliates, would beneficially own over 4.99% of the outstanding shares of our common stock. This restriction may not be altered, amended, deleted or changed in any manner without the written approval of the holders of a majority of the outstanding shares of our common stock and, in the case of the Series D Preferred Stock, also the holders of a majority of the outstanding shares of Series D Preferred Stock, and in the case of any Series D-1 Warrant or Series D-2 Warrant, also the holder of such warrant. However, the 4.99% limitation would not prevent the holders from acquiring and selling in excess of 4.99% of our common stock through a series of exercises and conversions. Also includes 32,355 shares of common stock.

      (6) North Sound Legacy Institutional Fund LLC owns and may offer from time to time under this prospectus 2,250,000 shares of common stock issuable upon conversion of Series D Preferred Stock. It also owns and may offer from time to time under this prospectus 371,503 shares of common stock issuable upon exercise of Series D-1 Warrants at an exercise price of $0.07 per share. It also owns and may offer from time to time under this prospectus 108,239 shares of common stock issuable upon exercise of Series D-2 Warrants at an exercise price the lower of $0.20 or the trading price of Level 8's common stock at the time of exercise. The holders may not exercise the warrants into shares of our common stock or convert shares of Series D Preferred Stock, if after the exercise or conversion, such holder, together with any of its affiliates, would beneficially own over 4.99% of the outstanding shares of our common stock. This restriction may not be altered, amended, deleted or changed in any manner without the written approval of the holders of a majority of the outstanding shares of our common stock and, in the case of the Series D Preferred Stock, also the holders of a majority of the outstanding shares of Series D Preferred Stock, and in the case of any Series D-1 Warrant or Series D-2 Warrant, also the holder of such warrant. However, the 4.99% limitation would not prevent the holders from acquiring and selling in excess of 4.99% of our common stock through a series of exercises and conversions. Also includes 30,863 shares of common stock.

      (7) Includes 394,737 shares of common stock issuable upon conversion of Series C Preferred Stock. Also owns and may offer from time to time under this prospectus 1,019,072 shares of common stock issuable upon the exercise of warrants. The exercise price of 90,118 shares is $0.17 per share of common stock, the exercise price of 560,000 shares is $0.20 per share of common stock, the exercise price of 270,270 shares is $0.37 per share of common stock, and the exercise price of 98,684 shares is $0.38 per share of common stock. Also owns and may offer from time to time under this prospectus 270,270 shares of common stock issuable upon conversion of $100,000 principal amount of convertible promissory note, issued on April 12, 2004 at a conversion price of $0.37, 560,000 shares of common stock issuable upon conversion of $112,000 principal amount of convertible promissory note, issued on June 11, 2004 at a conversion price of $0.20, and 90,118 shares of common stock issuable upon conversion of $15,320 principal amount of convertible promissory note, issued on June 14, 2004 at a conversion price of $0.17. Also includes 40,000 shares of common stock. Mr. Pizi is the CEO and a director of the Company. Mr. Pizi also holds 1,187,798 shares of common stock, including shares of common stock which may be acquired upon the exercise of stock options exercisable within 60 days of this prospectus, which shares are not being registered for resale by means of this prospectus.

      (8) Critical Mass Mail owns and may offer from time to time under this prospectus 2,027,027 shares of common stock.

      (9) Seneca Capital, L.P. owns and may offer from time to time under this prospectus 417,205 shares of common stock issuable upon the conversion of Series B3 Preferred Stock. It also owns and may offer from time to time under this prospectus 188,408 shares of common stock issuable upon the conversion of Series A3 Preferred Stock. It also owns and may offer from time to time under this prospectus 1,060,352 shares issuable upon the exercise of warrants. The exercise price of 790,082 warrants is $0.40 per share of common stock. The exercise price of 270,270 warrants is $0.37 per share of common stock. Also includes 270,270 shares of common stock. Seneca Capital, L.P. is not currently the beneficial owner of all of such shares of common stock.

      (10) Seneca Capital International, Ltd. owns and may offer from time to time under this prospectus 779,826 shares of common stock issuable upon the conversion of Series B3 Preferred Stock. It also owns and may offer from time to time under this prospectus 1,122,945 shares issuable upon the exercise of warrants. The exercise price of the warrants is $0.40 per share of common stock. Seneca Capital International, Ltd. is not currently the beneficial owner of all of such shares of common stock.

      (11) Includes 394,737 shares of common stock issuable upon conversion of Series C Preferred Stock and 632,883 shares of common stock issuable upon the exercise of warrants. The exercise price of 390,625 shares is $0.32 per share of common stock and the exercise price of 202,703 shares is $0.37 per share of common stock. 22,222 shares issuable upon the exercise of warrants at an exercise price of $0.45 per share of common stock and 17,333 shares of common stock issuable upon exercise of warrants at an exercise price of $0.60 per share. Also owns and may offer from time to time under this prospectus 390,625 shares of common stock issuable upon conversion of $125,000 principal amount of convertible promissory note, issued on May 10, 2004 at a conversion price of $0.32. Also includes 476,942 shares of common stock.

      (12) Advanced Systems Europe owns and may offer from time to time under this prospectus 120 shares of common stock subject to adjustment, issuable upon conversion of 1 share of Series A3 Preferred Stock it currently owns. It also owns and may offer from time to time under this prospectus 886,997 shares issuable upon the exercise of warrants. The exercise price of 775,886 warrants is $0.40 per share of common stock. The exercise price of 111,111 warrants is $0.45 per share of common stock. Also includes 594,444 shares of common stock. Advanced Systems Europe B.V. is not currently the beneficial owner of all of such shares of common stock.

      (13) Includes 23,594 shares of common stock issuable upon exercise of Series D-2 Warrants at an exercise price the lower of $0.20 or the trading price of Level 8's common stock at the time of exercise. Also includes 250,000 shares of common stock issuable upon the exercise of warrants at an exercise price of $0.37 per share. Also includes 27,778 shares of common stock issuable upon the exercise of warrants at an exercise price of $0.45 per share of common stock Also includes 550,017 shares of common stock.

      (14) Includes 234,375 shares of common stock issuable upon conversion of Series D Preferred Stock, 88,359 shares of common stock issuable upon exercise of Series D-1 Warrants at an exercise price of $0.07 per share, 35,391 shares of common stock issuable upon exercise of Series D-2 Warrants at an exercise price the lower of $0.20 or the trading price of Level 8's common stock at the time of exercise, 150,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.37 per share, and 27,778 shares of common stock issuable upon exercise of warrants at an exercise price of $0.45 per share. Also includes 261,111 shares of common stock.

      (15) Includes 78,125 shares of common stock issuable upon conversion of Series D Preferred Stock, 29,453 shares of common stock issuable upon exercise of Series D-1 Warrants at an exercise price of $0.07 per share, 11,797 shares of common stock issuable upon exercise of Series D-2 Warrants at an exercise price the lower of $0.20 or the trading price of Level 8's common stock at the time of exercise. Also includes 394,737 shares of common stock issuable upon conversion of Series C Preferred Stock, 98,684 shares of common stock issuable upon exercise of warrants at an exercise price of $0.38 and 26,667 shares of common stock issuable upon exercise of warrants at an exercise price of $0.60. Also includes 133,333 shares of common stock.

      (16) Includes 93,750 shares of common stock issuable upon conversion of Series D Preferred Stock, 35,344 shares of common stock upon exercise of Series D-1 Warrants at an exercise price of $0.07 and 14,156 shares of common stock issuable upon exercise of Series D-2 Warrants at an exercise price the lower of $0.20 or the trading price of Level 8's common stock at the time of exercise. Also includes 202,703 shares of common stock issuable upon exercise of warrants at an exercise price of $0.38 and 27,778 shares of common stock issuable upon exercise of warrants at an exercise price of $0.45. Also owns and may offer from time to time under this prospectus 135,135 shares of common stock issuable upon conversion of $50,000 principal amount of convertible promissory note, issued on March 5, 2004 at a conversion price of $0.37. Also includes 178,679 shares of common stock.

      (17) Owns and may offer from time to time under this prospectus 280,405 shares of common stock. Also includes 280,405 shares issuable upon the exercise of warrants at an exercise price of $0.37 per share.

      (18) Includes 270,270 shares of common stock and 270,270 shares of common stock issuable upon exercise of warrants at an exercise price of $0.37 per share.

      (19) Includes 466,668 shares of common stock received as compensation for consulting services.

      (20) Includes 368,421 shares of common stock issuable upon conversion of Series C Preferred Stock and 92,105 shares of common stock upon exercise of warrants at an exercise price of $0.38.

      (21) Includes 135,135 shares issuable upon the exercise of warrants at an exercise price of $0.37 per share and 26,667 shares issuable upon the exercise of warrants at an exercise price of $0.60 per share of common stock. Also includes 268,468 shares of common stock.

      (22) Includes 131,579 shares of common stock issuable upon conversion of Series C Preferred Stock and 32,895 shares of common stock upon exercise of warrants at an exercise price of $0.38. Also includes 100,000 shares issuable upon the exercise of warrants at $0.37 per share and 10,000 shares issuable upon the exercise of warrants at a $0.60 exercise price per share. Also includes 150,000 shares of common stock.

      (23) Includes 11,797 shares of common stock issuable upon exercise of Series D-2 Warrants at an exercise price of the lower of $0.20 or the trading price of Level 8's common stock at the time of exercise, 150,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.37 per share and 13,889 shares of common stock issuable upon exercise of warrants at an exercise price of $0.45 per share. Also includes 233,681 shares of common stock.

      (24) Includes 203,125 shares of common stock issuable upon conversion of Series D Preferred Stock, 30,672 shares of common stock issuable upon exercise of Series D-2 Warrants at an exercise price the lower of $0.20 or the trading price of Level 8's common stock at the time of exercise and 9,334 shares of common stock issuable upon exercise of warrants at an exercise price of $0.60 per share. Also includes 144,445 shares of common stock.

      (25) Includes 65,789 shares of common stock issuable upon the conversion of Series C Preferred Stock and 16,447 shares of common stock issuable upon the exercise of warrants at an exercise price of $0.38 per share of common stock. Also includes 101,352 shares issuable upon the exercise of warrants at $0.37 per share and 13,333 shares issuable upon the exercise of warrants at a $0.60 exercise price. Also includes 168,019 shares of common stock. Mr. Bank also owns 77,125 shares of registered common stock, which were purchased in the open market.

      (26) North Sound Legacy Fund LLC owns and may offer from time to time under this prospectus 250,000 shares of common stock issuable upon conversion of Series D Preferred Stock. It also owns and may offer from time to time under this prospectus 41,278 shares of common stock issuable upon exercise of Series D-1 Warrants at an exercise price of $0.07 per share. It also owns and may offer from time to time under this prospectus 12,026 shares of common stock issuable upon exercise of Series D-2 Warrants at an exercise price the lower of $0.20 or the trading price of Level 8's common stock at the time of exercise. The holders may not exercise the warrants into shares of our common stock or convert shares of Series D Preferred Stock, if after the exercise or conversion, such holder, together with any of its affiliates, would beneficially own over 4.99% of the outstanding shares of our common stock. This restriction may not be altered, amended, deleted or changed in any manner without the written approval of the holders of a majority of the outstanding shares of our common stock and, in the case of the Series D Preferred Stock, also the holders of a majority of the outstanding shares of Series D Preferred Stock, and in the case of any Series D-1 Warrant or Series D-2 Warrant, also the holder of such warrant. However, the 4.99% limitation would not prevent the holders from acquiring and selling in excess of 4.99% of our common stock through a series of exercises and conversions. Also includes 3,423 shares of common stock.

      (27) Includes 176,719 shares of common stock issuable upon exercise of Series D-1 Warrants at an exercise price of $0.07 per share, 70,781 shares of common stock issuable upon exercise of Series D-2 Warrants at an exercise price the lower of $0.20 or the trading price of Level 8's common stock at the time of exercise and 213,057 shares of common stock issuable upon exercise of warrants at an exercise price of $0.60 per share.

      (28) Includes 150,000 shares of common stock and 150,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.37 per share.

      (29) Liraz owns and may offer from time to time under this prospectus 2,632 shares of common stock (subject to adjustment) issuable upon conversion of 1 share of Series C Preferred Stock it currently owns, and shares of common stock issuable upon exercise of warrants to purchase 82,237 shares of common stock (subject to adjustment) for $0.38 per share. Also includes 150,000 shares of common stock for its guaranty of Level 8's term loan effective to November 8, 2004.

      (30) Includes 105,263 shares of common stock issuable upon the conversion of Series C Preferred Stock and 26,316 shares of common stock issuable upon the exercise of warrants at an exercise price of $0.38 per share of common stock. Includes 13,333 shares issuable upon the exercise of warrants at an exercise price of $0.60 per share of common stock. Also includes 66,667 shares of common stock.

      (31) Includes 211,214 shares of common stock issuable upon exercise of warrants at an exercise price of $0.32 per share.

      (32) Includes 41,667 shares of common stock issuable upon exercise of warrants at an exercise price of $0.45 per share. Also includes 166,667 shares of common stock.

      (33) Includes 94,595 shares of common stock and 94,595 shares of common stock issuable upon exercise of warrants at an exercise price of $0.37 per share.

      (34) Includes 172,751 shares of common stock issuable upon the exercise of warrants at an exercise price of $4.342 per share.

      (35) Includes 131,579 shares of common stock issuable upon conversion of Series C Preferred Stock and 32,895 shares of common stock upon exercise of warrants at an exercise price of $0.38.

      (36) Includes 78,125 shares of common stock issuable upon exercise of warrants at an exercise price of $0.32 per share and 78,125 shares of common stock issuable upon conversion of $25,000 principal amount of convertible promissory note, issued on May 6, 2004 at a conversion price of $0.32.

      (37) Includes 93,750 shares of common stock issuable upon conversion of Series D Preferred Stock, 35,344 shares of common stock issuable upon exercise of Series D-1 Warrants at an exercise price of $0.07 per share and 14,156 shares of common stock issuable upon exercise of Series D-2 Warrants at an exercise price the lower of $0.20 or the trading price of Level 8's common stock at the time of exercise.

      (38) Includes 27,778 shares of common stock issuable upon exercise of warrants at an exercise price of $0.45 per share. Also includes 111,111 shares of common stock.

      (39) Includes 67,568 shares of common stock and 67,568 shares of common stock issuable upon exercise of warrants at an exercise price of $0.37 per share.

      (40) Includes 20,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.60 per share. Also includes 100,000 shares of common stock.

      (41) Includes 54,054 shares of common stock and 54,054 shares of common stock issuable upon exercise of warrants at an exercise price of $0.37 per share.

      (42) Includes 100,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.38 per share.

      (43) Includes 42,162 shares of common stock and 42,162 shares of common stock issuable upon exercise of warrants at an exercise price of $0.37 per share.

      (44) Includes 16,667 shares of common stock issuable upon exercise of warrants at an exercise price of $0.45 per share. Also includes 66,667 shares of common stock.

      (45) Includes 65,789 shares of common stock issuable upon the conversion of Series C Preferred Stock and 16,447 shares of common stock issuable upon the exercise of warrants at an exercise price of $0.38 per share of common stock subject to adjustment.

      (46) Includes 40,541 shares of common stock and 40,541 shares of common stock issuable upon exercise of warrants at an exercise price of $0.37 per share.

      (47) Includes 13,333 shares issuable upon the exercise of warrants at an exercise price of $0.60 per share of common stock. Also includes 66,667 shares of common stock.

      (48) Includes 13,889 shares of common stock issuable upon exercise of warrants at an exercise price of $0.45 per share. Also includes 55,556 shares of common stock.

      (49) Includes 33,784 shares of common stock and 33,784 shares of common stock issuable upon exercise of warrants at an exercise price of $0.37 per share.

      (50) Includes 31,250 shares of common stock issuable upon exercise of warrants at an exercise price of $0.32 per share and includes 31,250 shares of common stock issuable upon conversion of $10,000 principal amount of convertible promissory note, issued on May 6, 2004 at a conversion price of $0.32.

      (51) Includes 16,447 shares of common stock issuable upon the exercise of warrants at an exercise price of $0.38 per share of common stock subject to adjustment, 29,453 shares of common stock issuable upon exercise of Series D-1 Warrants at an exercise price of $0.07 per share, 11,797 shares of common stock issuable upon exercise of Series D-2 Warrants at an exercise price the lower of $0.20 or the trading price of Level 8's common stock at the time of exercise.

      (52) Includes 11,111 shares of common stock issuable upon exercise of warrants at an exercise price of $0.45 per share. Also include 44,444 shares of common stock. Mr. Corwin also owns 150,000 shares of registered common stock, which were purchased in the open market.

      (53) Includes 11,111 shares of common stock issuable upon exercise of warrants at an exercise price of $0.45 per share. Also include 44,444 shares of common stock.

      (54) Includes 27,027 shares of common stock and 27,027 shares of common stock issuable upon exercise of warrants at an exercise price of $0.37 per share.

      (55) Includes 8,333 shares of common stock issuable upon the exercise of warrants at an exercise price of $0.45 per share. Also include 33,333 shares of common stock.

      (56) Includes 18,919 shares of common stock and 18,919 shares of common stock issuable upon exercise of warrants at an exercise price of $0.37 per share.

      (57) Includes 26,316 shares of common stock issuable upon the conversion of Series C Preferred Stock and 6,579 shares of common stock issuable upon the exercise of warrants at an exercise price of $0.38 per share of common stock.

      (58) Includes 14,865 shares of common stock and 14,865 shares of common stock issuable upon exercise of warrants at an exercise price of $0.37 per share.

      (59) Includes 13,514 shares of common stock and 13,514 shares of common stock issuable upon exercise of warrants at an exercise price of $0.37 per share.

      (60) Includes 4,167 shares of common stock issuable upon exercise of warrants at an exercise price of $0.45 per share. Also include 16,667 shares of common stock.

      (61) Includes 16,447 shares of common stock issuable upon the exercise of warrants at an exercise price of $0.38 per share of common stock subject to adjustment. Mr. Feder also owns 65,789 shares of registered common stock held through a broker.

      (62) Includes 12,500 shares of common stock issuable upon exercise of warrants at an exercise price of $0.45 per share.

                              PLAN OF DISTRIBUTION

      We are registering the shares of common stock on behalf of the selling stockholders. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by us, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares which will be borne by the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, the Nasdaq SmallCap Market, in the over-the-counter market, any exchange or quotation system, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of any such methods of sale, and any other method permitted pursuant to applicable law, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares by the selling stockholders.

      The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction). The selling stockholders may pledge and/or loan these shares to broker-dealers who may borrow the shares against their hedging short position and in turn sell these shares under the prospectus to cover such short position.

      The selling stockholders may make these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer is not expected to be in excess of customary commissions).

      The selling stockholders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers or any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

      Because selling stockholders may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

      Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act provided they meet the criteria and conform to the requirements of Rule 144.

      Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

      o the name of each such selling stockholder and of the participating broker-dealer(s);

      o     the number of shares involved;

      o     the initial price at which such shares were sold;

      o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

      o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

      o     other facts material to the transactions.

      In addition, upon our being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed. The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares or common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected financial data is derived from the consolidated financial statements of the Company. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein.

                                                                      YEAR ENDED DECEMBER 31,
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                1999            2000         2001           2002            2003
                                                ----            ----         ----           ----            ----
SELECTED STATEMENT OF OPERATIONS DATA
Revenue ......................................  $ 52,920      $ 83,729      $ 17,357      $  3,101      $    530
Loss from continuing operations ..............  $(15,477)     $(28,367)     $(58,060)     $(13,142)     $ (9,874)
Loss from continuing operations
per common share - basic and diluted .........  $  (1.78)     $  (2.10)     $  (3.70)     $  (0.75)     $  (0.54)
Weighted average common and common
equivalent shares outstanding- basic and
diluted ......................................     8,918        14,019        15,958        18,877        21,463

                                                   SIX MONTHS ENDED JUNE 30,
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                       2003            2004
                                                       ----            ----
SELECTED STATEMENT OF OPERATIONS DATA                      (unaudited)
Revenue ......................................     $    320      $    333
Loss from continuing operations ..............     $ (5,398)     $ (7,414)
Loss from continuing operations
per common share - basic and diluted .........     $  (0.31)     $  (0.22)
Weighted average common and common
equivalent shares outstanding- basic and
diluted ......................................       19,460        33,063

                                                                                       AT DECEMBER 31,
                                                               1999            2000         2001           2002            2003
                                                               ----            ----         ----           ----            ----
SELECTED BALANCE SHEET DATA
    Working capital (deficiency) ......................     $     (36)     $  28,311     $  (4,529)     $  (6,254)     $  (6,555)
    Total assets ......................................       133,581        169,956        35,744         11,852          5,362
    Long-term debt, including current maturities ......        27,593         27,133         4,845          2,893          2,756
    Senior convertible redeemable preferred stock .....            --             --            --             --          3,355
Loans from related companies, net of current maturities         4,000             --            --             --             --
Stockholders' equity (deficit) ........................        72,221        117,730        13,893          1,653         (6,103)

                                                                SIX MONTHS ENDED JUNE 30,
                                                                 2003            2004
                                                                 ----            ----
SELECTED BALANCE SHEET DATA                                          (unaudited)
    Working capital (deficiency) ......................       $  (5,926)     $  (7,835)
    Total assets ......................................           9,089          1,117
    Long-term debt, including current maturities ......           2,380          3,330
    Senior convertible redeemable preferred stock .....           3,530          2,692
Loans from related companies, net of current maturities              --             --
Stockholders' equity (deficit) ........................          (3,080)       (10,644)

                                    BUSINESS

OVERVIEW

      We provide next generation application integration products and services that are based on open technology standards and are licensed to a wide range of customers. Our software helps organizations leverage their extensive system and
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and strengthen valued customer relationships by uniting disparate applications, systems, information and business processes.

      Our focus is on the emerging desktop integration market with our Cicero(R) product. Cicero is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates systems and applications that would not otherwise work together. Cicero offers a proven,
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application integration that enables clients to transform applications, business processes and human expertise into a seamless, cost effective business solution that provides a cohesive, task-oriented and role-centric interface that works the way people think.

      By using Cicero, companies can decrease their customer management costs, increase their customer service level and more efficiently cross-sell the full
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on their information technology investments. In addition, Cicero enables organizations to reduce the business risks inherent in replacement of mission-critical applications and extend the productive life and functional reach of their application portfolio.

      Cicero is engineered to harness diverse business applications and shape them to more effectively serve the people who use them. Cicero provides an intuitive environment that simplifies the integration of complex multi-platform applications. Cicero provides a unique approach that allows companies to organize components of their existing applications to better align them with tasks and operational processes. Cicero streamlines all activities by providing a single, seamless user interface for simple access to all systems associated with a task. Cicero enables automatic information sharing among line-of-business applications and tools. Cicero is ideal for deployment in contact centers where its highly productive, task-oriented user interface promotes user efficiency.

      Until October 2002, we also offered products under our Geneva brand name to provide organizations with systems integration. Our systems integration products included Geneva Enterprise Integrator and Geneva Business Process Automator. These products were sold to EM Software Solutions Inc. in October 2002.

      We were incorporated in New York in 1988, and re-incorporated in Delaware in 1999. Effective August 2004, our principal executive offices were relocated to 1433 State Highway 34, Farmingdale, New Jersey 07727. Our telephone number is
(732) 919-3150 and our web site is located at WWW.LEVEL8.COM.

STRATEGIC REALIGNMENT

      Historically, we have been a global provider of software solutions to help companies integrate new and existing applications as well as extend those applications to the Internet. This market segment is commonly known as "Enterprise Application Integration" or "EAI." Historically, EAI solutions work directly at the server or back-office level allowing disparate applications to communicate with each other.

      Until early 2001, we focused primarily on the development, sale and support of EAI solutions through our Geneva product suite. After extensive strategic consultation with outside advisors and an internal analysis of our products and services, we recognized that a new market opportunity had emerged. This opportunity was represented by the increasing need to integrate applications that are physically resident on different hardware platforms, a typical situation in larger companies. In most cases, companies with large customer bases utilize numerous different, or "disparate," applications that were not designed to effectively communicate and pass information. With Cicero, which integrates the functionality of these disparate applications at the desktop, we believe that we have found a novel solution to this disparate application problem. We believe that our existing experience in and understanding of the EAI marketplace coupled with the unique Cicero solution, which approaches traditional EAI needs in a more effective manner, position us to be a competitive provider of business integration solutions to the financial services industry and other industries with large deployed call centers.

      We originally licensed the Cicero technology and related patents on a worldwide basis from Merrill Lynch, Pierce, Fenner & Smith Incorporated in August of 2000 under a license agreement containing standard provisions and a two-year exclusivity period. On January 3, 2002, the license agreement was amended to extend our exclusive worldwide marketing, sales and development rights to Cicero in perpetuity (subject to Merrill Lynch's rights to terminate in the event of bankruptcy or a change in control of Level 8) and to grant ownership rights in the Cicero trademark. We are indemnified by Merrill Lynch with regard to the rights granted to us by them. Consideration for the original Cicero license consisted of 1,000,000 shares of our common stock. In exchange for the amendment, we granted an additional 250,000 shares of common stock to MLBC, Inc., a Merrill Lynch affiliate and entered into a royalty sharing agreement. Under the royalty sharing agreement, we pay a royalty of 3% of the sales price for each sale of Cicero or related maintenance services. The royalties over the life of the agreement are not payable in excess of $20,000,000.

      In connection with executing our strategic realignment and focusing on Cicero, we have restructured our business, reduced our number of employees and, in the fourth quarter of 2002, sold the remaining assets associated with Geneva Enterprise Integrator and Geneva Business Process Automator. In April 2001, management reassessed the methodology by which the Company would make operating decisions and allocate resources. Operating decisions and performance assessments were based on the following reportable segments: (1) Desktop Integration (Cicero), (2) System Integration (Geneva Enterprise Integrator and Geneva Business Process Automator) and (3) Messaging and Application Engineering (Geneva Integration Broker, Geneva Message Queuing, Geneva XIPC and Geneva AppBuilder). We have sold most of the assets comprising the Messaging and Application Engineering Products segment and all of the assets in the Systems Integration Segment. The Company has recognized the Systems Integration segment as a discontinued business and accordingly, has reclassified those assets and liabilities on the accompanying balance sheets for 2002 and 2003 and segregated the results of operations under gain or loss from a discontinued business on the accompanying statement of operations. As such, the Systems Integration segment has been eliminated. Geneva Integration Broker is the only current software product represented in the Messaging and Application Engineering segment.

      Our future revenues are entirely dependent on acceptance of a newly developed and marketed product, Cicero, which has limited success in commercial markets to date. We have experienced negative cash flows from operations for the past three years. At December 31, 2003, we had a working capital deficiency of approximately $6,555. Accordingly, there is substantial doubt that the Company can continue as a going concern. In order to address these issues and to obtain adequate financing for our operations for the next twelve months, we are actively promoting and expanding its product line and continues to negotiate with significant customers that have begun or finalized the "proof of concept" stage with the Cicero technology. We believe that we are experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about the financial viability of the Company. We are attempting to solve the former problem by improving the market's knowledge and understanding of Cicero through increased marketing and leveraging its limited number of reference accounts. Additionally, we are continuously seeking additional equity capital or other strategic transactions in the near term to provide additional liquidity.

      We closed the strategic acquisition of an encryption technology asset in January 2004 and a private placement of our common stock wherein we raised approximately $1,247. We expect that increased revenues will reduce our operating losses in future periods, however, there can be no assurance that management will be successful in executing as anticipated or in a timely manner. If these strategies are unsuccessful, we may have to pursue other means of financing that may not be on terms favorable to us or our stockholders. If we are unable to increase cash flow or obtain financing, it may not be able to generate enough capital to fund operations for the next twelve months.

MARKET OPPORTUNITY

DESKTOP INTEGRATION SEGMENT PRODUCTS - CICERO

      Our target markets for Cicero are the customer contact centers of large consumer oriented businesses, such as in the financial services, insurance and telecommunications industries. Large-scale customer contact centers are characterized by large numbers of customer service agents that process phone calls, faxes, e-mails and other incoming customer inquiries and requests. Our goal is to greatly increase the efficiency of customer service agents in our target markets, thereby lowering operating costs and increasing customer retention and customer satisfaction. This increased efficiency is attained in a non-invasive manner, allowing companies to continue using their existing applications in a more productive manner.

      Generally, managers of customer contact centers are under pressure to provide increased customer service at the lowest possible cost while dealing with high employee turnover and training costs. Some of the primary challenges faced by customer contact centers include:

      o CUSTOMER SERVICE. Currently, most customer contact centers require multiple transfers to different agents to deal with diverse customer service issues. A one-call, one-contact system enhances customer service by avoiding these multiple transfers. Ideally, the customer service agent provides the call-in customer with multi-channel customer interfaces with timely access to all information that the customer needs. Increasing customer service and customer intimacy is one of the primary metrics on which contact centers are evaluated by management.

      o CONTACT CENTER STAFFING. The contact center industry is characterized by high training costs, operational complexity, continuous turnover and increasing costs per call. These difficulties stem from increased customer expectations, the ever-increasing complexity and diversity of the business applications used by customer service agents, and pressure to decrease training time and increase the return on investment in customer service agents.

      o INDUSTRY CONSOLIDATION. Many industries in our target market, including the financial services industry, are in a constant state of consolidation. When companies consolidate, the customer contact centers are generally merged to lower overall costs and to reduce redundancies. This consolidation generally leads to re-training and the use of multiple applications handling similar functions that can be quite difficult to integrate successfully.

OUR SOLUTION

      We were previously a provider of software that integrates an enterprise's applications at the server level so that disparate applications can communicate with each other, or the EAI industry. Based on our experience in the EAI industry, we determined that a compelling product would be one that integrates disparate applications at a visual level in addition to at the server level. As a result, we proceeded to procure an exclusive license to develop and market Cicero. Cicero was developed internally by Merrill Lynch to increase the efficiency of 30,000 employees that have daily contact with Merrill Lynch customers. When coupled with solutions from other EAI vendors, Cicero becomes a comprehensive business solution and provides our customers with a front-to-back integrated system that appears as a single application to the end-user.

      Cicero is a software product that allows companies to integrate their existing applications into a seamless integrated desktop. Cicero subordinates and controls most Windows-based applications and provides a seamless environment with a consistent look and feel. The end-user can navigate any number of applications whether local, client-server, mainframe legacy or web-browser in a consistent and intuitive way that is completely customizable by their firm.

      The Cicero solution provides the following key features:

      o INTEGRATED END-USER ENVIRONMENT. The end-user can use all of the applications necessary for his or her job function from a single environment with a consistent look and feel. Cicero integrates the execution and functionality of a variety of custom or packaged Windows-based applications. If a software product is designed to provide output into a Windows environment, Cicero can subordinate its presentation and control it through the Cicero environment. The Cicero desktop is constructed at run-time, so selected applications and user interface components are dynamically created and initialized. This makes the desktop environment very flexible and easily adapted and maintained as business conditions change.

      o INFORMATION CENTER. The Information Center is a customizable hub of critical information that facilitates the effective execution of processes and minimizes the need to enter frequently accessed information repeatedly. The Cicero Information Center provides a configurable information hub to enable end users to interact with selected applications on a continuous basis. The information center is frequently used to support incoming message alerts, scrolling headlines, key operational statistics, interaction with Integrated Voice Response systems, and real-time video. Any information that is time-sensitive or actionable can be displayed side-by-side with the currently selected application page and information can be readily exchanged between the Information Center and other applications.

      o CONTEXT SHARING. Cicero's unique, patented architecture enables just the right information in any workstation application to be shared with the other applications that need it. Cicero's context-sharing Application Bus largely eliminates the need for re-keying customer data, simplifies customer information updates, and reduces errors and re-work. Context is visually integrated into the Cicero desktop through the Information Center, enabling more efficient customer service.

      o ADVANCED INTEGRATION ARCHITECTURE. Cicero is a sophisticated application integration platform that subordinates and controls and non-invasively integrates any applications with a "footprint" in the Windows environment. Cicero's publish and subscribe bus architecture provides for efficient inter-application communication. Its event management capabilities extend the usefulness and life span of legacy architectures and provide a common architecture for events across all platforms. Cicero also supports an open platform architecture for communication and interoperability, native scripting languages and XML, and facilities to enable single sign-on solutions while respecting security standards and directory services.

      o MANAGEMENT TOOLS. Comprehensive tools are built into the system for version management, automatic component updates and user preference configuration. Remote control and diagnostic tools are integrated to provide off-site help desk and troubleshooting personnel with access to assist them in their support duties.

            Deployment of the Cicero solution can provide our customers with the following key benefits:

      o LOWER AVERAGE COST PER CALL AND AVERAGE CALL TIME. Cicero increases the efficiency of the customer service agent by placing all productivity applications within a few mouse clicks and consolidating all standard applications into a single integrated desktop. Cost per call is lowered because the customer service agent is more productive in moving between disparate applications and is able to handle different requests without having to transfer the customer to another customer service agent.

      o REDUCE STAFF COST. Cicero reduces staff cost in two ways. First, by increasing the efficiency of each customer service agent, a contact center can handle the same volume of customer service requests with a smaller staff. Secondly, because Cicero simplifies the use of all contact center applications, training costs and time can be reduced, placing newly hired staff into productive positions faster than other contract center applications.

      o INCREASE CROSS-SELLING EFFICIENCY. The consolidation of all customer data and customer specific applications can increase the efficiency of cross selling of products and services. For instance, a Cicero enabled contact center might be configured to inform the customer service agent that the customer, while a brokerage services customer, does not use bill paying or other offered services. On the other hand, Cicero can help prevent customer service agents from selling a product that is inappropriate for that customer or a product or service that the customer already has through the company. Increasing the efficiency of cross selling can both increase revenues and avoid customer dissatisfaction.

      o DELIVER BEST IN CLASS CUSTOMER SERVICE. Increasing customer service is one of the primary methods by which a company in highly competitive customer focused industries such as financial services can differentiate itself from its competition. By increasing the efficiency and training level of its agents, decreasing average time per call and increasing effective cross-selling, the Cicero enabled contact center presents its customers with a more intimate and satisfying customer service experience that can aid in both customer retention and as a differentiator for customer acquisition.

      o PRESERVE EXISTING INFORMATION TECHNOLOGY INVESTMENT. Cicero integrates applications at the presentation level, which allows better use of existing custom designed applications and divergent computing platforms (e.g., midrange, client/server, LAN and Web), which are not readily compatible with each other or with legacy mainframe systems. Linking together the newer computing applications to existing systems helps preserve and increase the return on the investments made by organizations in their information technology systems.

            Additionally, by visually and structurally linking the flexibility and innovations available on newer computing platforms and applications to the rich databases and functions that are typically maintained on the larger mainframe computers, organizations can utilize this information in new ways. The Cicero solution helps organizations bridge the gap between legacy systems and newer platforms and the result is the extension of existing capabilities to a modern streamlined interface in which the underlying system architectures, such as the Web, mainframe, mid-range or client-server, are transparent to the end-user customer service agent, thereby preserving the existing information technology investments and increasing efficiency between applications.

      o SUPPORT A BROAD RANGE OF APPLICATIONS, PLATFORMS AND STANDARDS. The IT departments of larger enterprises need solutions to integrate a broad array of applications and platforms using a wide variety of industry standards to ensure ease of implementation The Cicero solution provides visual application integration solutions that support common industry standards and can handle a wide array of disparate applications and data types while operating on a Windows NT, Windows XP or Windows 2000 platform. The Cicero solution can be used to link custom or packaged applications together regardless of the tools or programming language used to create the application by integrating those applications at the presentation level.

      o EASE OF IMPLEMENTATION AND ENHANCED INFORMATION TECHNOLOGY PRODUCTIVITY. The Cicero solution allows contact center and financial services managers to create comprehensive data transformation and information exchange solutions without the need for non-standard coding. Our products provide pre-built adapters for a wide variety of different systems that are pre-programmed for transforming data into the format required by that system and transporting it using the appropriate transport mechanism. This greatly simplifies and speeds implementation of new solutions into the deployed Cicero framework. For instance, while in operation at Merrill Lynch, Cicero was updated to include software for Siebel Systems over a period of only two days when Merrill Lynch decided to implement the Siebel Systems solution. The Cicero solution allows our target markets to rapidly integrate new and existing applications with little or no customization required.

OUR STRATEGY

      Our goal is to be the recognized global leader in providing complete desktop level application integration to the financial services industry. The following are the key elements of our strategy:

      o LEVERAGE OUR EXISTING CUSTOMERS AND EXPERIENCE IN THE FINANCIAL SERVICES INDUSTRY. We have had success in the past with our Geneva products in the financial services industry. We intend to utilize these long-term relationships and our understanding of the business to create opportunities for sales of the Cicero solution.

      o BUILD ON OUR SUCCESSES TO EXPAND INTO NEW MARKETS. Our short-term goal is to gain a significant presence in the financial services industry with the Cicero solution. The financial services industry is ideal for Cicero because each entity has a large base of installed users that use the same general groups of applications. Cicero, however, can be used in any industry that has large contact centers, such as telecommunications and insurance.

      o DEVELOP STRATEGIC PARTNERSHIPS. The critical success factor for customers implementing Customer Relationship Management (CRM) solutions in their contact centers is to have the right balance of technology and service provision. We are implementing a tightly focused strategic teaming approach with a selected group of well-known consultancy and systems integration firms that specialize in financial services as well as eCRM integrated solutions. Leveraging these organizations, who will provide such integration services as architecture planning, technology integration and business workflow improvement, allows us to focus on core application system needs and how Cicero best addresses them, while our partners will surround the technology with appropriate industry and business knowledge.

      o LEVERAGE OUR IN-HOUSE EXPERTISE IN THE CICERO SOFTWARE. Merrill Lynch originally developed Cicero internally for use by approximately 30,000 professionals worldwide. To approach the market from a position of strength, we have added members of the Merrill Lynch development team to our Cicero development team. We recruited and hired Anthony Pizi, First Vice President and Chief Technology Officer of Merrill Lynch's Private Technology's Architecture and Service Quality Group, and the Cicero project director as our Chairman, Chief Executive Officer and Chief Technology Officer as well as several of the primary Cicero engineers from Merrill Lynch to support our ongoing Cicero development efforts.

      o UTILIZE MARKET ANALYSES TO DEMONSTRATE TANGIBLE RETURN-ON-INVESTMENT RESULTS. Most contact centers benchmark their operational and services levels against established industry norms. Metrics such as average waiting time in the call queue, call abandonment rates, after call service work and percentage of one-call completion are typically measured against norms and trends. We believe that use of Cicero will provide tangible, demonstrable improvements to these metrics.

PRODUCTS

DESKTOP INTEGRATION SEGMENT PRODUCTS - CICERO

      Cicero runs on Windows NT, Windows XP, and Windows 2000 to organize applications under a book-chapter-section metaphor that keeps all the application functionality that the user needs within easy reach. For instance, selecting the "memo" tab might cause a Microsoft Word memo-template to be created within the Cicero desktop. The end-user need not even know that they are using Microsoft Word. Moreover, a customer-tracking database can be linked with a customer relationship management software package. Virtually any application that is used in a customer contact center can be integrated under the Cicero book-chapter metaphor and be used in conjunction with other contact center applications.

      The patented Cicero technology, as exclusively licensed from Merrill Lynch, consists of several components: The Event Manager, a Component Object Model (COM)-based messaging service; The Context Manager, which administers the "publish and subscribe" protocols; The Shell Script Interpreter, which supports communication with applications that do not support the required COM interfaces; and The Resource Manager, which starts and shuts down applications and ensures recovery from system errors. The system incorporates an application bus with underlying mechanisms to handle the inter-application connections.

      Cicero provides non-intrusive integration of desktop and web applications, portals, third-party business tools, and even legacy mainframe and client server applications, so all co-exist and share their information seamlessly. Cicero's non-invasive technology means that clients don't risk modifying either fragile source code or sensitive application program interfaces - and they can easily integrate off-the-shelf products and emerging technologies.

      Cicero allows end-users to access applications in the most efficient way possible, by only allowing them to use the relevant portions of that application. For instance, a contact center customer service representative does not use 90% of the functionality of Microsoft Word, but might need access to a memorandum and other custom designed forms as well as basic editing functionality. Cicero can be set to control access to only those templates and, in a sense, turn-off the unused functionality by not allowing the end-user direct access to the underlying application. Under the same Cicero implementation, however, a different Cicero configuration could allow the employees in the Marketing department full access to Word because they have need of the full functionality. The functionality of the applications that Cicero integrates can be modulated by the business goals of the ultimate client, the parent company. This ability to limit user access to certain functions within applications enables companies to reduce their training burden by limiting the portions of the applications on which they are required to train their customer service representatives.

      Cicero is an ideal product for large customer contact centers. We believe that Cicero, by combining ease of use, a shorter learning curve and consistent presentation of information will allow our clients to leverage their exiting investments in Customer Relationship Management or CRM applications and further increase customer services, productivity, return on investment and decrease cost both per seat and across the contact center.

MESSAGING AND APPLICATION ENGINEERING SEGMENT PRODUCTS - GENEVA INTEGRATION
BROKER

      Geneva Integration Broker is a transport independent message broker that enables an organization to rapidly integrate diverse business systems regardless of platform, transport, format or protocol. The key feature of Geneva Integration Broker is its support for XML and other standards for open data exchange on the Internet. The product provides a robust platform for building eBusiness applications that integrate with existing back-office systems. Geneva Integration Broker's support for open data exchange and secure Internet transports make it an excellent platform for building Internet-based business-to-business solutions. Geneva Integration Broker does not represent a significant portion of the Company's current business or prospects.

SERVICES

      We provide a full spectrum of technical support, training and consulting services across all of our operating segments as part of our commitment to providing our customers industry-leading business integration solutions. Our services organization is staffed by experts in the field of systems integration with backgrounds in development, consulting, and business process reengineering. In addition, our services professionals have substantial industry specific backgrounds with extraordinary depth in our focus marketplace of financial services.

MAINTENANCE AND SUPPORT

      We offer customers varying levels of technical support tailored to their needs, including periodic software upgrades, telephone support and twenty-four hour, seven days a week access to support-related information via the Internet. Cicero is frequently used in mission-critical business situations, and our maintenance and support services are accustomed to the critical demands that must be meet to deliver world-class service to our clients. Many of the members of our staff have expertise in lights-out mission critical environments and are ready to deliver service commensurate with those unique client needs.

TRAINING SERVICES

      Our training organization offers a full curriculum of courses and labs designed to help customers become proficient in the use of our products and related technology as well as enabling customers to take full advantage of our field-tested best practices and methodologies. Our training organization seeks to enable client organizations to gain the proficiency needed in our products for full client self-sufficiency but retains the flexibility to tailor their curriculum to meet specific needs of our clients.

CONSULTING SERVICES

      We offer consulting services around our product offerings in project management, applications and platform integration, application design and development and application renewal, along with expertise in a wide variety of development environments and programming languages. We also have an active partner program in which we recruit leading IT consulting and system integration firms to provide services for the design, implementation and deployment of our customer contact center solutions. Our consulting organization supports third party consultants by providing architectural and enabling services.

CUSTOMERS

      Approximately 30,000 Merrill Lynch personnel are currently using the Cicero technology. We licensed the Cicero technology from Merrill Lynch during 2000 and have developed it to initially sell to the contact center industry. Our significant customers include Nationwide Financial Services, Arvato Services, a division of Bertelsmann A.G., Bank of America and Gateway Electronic Medical Management Systems (GEMMS).

      Merrill Lynch holds approximately three percent (3%) of the outstanding shares of our common stock. No one customer accounted for more than ten percent (10%) of operating revenues in 2001. Bank of America and Nationwide Financial Services individually accounted for more than ten percent (10%) of our operating revenues in 2002. In 2003, Bank of America, Nationwide Financial Services, and Gateway Electronic Medical Management Systems (GEMMS) each accounted for more than ten percent (10%) of our operating revenues

SALES AND MARKETING

SALES

      An important element of our sales strategy is to expand our relationships with third parties to increase market awareness and acceptance of our business integration software solutions. As part of these relationships, we will jointly sell and implement Cicero solutions with strategic partners such as systems integrators and embed Cicero along with other products through OEM relationships. We will provide training and other support necessary to systems integrators and OEMs to aid in the promotion of our products. To date we have signed partner agreements with ThinkCentric, Hewlett Packard, House of Code, Titan Systems Corporation, Silent Systems, Inc., Arvato Services, a division of Bertelsmann A.G, GEMMS, Genesis Technology Group Inc., Plan B Technologies Inc, FI Systems Italia S.r.L. and Centrix Communications Services S.p.A.

MARKETING

      The target market for our products and services are large companies providing financial services and or customer relationship management to a large existing customer base. Increasing competitiveness and consolidation is driving companies in such businesses to increase the efficiency and quality of their customer contact centers. As a result, customer contact centers are compelled by both economic necessity and internal mandates to find ways to increase internal efficiency, increase customer satisfaction, increase effective cross-selling, decrease staff turnover cost and leverage their investment in current information technology.

      Our marketing staff has an in-depth understanding of the financial services customer contact center software marketplace and the needs of customers in that marketplace, as well as experience in all of the key marketing disciplines. The staff also has broad knowledge of our products and services and how they can meet customer needs.

      Core marketing functions include product marketing, marketing communications and strategic alliances. We utilize focused marketing programs that are intended to attract potential customers in our target vertical industries and to promote Level 8 and our brands. Our programs are specifically directed at our target market such as speaking engagements, public relations campaigns, focused trade shows and web site marketing, while devoting substantial resources to supporting the field sales team with high quality sales tools and collateral. As product acceptance grows and our target markets increase, we will shift to broader marketing programs.

      The marketing department also produces collateral material for distribution to prospects including demonstrations, presentation materials, white papers, case studies, articles, brochures, and data sheets. We also intend to implement a high level strategic partnership program to educate and support our partners with a variety of programs, incentives and support plans.

      As part of our increased focus on the Cicero product line and initially the financial services customer contact center market, we have significantly decreased our marketing costs while increasing our marketing focus. We intend to continue to fine-tune our sales and marketing staff through continued training to meet our revised needs. We have decreased the marketing and sales budget to conserve financial resources and appropriately direct expenditures in line with our revised business strategy

RESEARCH AND PRODUCT DEVELOPMENT

      In connection with the narrowing of our strategic focus, and in light of the sale of our Systems Integration products, we have experienced an overall reduction in research and development costs. Since Cicero is a new product in a relatively untapped market, it is imperative to constantly enhance the feature sets and functionality of the product.

      We incurred research and development expense of approximately $1,000, $1,900, and $5,400, in 2003, 2002, and 2001, respectively. The decrease in research and development costs in 2003 as compared with 2002 is the result of the impact of the closing of the Berkeley, California facility in June 2002. The decrease in research and development costs in 2002 is related to the sale of the Geneva AppBuilder line of business in October 2001. Approximately 100 employees, including the Geneva AppBuilder software development group, were transferred to the purchaser at that time.

      The markets for our products are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. Our future success will depend to a substantial degree upon our ability to enhance our existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing customer requirements and emerging and evolving industry standards.

      Our budgets for research and development are based on planned product introductions and enhancements. Actual expenditures, however, may significantly differ from budgeted expenditures. Inherent in the product development process are a number of risks. The development of new, technologically advanced software products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends.

      The introduction of new or enhanced products also requires us to manage the transition from older products in order to minimize disruption in customer ordering patterns, as well as ensure that adequate supplies of new products can be delivered to meet customer demand. There can be no assurance that we will successfully develop, introduce or manage the transition to new products.


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


      We have in the past, and may in the future, experience delays in the introduction of our products, due to factors internal and external to our business. Any future delays in the introduction or shipment of new or enhanced products, the inability of such products to gain market acceptance or problems associated with new product transitions could adversely affect our results of operations, particularly on a quarterly basis.

COMPETITION

      The provision of custom contact center integration software includes a large number of participants in various segments, is subject to rapid changes, and is highly competitive. These markets are highly fragmented and served by numerous firms, many of which address only specific contact center problems and solutions. Clients may elect to use their internal information systems resources to satisfy their needs, rather than using those offered by Level 8.

      The rapid growth and long-term potential of the market for business integration solutions to the contact centers of the financial services industry make it an attractive market for new competition. Many of our current and possible future competitors have greater name recognition, a larger installed customer base and greater financial, technical, marketing and other resources than we have.

REPRESENTATIVE COMPETITORS FOR CICERO

o Portal software offers the ability to aggregate information at a single point, but not the ability to integrate transactions from a myriad of information systems on the desktop. Plumtree is a representative company in the Portal market.

o Middleware software provides integration of applications through messages and data exchange implemented typically in the middle tier of the application architecture. This approach requires modification of the application source code and substantial infrastructure investments and operational expense. Reuters, TIBCO and IBM MQSeries are representative products in the middleware market.

o CRM software offers application tools that allow developers to build product specific interfaces and custom applications. This approach is not designed to be product neutral and is often dependent on deep integration with the company's CRM technology. Siebel is a representative product in the CRM software category.

      We believe that our ability to compete depends in part on a number of competitive factors outside our control, including the ability of our competitors to hire, retain and motivate senior project managers, the ownership by competitors of software used by potential clients, the development by others of software that is competitive with our products and services, the price at which others offer comparable services and the extent of our competitors' responsiveness to customer needs.

INTELLECTUAL PROPERTY

      Our success is dependent upon developing, protecting and maintaining our intellectual property assets. We rely upon combinations of copyright, trademark and trade secrecy protections, along with contractual provisions, to protect our intellectual property rights in software, documentation, data models, methodologies, data processing systems and related written materials in the international marketplace. In addition, Merrill Lynch holds a patent with respect to the Cicero technology. Copyright protection is generally available under United States laws and international treaties for our software and printed materials. The effectiveness of these various types of protection can be limited, however, by variations in laws and enforcement procedures from country to country. We use the registered trademarks "Level 8 Systems" and "Cicero", and the trademarks "Level 8", "Level 8 Technologies", and "Geneva Integration Broker".

      All other product and company names mentioned herein are for identification purposes only and are the property of, and may be trademarks of, their respective owners.

      There can be no assurance that the steps we have taken will prevent misappropriation of our technology, and such protections do not preclude competitors from developing products with functionality or features similar to our products. Furthermore, there can be no assurance that third parties will not independently develop competing technologies that are substantially equivalent or superior to our technologies. Additionally, with respect to the Cicero line of products, there can be no assurance that Merrill Lynch will protect its patents or that we will have the resources to successfully pursue infringers.

      Although we do not believe that our products infringe the proprietary rights of any third parties, there can be no assurance that infringement claims will not be asserted against our customers or us in the future. In addition, we may be required to indemnify our distribution partners and end users for similar claims made against them. Furthermore, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation, either as a plaintiff or defendant, would cause us to incur substantial costs and divert management resources from productive tasks whether or not said litigation is resolved in our favor, which could have a material adverse effect on our business operating results and financial condition.

      As the number of software products in the industry increases and the functionality of these products further overlaps, we believe that software developers and licensors may become increasingly subject to infringement claims. Any such claims, with or without merit, could be time consuming and expensive to defend and could adversely affect our business, operating results and financial condition.

EMPLOYEES

      As of June 30, 2004, we employed 30 employees. Our employees are not represented by a union or a collective bargaining agreement.

      We believe that to fully implement our business plan we will be required to enhance our ability to work with the Microsoft Windows NT, Windows XP, and Windows 2000 operating systems by adding additional development personnel as well as additional direct sales personnel to complement our sales plan. Although we believe that we will be successful in attracting and retaining qualified employees to fill these positions, no assurance can be given that we will be successful in attracting and retaining these employees now or in the future.

                                   PROPERTIES

      Our corporate headquarters are located in approximately 1,300 feet in Farmingdale, New Jersey, pursuant to a six-month lease that will expire in 2005 with an option to renew for an additional six months. The United States operations group and administrative functions are based in offices of approximately 2,956 square feet in our Cary, North Carolina, office pursuant to a lease expiring in 2006. The research and development and customer support groups are located in the Farmingdale, New Jersey, and Cary, North Carolina, facilities.

                                LEGAL PROCEEDINGS

      Various lawsuits and claims have been brought against us in the normal course of our business. In January 2003, an action was brought against us in the Circuit Court of Loudon County, Virginia, for a breach of a real estate lease. The case was settled in August 2003. Under the terms of the settlement agreement, we agreed to assign a note receivable with recourse equal to the unpaid portion of the note should the note obligor default on future payments. The unpaid balance of the note was $545 and it matures in December 2007. We assessed the probability of liability under the recourse provisions using a weighted probability cash flow analysis and have recognized a long-term liability in the amount of $131.

      In October 2003, we were served with a summons and complaint in Superior Court of North Carolina regarding unpaid invoices for services rendered by one of our subcontractors. The amount in dispute was approximately $200 and is included in accounts payable. Subsequent to March 31, 2004, we settled this litigation. Under the terms of the settlement agreement, we agreed to pay a total of $189 plus interest over a 19-month period ending November 15, 2005.

      In March 2004, we were served with a summons and complaint in Superior Court of North Carolina regarding a security deposit for a sublease in Virginia. The amount in dispute is approximately $247. We disagree with this allegation although we have reserved for this contingency.

      On August 5, 2004, we were notified that we were in default under an existing lease agreement for office facilities in Princeton, New Jersey. The amount of the default is approximately $65. We do not plan on curing the default and will vacate the premises. We have estimated our liability for future lease payments and recorded a charge in the amount of $98 in the accompanying Statement of Operations. We have secured approximately 1,300 square feet of new office space located at 1433 State Highway 34, Farmingdale, New Jersey, under a short term lease.

      Under the indemnification clause of the Company's standard reseller agreements and software license agreements, the Company agrees to defend the reseller/licensee against third party claims asserting infringement by the Company's products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the reseller/licensee.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL INFORMATION

      Level 8 Systems is a global provider of business integration software that enables organizations to integrate new and existing information and processes at the desktop with our Cicero product. Business integration software addresses the emerging need for a company's information systems to deliver enterprise-wide views of the company's business information processes.

      In addition to software products, Level 8 also provides technical support, training and consulting services as part of its commitment to providing its customers industry-leading integration solutions. Level 8's consulting team has in-depth experience in developing successful enterprise-class solutions as well as valuable insight into the business information needs of customers in the Global 5000. Level 8 offers services around its integration software products.

      This discussion contains forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities, liquidity and capital resources and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause its actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. See "Forward Looking and Cautionary Statements."

      The Company's results of operations include the operations of the Company and its subsidiaries from the date of acquisition. During 2002, the Company identified the assets of the Systems Integration segment as being held for sale and thus a discontinued operation. Accordingly, the assets and liabilities have been reclassified to assets held for sale and the results of operations of that segment are now reclassified as loss from discontinued operations.

      In August 2000, the Company acquired the rights to Cicero, a comprehensive integrated desktop computer environment from Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") in exchange for 1,000,000 shares of its common stock valued at $22,750. The cost of the technology acquired had been capitalized and amortized over a three-year period. In January 2002, the Company extended the exclusive perpetual license to develop and sell the Cicero application integration software from Merrill Lynch.

      Due to the Company's acquisition and divestiture activities, year-to-year comparisons of results of operations are not necessarily meaningful. Additionally, as a result of the Company's pursuit of a growth strategy focusing on its software product sales and synergies gained as a result of eliminating duplicative functions, the results of operations are significantly different than the result of combining the previous operations of each acquired company into Level 8. Pro forma comparisons are therefore not necessarily meaningful. In 2001, the Company began to shift its primary focus from selling multiple Enterprise Application Integration ("EAI") products to selling Cicero, a desktop integration package, to the financial services industry with a decreased focus on services. During the last two fiscal quarters of 2001, the Company sold most of the products that comprised its Messaging and Application Engineering segment.

      In 2002, the Company continued to reorganize and concentrate on the emerging desktop integration market and continued to dispose of non-strategic assets with the sale of the Star SQL and CTRC products from the Messaging and Application Engineering segment and the Geneva Enterprise Integrator and Business Process Automator from what was formerly the Systems Integration segment.

BUSINESS STRATEGY

      During the second quarter of 2001, management reassessed how the Company would be managed and how resources would be allocated. At that time management then made operating decisions and assessed performance of the Company's operations based on the following reportable segments: (1) Desktop Integration,
(2) System Integration and (3) Messaging and Application Engineering. Previous reportable segments were: (1) software, (2) maintenance, (3) services, and (4) research and development. As noted above, the assets comprising the System Integration segment were identified as being held for resale and accordingly, the results of operations have been reclassified to gain or loss from a discontinued business and no segment information is presented.

      The principal product in the Desktop Integration segment is Cicero. Cicero is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates disparate systems and applications.

      The products that comprise the Messaging and Application Engineering segment were Geneva Integration Broker, Geneva Message Queuing, Geneva XIPC and Geneva AppBuilder. Geneva Integration Broker is a transport independent message broker that enables an organization to rapidly integrate diverse business systems regardless of platform, transport, format or protocol. Geneva Message Queuing is an enterprise connectivity product for Microsoft and non-Microsoft applications. The primary use is for transactional, once and only once connectivity of Window-based Web applications to back-office information resources like mainframes and other legacy systems. Geneva XIPC provides similar delivery of information between applications. While Geneva Message Queuing is based around a Microsoft standard, Geneva XIPC is for use with Linux and other brands of UNIX operating systems. Geneva AppBuilder is a set of application engineering tools that assists customers in developing, adapting and managing enterprise-wide computer applications for the Internet/intranets and client/server networks.

      On October 1, 2001, the Company completed the sale of its Geneva AppBuilder product. Under the terms of the agreement, the Company sold the rights, title and interest in the Geneva AppBuilder product along with all receivables, unbilled and deferred revenues as well as all maintenance contracts. The Geneva AppBuilder product accounted for approximately 85% of total revenue within the Messaging and Application Engineering segment and approximately 99% of total revenue for all segments. As more fully described in
Note 2 to the Consolidated Financial Statements, the Company received approximately $19 million in cash plus a note receivable for $1 million due February 2002. The Company subsequently liquidated $22 million of its short-term debt using the proceeds received and cash on hand. As part of the sale transaction, approximately 100 employees were transferred over to the acquiring company who also assumed certain facility and operating leases and entered into a sublease arrangement at the Cary, North Carolina facility. While future revenues have been negatively impacted by the sale of Geneva AppBuilder, the associated costs of doing business have been positively impacted by the overall reduction in operating costs.

      During the quarter ended September 30, 2001, the Company sold two of its messaging products - Geneva Message Queuing and Geneva XIPC to Envoy Technologies, Inc. for $50 in cash and a note receivable for $400. Under the terms of the agreement, Envoy acquired all rights, title and interest to the products along with all customer and maintenance contracts.

RESULTS OF OPERATIONS

      The following table sets forth, for the years indicated, the Company's results of continuing operations expressed as a percentage of revenue.

                                                                                      SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                    JUNE 30,
                                               -----------------------                    --------
                                            2003          2002          2001         2004           2003
                                          -------       -------       -------       -------       -------
Revenue:
    Software ........................        19.3%         48.1%          9.6%         32.4%         24.7%
    Maintenance .....................        59.6%         18.4%         53.3%         43.9%         52.2%
    Services ........................        21.1%         33.5%         37.1%         23.7%         23.1%
                                          -------       -------       -------       -------       -------
            Total ...................       100.0%        100.0%        100.0%        100.0%        100.0%

Cost of revenue:
    Software ........................       783.4%        238.5%         85.3%      1,323.7%        525.6%
    Maintenance .....................        70.4%          5.8%         18.7%         59.5%         61.0%
    Services ........................       171.3%         29.0%         31.6%        170.0%        140.0%
                                          -------       -------       -------       -------       -------
            Total ...................     1,025.1%        273.3%        135.6%      1,553.2%        726.6%

Gross margin (loss) .................      (925.1)%      (173.3)%       (35.6)%     (1,453.2)%     (626.6)%

Operating expenses:
    Sales and marketing .............       317.0%         90.6%         63.6%        204.8%        330.9%
    Research and product development        191.9%         61.3%         30.9%        179.9%        158.8%
    General and administrative ......       482.6%        126.9%         55.5%        275.0%        410.0%
    Amortization of intangible assets         0.0%          0.0%         36.1%          0.0%          0.0%
    Impairment of intangible assets .         0.0%          0.0%         45.7%        176.3%          0.0%
    (Gain)/loss on disposal of assets        78.3%         14.9%        (36.6)%         0.0%         (4.1)%
    Restructuring, net ..............      (157.4)%        41.9%         49.8%          0.0%          0.0%
                                          -------       -------       -------       -------       -------
            Total ...................       912.4%        335.6%        245.0%        836.0%        895.6%

    Loss from operations ............     (1,837.5)%     (508.9)%      (280.6)%     (2,289.2)%   (1,522.2)%
    Other income (expense), net .....       (25.5)%        80.1%        (51.0)%        62.8%         (8.7)%
                                          -------       -------       -------       -------       -------
    Loss before taxes ...............     (1,863.0)%     (428.8)%      (331.6)%     (2,226.4)%   (1,530.9)%
    Income tax provision (benefit) ..         0.0%         (5.0)%         2.9%          0.0%          0.0%
                                          -------       -------       -------       -------       -------

Loss from continuing operations .....     (1,863.0)%     (423.8)%      (334.5)%     (2,226.4)%   (1,530.9)%
Loss from discontinued operations ...       (24.9)%      (162.5)%      (271.2)%        (4.8)%       (20.6)%
                                          -------       -------       -------       -------       -------
    Net loss ........................     (1,887.9)%     (586.3)%      (605.7)%     (2,231.2)%   (1,551.5)%
                                          =======       =======       =======       =======       =======

The following table sets forth data for total revenue for continuing operations by geographic origin as a percentage of total revenue for the periods indicated:

                                  YEAR ENDED DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                                  -----------------------    -------------------------
                                2003       2002       2001       2004       2003
                                ----       ----       ----       ----       ----
United States ...........        90%        96%        36%        98%        87%
Europe ..................         9%         4%        55%         2%        12%
Asia Pacific ............        --         --          3%        --         --
Middle East .............        --         --          4%        --         --
Other ...................         1%        --          2%        --          1%
                                           ---        ---        ---        ---
                                           ---        ---        ---        ---
    Total ...............       100%       100%       100%       100%       100%
                                           ===        ===        ===        ===

The table below presents information about reported segments for the twelve months ended December 31, 2003, 2002 and 2001:


                                                         MESSAGING/
                                            DESKTOP     APPLICATION
                                         INTEGRATION    ENGINEERING     TOTAL
                                         -----------     -----------     -----
2003:
Total revenue .....................      $    466       $     64       $    530
Total cost of revenue .............         5,371             62          5,433
Gross margin (loss) ...............        (4,905)             2         (4,903)
Total operating expenses ..........         4,999            256          5,255
Segment profitability (loss) ......      $ (9,904)      $   (254)      $(10,158)

2002:
Total revenue .....................      $  2,148       $    953       $  3,101
Total cost of revenue .............         6,527          1,950          8,477
Gross margin (loss) ...............        (4,379)          (997)        (5,376)
Total operating expenses ..........         8,211            434          8,645
Segment profitability (loss) ......      $(12,590)      $ (1,431)      $(14,021)

2001:
Total revenue .....................      $    134       $ 17,223       $ 17,357
Total cost of revenue .............         9,427         14,109         23,536
Gross margin (loss) ...............        (9,293)         3,114         (6,179)
Total operating expenses ..........        18,858          7,179         26,037
Segment profitability (loss) ......      $(28,151)      $ (4,065)      $(32,216)


The table below presents information about reported segments for the six months ended June 30, 2004 and 2003:


                                                        MESSAGING AND
                                         DESKTOP         APPLICATION
                                        INTEGRATION      ENGINEERING      TOTAL
                                        -----------      -----------      -----

2004:
Total revenue .....................       $   305        $    28        $   333
Total cost of revenue .............           214          5,172          4,958
Gross margin (loss) ...............        (4,653)          (186)        (4,839)
Total operating expenses ..........         1,959            238          2,197
Segment profitability (loss) ......       $(6,612)       $  (424)       $(7,036)

2003:
Total revenue .....................       $   275        $    45        $   320
Total cost of revenue .............         2,252             73          2,325
Gross margin (loss) ...............        (1,977)           (28)        (2,005)
Total operating expenses ..........         2,736            143          2,879
Segment profitability (loss) ......       $(4,713)       $  (171)       $(4,884)

      A reconciliation of segment operating expenses to total operating expense follows:

                                          YEAR ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                                          -----------------------             -------------------------
                                        2003          2002         2001          2004         2003
                                      --------      --------     --------      --------     --------
                                                                                    (unaudited)
Segment operating expenses ......     $  5,255      $  8,645     $ 26,037      $  2,197     $  2,879
Amortization of intangible assets           --            --        6,259            --           --
Write-off of intangible assets ..           --            --        7,929           587           --
(Gain)/loss on disposal of assets          415           461       (6,345)           --          (13)
Restructuring, net ..............         (834)        1,300        8,650            --           --
                                      --------      --------     --------      --------     --------
Total operating expenses ........     $  4,836      $ 10,406     $ 42,530      $  2,784  $     2,866
                                      ========      ========     ========      ========     ========

      A reconciliation of total segment profitability to net loss as follows:

                                                    YEAR ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                                                    -----------------------             -------------------------
                                                 2003          2002          2001          2004          2003
                                               --------      --------      --------      --------      --------
                                                                                              (unaudited)
Total segment profitability (loss) .......     $(10,158)     $(14,021)     $(32,216)     $ (7,036)     $ (4,884)
Amortization of intangible assets ........           --            --        (6,259)           --            --
Impairment of intangible assets ..........           --            --        (7,929)         (587)           --
Gain/(loss) on disposal of assets ........         (415)         (461)        6,345            --           486
Restructuring ............................          834        (1,300)       (8,650)           --            --
Interest and other income/(expense), net .         (135)        2,485        (8,850)          209           (28)
                                               --------      --------      --------      --------      --------
Net loss before provision for income taxes     $ (9,874)     $(13,297)     $(57,559)     $ (7,414)     $ (5,398)
                                               ========      ========      ========      ========      ========


      COMPARISON OF SIX MONTHS ENDED JUNE 30, 2004 TO JUNE 30, 2003

      REVENUE AND GROSS MARGIN. We have three categories of revenue: software products, maintenance, and services. Software products revenue is comprised primarily of fees from licensing our proprietary software products. Maintenance revenue is comprised of fees for maintaining, supporting, and providing periodic upgrades to our software products. Services revenue is comprised of fees for consulting and training services related to our software products.

      Our revenues vary from quarter to quarter, due to market conditions, the budgeting and purchasing cycles of customers and the effectiveness of our sales force. We do not typically have any material backlog of unfilled software orders and product revenue in any quarter is substantially dependent upon orders received in that quarter. Because our operating expenses are based on anticipated revenue levels and are relatively fixed over the short term, variations in the timing of the recognition of revenue can cause significant variations in operating results from quarter to quarter. Fluctuations in operating results may result in volatility of the price of our common stock.

      Total revenues increased 4%, or $13, for the six months ended June 30, 2004 from the same period in 2003. The increase in revenues, although insignificant in terms of overall dollars, was primarily the result of two new installations of pilot programs. We believe that these programs will lead to future deployment of our Cicero software. Despite these two engagements, we continue to struggle for market acceptance. We believe that there is a number of factors that contribute to this development, including, but not limited to, the relatively new category for the product, the environment for IT spending, and the fragility of our financial condition. While we are actively pursuing strategic partners to resell the product and we have made significant progress on displaying the products capabilities to targeted customers, there is no assurance that we will be successful in this endeavor. Gross margin/(losses) were (1,453)% for the six months ended June 30, 2004 and (626)% for the six months ended June 30, 2003.

      SOFTWARE PRODUCTS. Software product revenue increased approximately 37%, or $29, for the six months ended June 2004 from those results achieved in 2003 and is primarily attributable to two active projects.

      The gross margin (loss) on software products was (3,981)% for the six months ended June 30, 2004 and reflects the amortization and impairment of acquired software not offset by revenues. In the similar period in 2003, gross margin (loss) on software products was (2,029)%. Cost of software is composed primarily of amortization of software product technology, amortization of capitalized software costs for internally developed software and royalties to third parties, and to a lesser extent, production and distribution costs. The increase in cost of software was primarily due to the impairment to the Cicero technology of approximately $2,844.

      We expect to see significant increases in software sales related to the Desktop Integration segment coupled with improving margins on software products as Cicero gains acceptance in the marketplace. Our expectations are based on a review of the sales cycle that has developed around the Cicero product since its release, a review of the pipeline of prospective customers and their anticipated capital expenditure commitments and budgeting cycles, as well as the status of in-process proof of concepts or beta sites with select corporations. The Messaging and Application Engineering segment revenue is expected to increase marginally with on-line sales of its products.

      MAINTENANCE. Maintenance revenue for the six months ended June 30, 2004 decreased by approximately 13%, or $21, as compared to the similar period for 2003. The decline in overall maintenance revenues is primarily due to the termination of one maintenance contract for the Geneva Integration Broker product within the Messaging and Application Engineering segment.

      The Desktop Integration segment accounted for approximately 95% of total maintenance revenue for the six months ended June 30, 2004. The Messaging and Application Engineering segment accounted for approximately 5% of total maintenance revenues. By comparison, the Desktop Integration segment accounted for 74% of total maintenance revenue for the six months ended June 30, 2003. The increase in the Desktop Integration maintenance as a percentage of the total is primarily due to amortization of deferred maintenance revenues that resulted from 2003 maintenance contracts.

      Cost of maintenance is comprised of personnel costs and related overhead and the cost of third-party contracts for the maintenance and support of our software products. Gross margin (loss) on maintenance products for the six months ended June 30, 2004 and June 30, 2003 was (36)%, and (17)%, respectively.

      The Desktop Integration segment had a negative gross margin on maintenance revenues of 43% for the six months ended June 30, 2004. The Messaging and Application Engineering segment incurred no cost of maintenance resulting in a gross margin of approximately 100% for the quarter.

      Maintenance revenues are expected to increase in the Desktop Integration segment and increase slightly in the Messaging and Application Engineering segment. The cost of maintenance should remain constant for the Desktop Integration segment and the Messaging and Application Engineering segment.

      SERVICES. We recognized $79 services revenue for the six months ended June 30, 2004. Services revenues are expected to increase for the Desktop Integration segment as the Cicero product gains acceptance. The Messaging and Application Engineering segment service revenues should be insignificant as the majority of the relevant products are commercial off-the-shelf applications.

      Cost of services primarily includes personnel and travel costs related to the delivery of services. Services gross margins (losses) were (616)% for the six months ended June 30, 2004 and (505)% for the six months ended June 30, 2003.

      SALES AND MARKETING. Sales and marketing expenses primarily include personnel costs for salespeople, marketing personnel, travel and related overhead, as well as trade show participation and promotional expenses. Sales and marketing expenses decreased by 36%, or approximately $377, for the six months ended June 30, 2004 due to a reduction in our sales and marketing workforce and sales compensation structure. Specifically, we reduced our headcount within sales and marketing by two employees and changed the compensation structure to lower fixed costs and increase variable success-based costs.

      Our emphasis for the sales and marketing groups will be the Desktop Integration segment.

      RESEARCH AND DEVELOPMENT. Research and development expenses primarily include personnel costs for product authors, product developers and product documentation and related overhead. Research and development expense increased by 18%, or approximately $91, in the six months ended June 30, 2004 as compared to the same period in 2003. The increase in costs in 2004 reflects the additional costs of encryption technology development personnel as well as certain other costs being reclassified for overhead purposes.

      We intend to continue to make a significant investment in research and development of our Cicero product while enhancing efficiencies in this area.

      GENERAL AND ADMINISTRATIVE. General and administrative expenses consist of personnel costs for the legal, financial, human resources and administrative staff, related overhead, and all non-allocable corporate costs of operating our company. General and administrative expenses for the six months ended June 30, 2004 decreased by 30%, or $396, over the same period in the prior year. The reason for the decrease in costs is the reduction of IT service staff who have been moved to add resources for customer maintenance support and an overall reduction in the costs of business fees.

      General and administrative expenses are expected to decrease slightly going forward as we continue to create certain efficiencies and consolidations.

      RESTRUCTURING. At June 30, 2003, our accrual for restructuring was $515, which was primarily comprised of excess facility costs and which we believed represented our remaining cash obligations for the restructuring changes. In August 2003, we settled litigation relating to these excess facilities. Accordingly, we reversed the restructuring balance during the fourth quarter of 2003. Under the terms of the settlement agreement, we agreed to assign the note receivable from the sale of Geneva to EM Software Solutions, Inc., with recourse equal to the unpaid portion of the note receivable should the note obligor, EM Software Solutions, Inc., default on future payments. The current unpaid principal portion of the note receivable assigned is approximately $432 and matures in December 2007. We assessed the probability of liability under the recourse provisions using a probability weighted cash flow analysis and we have recognized a long-term liability in the amount of $131.

      CHANGE IN FAIR VALUE OF WARRANT LIABILITY. We have recorded a warrant liability for derivatives in accordance with EITF 00-19 for warrants exercisable into shares of our common stock with redemption features outside of our control. The fair value of the warrants as of June 30, 2004 has been determined using valuation techniques consistent with the valuation performed as of December 31, 2003 and recorded as a warrant liability. As a result of the valuation, we have recorded a reduction in the fair value of the warrant liability of $198.

      PROVISION FOR TAXES. Our effective income tax rate for continuing operations differs from the statutory rate primarily because an income tax benefit was not recorded for the net loss incurred in the first and second quarters of 2004 or 2003. Because of our recurring losses, the deferred tax assets have been fully offset by a valuation allowance.

      SEGMENT PROFITABILITY. Segment profitability represents loss before income taxes, interest and other income (expense), amortization of goodwill, restructuring charges, gain (loss) on sale of assets, and impairment charges. Segment profitability (loss) for the six months ended June 30, 2004 was approximately ($7,036), as compared to ($4,884) for the six months ended June 30, 2003. The increase in the loss before income taxes, interest and other income and expense, restructuring charges, and gain or loss on sale of assets is primarily attributable to the impairment charges to the software technology taken in 2004.

      Segment profitability is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States of America, or as a measure of profitability or liquidity. We have included information concerning segment profitability as one measure of our cash flow and historical ability to service debt and because we believe investors find this information useful. Segment profitability as defined herein may not be comparable to similarly titled measures reported by other companies.

      IMPACT OF INFLATION. Inflation has not had a significant effect on our operating results during the periods presented.

      COMPARISON OF QUARTER ENDED JUNE 30, 2004 TO JUNE 30, 2003

      REVENUE AND GROSS MARGIN. We have three categories of revenue: software products, maintenance, and services. Software products revenue is comprised primarily of fees from licensing our proprietary software products. Maintenance revenue is comprised of fees for maintaining, supporting, and providing periodic upgrades to our software products. Services revenue is comprised of fees for consulting and training services related to our software products.

      Our revenues vary from quarter to quarter, due to market conditions, the budgeting and purchasing cycles of customers and the effectiveness of our sales force. We do not typically have any material backlog of unfilled software orders and product revenue in any quarter is substantially dependent upon orders received in that quarter. Because our operating expenses are based on anticipated revenue levels and are relatively fixed over the short term, variations in the timing of the recognition of revenue can cause significant variations in operating results from quarter to quarter. Fluctuations in operating results may result in volatility of the price of our common stock.

      Total revenues increased 41% for the quarter ended June 30, 2004 from the same period in 2003. The increase in revenues, was primarily the result of a pilot program that we are currently undergoing with one major company and an initial installation with another major company. We believe that these programs will lead to future deployment of our Cicero software. Despite these two engagements, we continue to struggle for market acceptance. We believe that there is a number of factors that contribute to this development, including, but not limited to, the relatively new category for the product, the environment for IT spending, and the fragility of our financial condition. While we are actively pursuing strategic partners to resell the product and we have made significant progress on displaying the products capabilities to targeted customers, there is no assurance that we will be successful in this endeavor. Gross margin/(losses) were (1,528)% for the quarter ended June 30, 2004 and (547)% for the quarter ended June 30, 2003.

      SOFTWARE PRODUCTS. Software product revenue increased approximately 128%, or $55, in 2004 from those results achieved in 2003 and is primarily attributable to two active projects.

      The gross margin (loss) on software products was (3,664)% for the quarter ended June 30, 2004 and reflects the amortization and impairment of acquired software not offset by revenues. In the similar quarter in 2003, gross margin
(loss) on software products was (1,865)%. Cost of software is composed primarily of amortization of software product technology, amortization of capitalized software costs for internally developed software and royalties to third parties, and to a lesser extent, production and distribution costs. The increase in cost of software was primarily due to the impairment to the Cicero technology of approximately $2,844.

      We expect to see significant increases in software sales related to the Desktop Integration segment coupled with improving margins on software products as Cicero gains acceptance in the marketplace. Our expectations are based on a review of the sales cycle that has developed around the Cicero product since its release, a review of the pipeline of prospective customers and their anticipated capital expenditure commitments and budgeting cycles, as well as the status of in-process proof of concepts or beta sites with select corporations. The Messaging and Application Engineering segment revenue is expected to increase marginally with on-line sales of its products.

      MAINTENANCE. Maintenance revenue for the quarter ended June 30, 2004 decreased by approximately 13%, or $11, as compared to the similar quarter for 2003. The decline in overall maintenance revenues is primarily due to the termination of one maintenance contract for the Geneva Integration Broker product within the Messaging and Application Engineering segment.

      The Desktop Integration segment accounted for approximately 96% of total maintenance revenue for the quarter. The Messaging and Application Engineering segment accounted for approximately 4% of total maintenance revenues. The increase in the Desktop Integration maintenance as a percentage of the total is primarily due to amortization of deferred maintenance revenues that resulted from 2003 maintenance contracts.

      Cost of maintenance is comprised of personnel costs and related overhead and the cost of third-party contracts for the maintenance and support of our software products. Gross margin (loss) on maintenance products for the quarters ended June 30, 2004 and June 30, 2003 was (29)%, and (23)%, respectively.

      The Desktop Integration segment had a negative gross margin on maintenance revenues of 34% for the quarter ended June 30, 2004. The Messaging and Application Engineering segment incurred no cost of maintenance resulting in a gross margin of approximately 100% for the quarter.

      Maintenance revenues are expected to increase in the Desktop Integration segment and increase slightly in the Messaging and Application Engineering segment. The cost of maintenance should remain constant for the Desktop Integration segment and the Messaging and Application Engineering segment.

      SERVICES. We recognized services revenue of $79 for the quarter ended June 30, 2004. Services revenues are expected to increase for the Desktop Integration segment as the Cicero product gains acceptance. The Messaging and Application Engineering segment service revenues should be insignificant as the majority of the relevant products are commercial off-the-shelf applications.

      Cost of services primarily includes personnel and travel costs related to the delivery of services. Services gross margins (losses) were (262)% for the quarter ended June 30, 2004 and (294)% June 30, 2003.

      SALES AND MARKETING. Sales and marketing expenses primarily include personnel costs for salespeople, marketing personnel, travel and related overhead, as well as trade show participation and promotional expenses. Sales and marketing expenses decreased by 32%, or approximately $161, due to a reduction in our sales and marketing workforce and sales compensation structure. Specifically, we reduced our headcount within sales and marketing by two employees and changed the compensation structure to lower fixed costs and increase variable success-based costs.

      Our emphasis for the sales and marketing groups will be the Desktop Integration segment.

      RESEARCH AND DEVELOPMENT. Research and development expenses primarily include personnel costs for product authors, product developers and product documentation and related overhead. Research and development expense increased by 13%, or approximately $32, in the period ended June 30, 2004 as compared to the same period in 2003. The increase in costs in 2004 reflects the additional costs of encryption technology development personnel as well as certain other costs being reclassified for overhead purposes.

      We intend to continue to make a significant investment in research and development of our Cicero product while enhancing efficiencies in this area.

      GENERAL AND ADMINISTRATIVE. General and administrative expenses consist of personnel costs for the legal, financial, human resources and administrative staff, related overhead, and all non-allocable corporate costs of operating our company. General and administrative expenses for the quarter ended June 30, 2004 decreased by 16%, or $83, over the same period in the prior year. The reason for the decrease in costs is the reduction of IT service staff which has been moved to add resources for customer maintenance support and an overall reduction in the costs of business fees.

      General and administrative expenses are expected to decrease slightly going forward as we continue to create certain efficiencies and consolidations.

      RESTRUCTURING. At June 30, 2003, our accrual for restructuring was $515, which was primarily comprised of excess facility costs and which we believed represented our remaining cash obligations for the restructuring changes. In August 2003, we settled litigation relating to these excess facilities. Accordingly, we reversed the restructuring balance during the fourth quarter of 2003. Under the terms of the settlement agreement, we agreed to assign the note receivable from the sale of Geneva to EM Software Solutions, Inc., with recourse equal to the unpaid portion of the note receivable should the note obligor, EM Software Solutions, Inc., default on future payments. The current unpaid principal portion of the note receivable assigned is approximately $432 and matures in December 2007. We assessed the probability of liability under the recourse provisions using a probability weighted cash flow analysis and we have recognized a long-term liability in the amount of $131.

      CHANGE IN FAIR VALUE OF WARRANT LIABILITY. We have recorded a warrant liability for derivatives in accordance with EITF 00-19 for warrants exercisable into shares of our common stock with redemption features outside of our control. The fair value of the warrants as of June 30, 2004 has been determined using valuation techniques consistent with the valuation performed as of December 31, 2003 and recorded as a warrant liability. As a result of the valuation, we have recorded a reduction in the fair value of the warrant liability of $198.

      PROVISION FOR TAXES. The Company's effective income tax rate for continuing operations differs from the statutory rate primarily because an income tax benefit was not recorded for the net loss incurred in the first and second quarters of 2004 or 2003. Because of the Company's recurring losses, the deferred tax assets have been fully offset by a valuation allowance.

      SEGMENT PROFITABILITY. Segment profitability represents loss before income taxes, interest and other income (expense), amortization of goodwill, restructuring charges, gain (loss) on sale of assets, and impairment charges. Segment profitability (loss) for the three and six months ended June 30, 2004 was approximately ($4,898) and ($7,036) respectively, as compared to ($2,259) and ($4,884) respectively for the three and six months ended June 30, 2003. The increase in the loss before income taxes, interest and other income and expense, restructuring charges, and gain or loss on sale of assets is primarily attributable to the impairment charges to the software technology taken in 2004.

      Segment profitability is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States of America, or as a measure of profitability or liquidity. We have included information concerning segment profitability as one measure of our cash flow and historical ability to service debt and because we believe investors find this information useful. Segment profitability as defined herein may not be comparable to similarly titled measures reported by other companies.

      IMPACT OF INFLATION. Inflation has not had a significant effect on the Company's operating results during the periods presented.


           COMPARISON OF YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

      REVENUE AND GROSS MARGIN. The Company has three categories of revenue: software products, maintenance, and services. Software products revenue is comprised primarily of fees from licensing the Company's proprietary software products. Maintenance revenue is comprised of fees for maintaining, supporting, and providing periodic upgrades to the Company's software products. Services revenue is comprised of fees for consulting and training services related to the Company's software products.

      The Company's revenues vary from quarter to quarter, due to market conditions, the budgeting and purchasing cycles of customers and the effectiveness of the Company's sales force. The Company typically does not have any material backlog of unfilled software orders and product revenue in any period is substantially dependent upon orders received in that quarter. Because the Company's operating expenses are based on anticipated revenue levels and are relatively fixed over the short term, variations in the timing of the recognition of revenue can cause significant variations in operating results from period to period. Fluctuations in operating results may result in volatility of the price of the Company's common stock.

      Total revenues decreased 83% from $3,101 in 2002 to $530 in 2003 and decreased 82% from $17,357 in 2001 to $3,101 in 2002. During 2002, the Company executed software contracts with two major companies that totaled more than $1,200 in license revenues as well as significant integration services revenues. During 2003, no such contracts were executed. The decline in revenues may also be affected by the Company's financial condition as well as the overall economy as certain prospective customers have deferred purchasing activity. The significant decrease in revenues from 2001 to 2002 is primarily the result of the sale of substantially all of the Messaging and Application Engineering segment products (approximately $17,200 of total revenues) at the start of the fourth quarter of 2001. Gross profit margin (loss) was (925)%, (173)%, and (36)% for 2003, 2002 and 2001, respectively.

      The Desktop Integration segment had a gross margin (loss) of (1,053)% for the year ended December 31, 2003 and a gross margin (loss) of (204)% for the year ended December 31, 2002. Cicero is still a relatively new product and the software amortization expense was being recognized over a three-year period. In July 2002, the Company reassessed the life of the Cicero technology in light of the extension of the license and exclusivity provisions in perpetuity. As a result, the Company changed the estimated useful life to be 5 years, which resulted in a reduction in 2002 amortization expense by $2,407. At each balance sheet date, the Company reassesses the recoverability of the Cicero technology in accordance with FASB 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed". This assessment was completed due to the Company's continued operating losses and the limited software revenue generated by the Cicero technology over the past twelve to eighteen months. Currently, the Company is in negotiations with numerous customers to purchase licenses, which would have a significant impact on the cash flows from the Cicero technology and the Company. Since the negotiations have been in process for several months and expected completion of the transactions has been delayed, the Company has reduced its cash flow projections. Historical cash flows generated by the Cicero technology do not support the long-lived asset and accordingly the Company has impaired the excess of the unamortized book value of the technology in excess of the expected net realizable value as of September 30, 2003 and at December 31, 2003. These charges, in the amount of $745 and $248 respectively, have been recorded as cost of software revenue.

      The Messaging and Application Engineering segment gross margin for the year ended December 31, 2003 was insignificant. No future revenues are anticipated in that segment as all the products have been either sold or discontinued. For the year ended December 31, 2002, the Messaging and Application Engineering segment had a gross margin (loss) of (105%).

      SOFTWARE PRODUCTS. Software product revenue decreased approximately 93% in 2003 from those results achieved in 2002 and decreased 10% in 2002 as compared to 2001. Software revenues in 2003 and 2002 are from the new Cicero product as the Company changed its strategic focus to the Desktop Integration segment. In 2001, software revenues primarily resulted from the Messaging and Application Engineering products, which were sold in the beginning of the fourth quarter of that year.

      The gross margin on software products was (3,971)%, (396)% and (793)% for the 2003, 2002 and 2001 years ended, respectively. Cost of software is composed primarily of amortization of software product technology, amortization of capitalized software costs for internally developed software, impairment of software product technology, and royalties to third parties, and to a lesser extent, production and distribution costs. The decrease in cost of software for 2003 as compared with 2002 is due to the change in the amortization period from three years to five years, offset by impairment charges totaling $993. The decrease in cost of software from 2001 to 2002 reflects the impact of the sale of the AppBuilder product in the fourth quarter of 2001 of approximately $1,760, an impairment of $3,070 in the net realizable value of the CTRC technology in third quarter of 2001 and the impact of the change in the amortization period for the Cicero technology in July 2002 of $2,407.

      The software product gross margin (loss) for the Desktop Integration segment was (3,971)% in 2003 and (309)% in 2002. The software product gross margin (loss) on the Messaging and Application Engineering segment was zero for 2003 and (1,162)% in 2002.

      The Company expects to see significant increases in software sales related to the Desktop Integration segment coupled with improving margins on software products as Cicero gains acceptance in the marketplace. The Company's expectations are based on its review of the sales cycle that has developed around the Cicero product since being released by the Company, its review of the pipeline of prospective customers and their anticipated capital expenditure commitments and budgeting cycles, as well as the establishment of viable reference points in terms of an installed customer base with Fortune 500 Companies. The Messaging and Application Engineering segment revenue is expected to be de minimis as the majority of the products comprising this segment have been sold.

      MAINTENANCE. Maintenance revenues for the year ended December 31, 2003 decreased by approximately 45% or $255 from 2002. The decline in maintenance revenues in 2003 as compared to 2002 is the result of the sale of the CTRC and Star SQL products in June 2002. Maintenance revenues declined by approximately $8,691 or 94% in 2002 as compared to 2001. The decline in maintenance revenue is directly related to the sale of the Messaging and Application Engineering segment products in the fourth quarter of 2001.

      The Desktop Integration segment accounted for approximately 80% of total maintenance revenue and the Messaging and Application Engineering segment accounted for approximately 20% of total maintenance revenues in 2003.

      Cost of maintenance is comprised of personnel costs and related overhead and the cost of third-party contracts for the maintenance and support of the Company's software products. The Company experienced a gross margin (loss) on maintenance products of (18)% for 2003. Gross margins on maintenance products for 2002 and 2001 were 68% and 65% respectively.

      Maintenance revenues are expected to increase, primarily in the Desktop Integration segment. The majority of the products comprising the Messaging and Application Engineering segment have been sold and thus future revenues will be significantly lower as will the cost of maintenance associated with this segment. The cost of maintenance should increase slightly for the Desktop Integration segment.

      SERVICES. Services revenue for the year ended December 31, 2003 decreased by approximately 89% or $927 from 2002. The decline in service revenues is directly attributed to the lack of software license revenues in 2003. Service revenues for 2002 as compared to 2001 declined by 84% or $5,398. This decline is attributed to the sale of the Messaging and Application Engineering segment products in 2001. The principal product within the Messaging and Application Engineering segment products was AppBuilder. This product enabled companies to build new applications and typically, those customers utilized the Company's consultants to assist in the application development.

      Cost of services primarily includes personnel and travel costs related to the delivery of services. Services gross margin (loss) was (711)%, 13% and 15% for the years ended 2003, 2002 and 2001 respectively.

      Services revenues are expected to increase for the Desktop Integration segment as the Cicero product gains acceptance. The Messaging and Application Engineering segment service revenues will continue to be deminimis as the majority of the relevant products have been sold.

      SALES AND MARKETING. Sales and marketing expenses primarily include personnel costs for salespeople, marketing personnel, travel and related overhead, as well as trade show participation and promotional expenses. Sales and marketing expenses decreased by 40% or approximately $1,128 in 2003 due to a reduction in the Company's sales and marketing workforce, decreased promotional activities and a reduction in the sales compensation structure. Sales and marketing expenses decreased by 75% or approximately $8,234 in 2002 as a result of the Company's restructuring activities and the sale of most of the Messaging and Application Engineering segment products in the fourth quarter of 2001.

      Sales and marketing expenses are expected to increase slightly as the Company adds additional direct sales personnel and supports the sales function with collateral marketing materials. The Company's emphasis for the sales and marketing groups will be the Desktop Integration segment.

      RESEARCH AND DEVELOPMENT. Research and development expenses primarily include personnel costs for product authors, product developers and product documentation and related overhead. Research and development expense decreased by 47% or $885 in 2003 over the same period in 2002 and decreased by 65% or $3,463 in 2002 as compared to the same period in 2001. The decline in both periods is attributed to operational restructurings and reduction in workforce.

      The Company intends to continue to make a significant investment in research and development on its Cicero product while enhancing efficiencies in this area.

      GENERAL AND ADMINISTRATIVE. General and administrative expenses consist of personnel costs for the executive, legal, financial, human resources, IT and administrative staff, related overhead, and all non-allocable corporate costs of operating the Company. General and administrative expenses for the year ended December 31, 2003 decreased by 35% or $1,377 over the prior year. In fiscal 2002, general and administrative expenses decreased by 59% or $5,695. The sharp decline in general and administrative costs in 2003 and 2002 reflect the restructuring program conducted by the Company during 2001 and 2002. In addition, during 2001, the Company recognized a charge of approximately $3,800 from a significant customer who filed for Chapter 11 Bankruptcy.

      General and administrative expenses are expected to decrease going forward as the Company experiences the synergies of its smaller size and the cost reductions associated with previous office closings.

      AMORTIZATION OF GOODWILL AND OTHER INTANGIBLE ASSETS. Amortization of goodwill was $0 for 2003 and 2002. Amortization of goodwill and other intangible assets during 2001 amounted to $6,259. The reduction in amortization expense in 2002 is primarily attributable to the sale of Geneva AppBuilder products in October 2001 as well as the effect of impairment on the intangible assets acquired from StarQuest. At December 31, 2003, 2002 and 2001, there was no remaining goodwill on the Company's balance sheet.

      RESTRUCTURING. As part of the Company's plan to focus on the emerging desktop integration marketplace with its new Cicero product, the Company has completed substantial restructurings in 2002 and 2001. As of December 31, 2002, the Company's accrual for restructuring was $772, which was primarily comprised of excess facility costs. As more fully discussed in Note 20 Contingencies, in 2003 the Company settled litigation relating to these excess facilities. Accordingly, the Company has reversed the restructuring balance. Under the terms of the settlement agreement, the Company agreed to assign the note receivable from the sale of Geneva to EM Software Solutions, Inc., (see Note 2 Dispositions), with recourse equal to the unpaid portion of the note receivable should the note obligor, EM Software Solutions, Inc., default on future payments. The current unpaid principal portion of the note receivable assigned is approximately $545 and matures December 2007. The Company assessed the probability of liability under the recourse provisions using a probability weighted cash flow analysis and has recognized a long-term liability in the amount of $131.

      During the second quarter of 2002, the Company announced an additional round of restructurings to further reduce its operating costs and streamline its operations. The Company recorded a restructuring charge in the amount of $1,300, which encompassed the cost associated with the closure of the Company's Berkeley, California facility as well as a significant reduction in the Company's European personnel.

      During the first quarter of 2001, the Company announced and began implementation of an initial operational restructuring. The Company recorded restructuring charges of $6,650 during the quarter ended March 31, 2001 and an additional charge of $2,000 for the quarter ended June 30, 2001. Restructuring charges have been classified in "Restructuring" on the consolidated statements of operations. These operational restructurings involved the reduction of employee staff throughout the Company in all geographical regions in sales, marketing, services, development and all administrative functions.

      The overall restructuring plan included the termination of 236 employees. The plan included a reduction of 107 personnel in the European operations and 129 personnel in the US operations. Employee termination costs comprised severance-related payments for all employees terminated in connection with the operational restructuring. Termination benefits did not include any amounts for employment-related services prior to termination.

      IMPAIRMENT OF INTANGIBLE ASSETS. In May 2001, management reevaluated and modified its approach to managing the business and opted to conduct business and assess the efficiency of operations under a line-of-business approach. As such, the Company performed an assessment of the recoverability of its long-lived assets under a line-of-business approach, representing a change in accounting principle inseparate from the effect of the change in accounting estimates. This represents an accounting change from the Company's previous policy of assessing impairment of intangible assets at the enterprise level, which is accounted for as a change in estimate. The change reflects management's changed approach to managing the business.

      During the third quarter of 2001, the Company was notified by one of its resellers that they would no longer engage in re-sales of the Company's CTRC product, a component of the Messaging and Application Engineering segment. This reseller accounted for substantially all of the CTRC product sales. As a result, the Company performed an assessment of the recoverability of the Messaging and Application Engineering segment. The results of the Company's analysis of undiscounted cash flows indicated that an impairment charge would be appropriate. The Company estimated the fair market value of the related assets through a discounted future cash flow valuation technique. The results of this analysis indicated the carrying value of these intangible assets exceeded their fair market values. The Company reduced the carrying value of the intangible assets and software product technology by approximately $7,929 and $3,070, respectively, as of September 30, 2001.

      CHANGE IN FAIR VALUE OF WARRANT LIABILITY. The Company has issued warrants to Series A3 and Series B3 preferred stockholders which contain provisions that allow the warrant holders to force a cash redemption for events outside the control of the Company. The fair value of the warrants is accounted for as a liability and is re-measured at each balance sheet date. As of December 31, 2003, the warrant liability had a fair value of $198 and the Company had recorded the change in the fair value of the warrant liability of $133 for the year ended December 31, 2003 in the consolidated statements of operations.

      PROVISION FOR TAXES. The Company's effective income tax rate for continuing operations differs from the statutory rate primarily because an income tax benefit was not recorded for the net loss incurred in 2003, 2002 or 2001. Because of the Company's inconsistent earnings history, the deferred tax assets have been fully offset by a valuation allowance. The income tax provision (credit) for the years ended December 31, 2002 and 2001 is primarily related to income taxes associated with foreign operations and foreign withholding taxes.

      IMPACT OF INFLATION. Inflation has not had a significant effect on the Company's operating results during the periods presented.

LIQUIDITY AND CAPITAL RESOURCES

OPERATING AND INVESTING ACTIVITIES

      We generated $10 of cash for the six months ended June 30, 2004.

      Operating activities utilized approximately $1,700 of cash, which was primarily comprised of the loss from operations of approximately $7,400, offset by non-cash charges for depreciation and amortization of approximately $4,300, an impairment of goodwill from the acquisition of the Ensuredmail technology in the amount of approximately $600, offset by a non-cash adjustment to the fair value of a warrant liability in the amount of $200. In addition, our cash increased by approximately $300 from the reduction in prepaid expenses and other assets, approximately $200 for an increase in deferred revenues from maintenance contracts and approximately $400 for the increase in accounts payable and accrued expenses from vendors for services rendered.

      We generated approximately $1,700 in cash during the first six months of 2004 from financing activities from the proceeds of an additional round of investment from several new investors totaling $1,200, an increase in net short-term borrowings of $800, offset by repayments of our short-term debt in the amount of $300.

      By comparison, we utilized approximately $200 in cash during the six months ended June 30, 2003.

      Operating activities utilized approximately $2,600 of cash, which was primarily comprised of the loss from operations of $5,500, offset by non-cash charges for depreciation and amortization of approximately $1,600. In addition, we generated $1,300 in cash through a reduction in accounts receivable, $600 in cash through a reduction of assets and liabilities from discontinued operations and used approximately $500 in fulfillment of our obligations to our creditors through accounts payable and other accrued liabilities. The significant reduction in accounts receivable is the result of the reduction in overall revenues in the Desktop Integration segment from the last quarter of 2002.

      We generated approximately $1,600 in cash during the first six months of 2003 from financing activities from the proceeds of the sale of Series D Preferred Stock of approximately $3,500 offset by cash held in escrow of $1,400 and a reduction in our short term debt in the amount of $513.

      For the twelve months ended December 31, 2003, we utilized $180 of cash.

      Operating activities utilized approximately $4,800 in cash, which was primarily comprised of the loss from operations of $10,000, offset by non-cash charges for depreciation and amortization of approximately $3,100, an impairment of software technology of $1,000 and a non-cash decrease in the fair value of its warrant liability of $100. In addition, the Company had a reduction in accounts receivable of $1,400, a reduction in assets and liabilities of discontinued operations of $100 and a reduction of prepaid expenses and other assets of $400.

      The Company generated approximately $800 in cash from investing activities, which was primarily the result of the collection of various notes receivable.

      The Company generated approximately $3,800 of cash during the year from financing activities as a result of proceeds from a private placement of common stock and warrants in the amount of $800, cash proceeds from warrant exercises of $400 and cash proceeds from the sale of Series D Preferred Stock of approximately $3,500 offset by cash held in escrow of $776. In addition, the Company incurred gross borrowings of $1,000 and repaid $1,200 against those borrowings.

      By comparison, the Company utilized approximately $311 in cash during the year ended December 31, 2002.

      Operating activities utilized approximately $7,200 of cash, which was primarily comprised of the loss from operations of $18,200, offset by non-cash charges for depreciation and amortization of approximately $8,000 and a non-cash decrease in the fair value of its warrant liability of $2,900. In addition, the Company had a reduction in assets held for sale of approximately $6,400 and used approximately $2,100 in fulfillment of its obligations to its creditors through its accounts payable.

      The Company generated approximately $3,900 of cash from investing activities, which was primarily comprised of approximately $2,500 in proceeds from the collection of various notes receivable and approximately $1,000 in proceeds from the sale of a line of business.

      The Company generated approximately $3,200 of cash during the year from financing activities as a result of proceeds from a private placement of common stock and warrants in the amount of $2,000 and cash proceeds of a Preferred Stock offering in the amount of $1,400.

FINANCING ACTIVITIES

      We funded our cash needs during the quarter ended June 30, 2004 with cash on hand from March 31, 2004, cash from operations, cash realized from a private placement of our common stock, and cash received from short-term convertible note obligations.

      In March 2004, we entered into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Anthony Pizi, the Company's Chairman and Chief Executive Officer, or Mr. Pizi, in the amount of $125. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 446,429 shares of our common stock and warrants to purchase 446,429 shares of our common stock exercisable at $0.28. The warrants expire in three years from the date of grant. We also entered into convertible loan agreements with two other individual investors, each in the face amount of $50. Under the terms of these agreements, each loan is convertible into 135,135 shares of common stock and warrants to purchase 135,135 shares of common stock at $0.37 per share. The warrants expire in three years from the date of grant. In May 2004, one of the note holders elected to convert its note into our common stock.

      In May 2004, we settled litigation with respect to a vendor services complaint. We executed a note payable in the amount of $189 plus interest over a 20-month period ending December 15, 2005. This amount has been reclassified from accounts payable in the accompanying balance sheet.

      In April, 2004, we entered into a convertible promissory note with Mr. Pizi in the principal amount of $100. The note bears interest at 1% per month and is convertible into our common stock at a conversion rate of $0.37 per share. In addition, Mr. Pizi was granted 270,270 warrants to purchase our common stock at $0.37 per share. These warrants expire three years from the date of grant.

      In May 2004, we entered into convertible loans aggregating $185 from several investors including a member of the Company's Board of Directors. Under the terms of these agreements, the loans bear interest at 1% per month and are convertible into an aggregate of 578,125 shares of our common stock and warrants to purchase an aggregate of 578,125 shares of our common stock exercisable at $0.32. The warrants expire in three years from the date of grant.

      Also in May 2004, we pledged certain accounts receivables with an investor for the face amount of $135, which bear interest at 1% per month and warrants to purchase 211,214 shares of our common stock at an exercise price of $0.32 per share.

      In June 2004, we entered into a convertible promissory note with Mr. Pizi in the principal amount of $112. The note bears interest at 1% per month and is convertible into 560,000 shares of our common stock and warrants to purchase 560,000 shares of our common stock at $0.20 per share. Also in June 2004, Mr. Pizi entered into a second convertible promissory note in the face amount of $15 which is convertible into 90,118 shares of our common stock and warrants to purchase 90,118 shares of our common stock at $0.17 per share. These warrants expire three years from the date of grant.

      Also in June 2004, we entered into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Mr. Pizi, in the amount of $125. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 781,250 shares of our common stock and warrants to purchase 781,250 shares of our common stock exercisable at $0.16. The warrants expire in three years from the date of grant.

      We have a $1,971 term loan bearing interest at LIBOR plus 1% (approximately 2.2% at June 30, 2004), interest on which is payable quarterly. There are no financial covenants. On November 15, 2003, we reached an agreement with Bank Hapoalim, the holder of the term loan and Liraz Systems Ltd. ("Liraz"), the guarantor of the term loan, to extend the maturity date of the term loan until November 14, 2004. In consideration for the extension of the guaranty, we issued 150,000 shares of our common stock to Liraz at the time of the extension and subsequently issued an additional 150,000 shares of our common stock on March 31, 2004.

      We have incurred losses of approximately $10,000 and $18,000 in the past two years and have experienced negative cash flows from operations for each of the past three years. For the quarter ended June 30, 2004, we incurred an additional loss of approximately $7,300 and have a working capital deficiency of approximately $7,700. Our future revenues largely depend on the acceptance of a newly developed and marketed product - Cicero. Accordingly, there is substantial doubt that we can continue as a going concern. In order to address these issues and to obtain adequate financing for our operations for the next twelve months, we are actively promoting and expanding our product line and have entered into preliminary sales negotiations with customers that have begun the "proof of concept" stage. We are experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about our financial viability. We are attempting to solve the former problem by improving the market's knowledge and understanding of Cicero through increased marketing and leveraging our limited number of reference accounts. We are attempting to address the financial concerns of potential customers by pursuing strategic partnerships with companies that have significant financial resources although we have not experienced significant success to date with this approach. Additionally, we are seeking additional equity capital or other strategic transactions in the near term to provide additional liquidity and we have recently completed a round of private financing in which we raised approximately $1,200 of new funds from several investors. There can be no assurance that our management will be successful in executing these strategies as anticipated or in a timely manner or that increased revenues will reduce further operating losses. If we are unable to significantly increase cash flow or obtain additional financing, we will likely be unable to generate sufficient capital to fund operations for the next twelve months and may be required to pursue other means of financing that may not be on terms favorable to our company or its stockholders.

      The Company funded its cash needs during the year ended December 31, 2003 with cash on hand from December 31, 2002, through the use of proceeds from a private placement of common stock and warrants, a private placement of preferred stock and warrants, and with cash from operations.

      On March 19, 2003, the Company completed a $3,500 private placement of Series D Convertible Redeemable Preferred Stock ("Series D Preferred Stock"), convertible at a conversion ratio of $0.32 per share of common stock into an aggregate of 11,031,250 shares of common stock. As part of the financing, the Company has also issued warrants to purchase an aggregate of 4,158,780 shares of common stock at an exercise price of $0.07 per share ("Series D-1 Warrants"). On October 10, 2003, the Company, consistent with its obligations, also issued warrants to purchase an aggregate of 1,665,720 shares of common stock at an exercise price the lesser of $0.20 per share or market price at the time of exercise ("Series D-2 Warrants"). The Series D-2 Warrants became exercisable on November 1, 2003, because the Company failed to report $6,000 in gross revenues for the nine-month period ended September 30, 2003. Both existing and new investors participated in the financing. The Company also agreed to register the common stock issuable upon conversion of the Series D Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933, as amended. Under the terms of the financing agreement, a redemption event may occur if any one person, entity or group shall control more than 35% of the voting power of the Company's capital stock. The Company allocated the proceeds received from the sale of the Series D Preferred Stock and warrants to the preferred stock and detachable warrants on a relative fair value basis, resulting in the allocation of $2,890 to the Series D Preferred Stock and $640 to the detachable warrants. Based upon the allocation of the proceeds, the Company determined that the effective conversion price of the Series D Preferred Stock was less than the fair value of the Company's common stock on the date of issuance. The beneficial conversion feature was recorded as a discount on the value of the Series D Preferred Stock and an increase in additional paid-in capital. Because the Series D Preferred Stock was convertible immediately upon issuance, the Company fully amortized such beneficial conversion feature on the date of issuance.

      As part of the financing, the Company and the lead investors have agreed to form a joint venture to exploit the Cicero technology in the Asian market. The terms of the agreement required that the Company deposit $1,000 of the gross proceeds from the financing into escrow to fund the joint venture. The escrow agreement allows for the immediate release of funds to cover organizational costs of the joint venture. During the quarter ended March 31, 2003, $225 of escrowed funds were released. Since the joint venture was not formed and operational on or by July 17, 2003, the lead investors have the right, but not the obligation, to require the Company to purchase $1,000 in liquidation value of the Series D Preferred Stock at a 5% per annum premium, less their pro-rata share of expenses. The Company and the lead investor have mutually agreed to extend the escrow release provisions until September 30, 2004.

      Another condition of the financing required the Company to place an additional $1,000 of the gross proceeds into escrow, pending the execution of a definitive agreement with Merrill Lynch providing for the sale of all right, title and interest to the Cicero technology. Since a transaction with Merrill Lynch for the sale of Cicero was not consummated by May 18, 2003, the lead investors have the right, but not the obligation, to require the Company to purchase $1,000 in liquidation value of the Series D Preferred Stock at a 5% per annum premium. During the second quarter, $390 of escrowed funds was released. In addition, the Company and the lead investor agreed to extend the escrow release provisions until the end of July 2003 when all remaining escrow monies were released to the Company.

      In connection with the sale of Series D Preferred Stock, the holders of the Company's Series A3 Preferred Stock and Series B3 Preferred Stock (collectively, the "Existing Preferred Stockholders"), entered into an agreement whereby the Existing Preferred Stockholders have agreed to waive certain applicable price protection anti-dilution provisions. Under the terms of the waiver agreement, the Company is also permitted to issue equity securities representing aggregate proceeds of up to an additional $4,900 following the sale of the Series D Preferred Stock. Additionally, the Existing Preferred Stockholders have also agreed to a limited lock-up restricting their ability to sell common stock issuable upon conversion of their preferred stock and warrants and to waive the accrual of any dividends that may otherwise be payable as a result of the Company's delisting from Nasdaq. As consideration for the waiver agreement, the Company has agreed to issue on a pro rata basis up to 1,000,000 warrants to all the Existing Preferred Stockholders on a pro rata basis at such time and from time to time as the Company closes financing transactions that represent proceeds in excess of $2,900, excluding the proceeds from the Series D Preferred Stock transaction and any investments made by a strategic investor in the software business. Such warrants will have an exercise price that is the greater of $0.40 or the same exercise price as the exercise price of the warrant, or equity security, that the Company issues in connection with the Company's financing or loan transaction that exceeds the $2,900 threshold.

      In October 2003, the Company completed a common stock financing round wherein it raised $853 of capital. The offering closed on October 15, 2003. The Company sold 1,894,444 shares of common stock at a price of $0.45 per share for a total of $853 in proceeds and issued warrants to purchase 473,611 shares of the Company's common stock at an exercise price of $0.45. The warrants expire three years from the date of grant. As part of an agreement with Liraz Systems Ltd, the guarantor of the Company's term loan, the Company used $200 of the proceeds to reduce the principal outstanding on the term loan to $1,971.

      In January 2004, the Company acquired substantially all of the assets and assumed certain liabilities of Critical Mass Mail, Inc., d/b/a Ensuredmail, a federally certified encryption software company. Under the terms of the purchase agreement, Level 8 issued 2,027,027 shares of common stock at a price of $0.37. The total purchase price of the assets acquired plus the assumption of certain liabilities acquired was $750 and has been accounted for by the purchase method of accounting. The Company agreed to register the common stock for resale under the Securities Act of 1933, as amended.

      Also in January 2004, and simultaneously with the asset purchase of Critical Mass Mail, Inc., the Company completed a common stock financing round wherein it raised $1,247 of capital from several new investors as well as certain investors of Critical Mass Mail, Inc. The Company sold 3,369,192 shares of common stock at a price of $0.37 per share. As part of the financing, the Company has also issued warrants to purchase 3,369,192 shares of the Company's common stock at an exercise price of $0.37. The warrants expire three years from the date of grant. The Company also agreed to register the common stock and the warrants for resale under the Securities Act of 1933, as amended.

      The Company has incurred losses of approximately $10,000 and $18,000 in the past two years and has experienced negative cash flows from operations for each of the past three years. For the six months ended June 30, 2004 the Company incurred an additional loss of approximately $7,430 and has a working capital deficiency of approximately $7,835. The Company's future revenues are entirely dependent on acceptance of a newly developed and marketed product, Cicero, which has limited success in commercial markets to date. Accordingly, there is substantial doubt that the Company can continue as a going concern. In order to address these issues and to obtain adequate financing for the Company's operations for the next twelve months, the Company is actively promoting and expanding its product line and continues to negotiate with significant customers that have begun or finalized the "proof of concept" stage with the Cicero technology. The Company is experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about the financial viability of the Company. The Company is attempting to solve the former problem by improving the market's knowledge and understanding of Cicero through increased marketing and leveraging its limited number of reference accounts. Additionally, the Company is seeking additional equity capital or other strategic transactions in the near term to provide additional liquidity.

      The Company closed a strategic acquisition of an encryption technology asset in January 2004 and a private placement of its common stock wherein it has raised approximately $1,247. The Company expects that increased revenues will reduce its operating losses in future periods, however, there can be no assurance that management will be successful in executing as anticipated or in a timely enough manner. If these strategies are unsuccessful, the Company may have to pursue other means of financing that may not be on terms favorable to the Company or its stockholders. If the Company is unable to increase cash flow or obtain financing, it may not be able to generate enough capital to fund operations for the next twelve months. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements presented herein do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should Level 8 be unable to continue as a going concern.

CONTRACTUAL OBLIGATIONS

      Future minimum payments for all contractual obligations for years subsequent to December 31, 2003 are as follows:

                                                           2004       2005       2006       2007      TOTAL
                                                          ------     ------     ------     ------     ------
Short and long-term debt, including interest payments     $2,625     $   --     $   --     $  131     $2,756
Service purchase commitments ........................        400         --         --         --        400
Operating leases ....................................        214        221         84         --        519
                                                          ------     ------     ------     ------     ------
Total ...............................................     $3,239     $  221     $   84     $  131     $3,675
                                                          ======     ======     ======     ======     ======


      At June 30, 2004, the Company had $2,692 of Series D Convertible Redeemable Preferred Stock outstanding. Under the terms of the agreement, a redemption event may occur if any one person, entity or group shall control more than 35% of the voting power of the Company's capital stock.

      Under the employment agreement between the Company and Mr. Pizi effective January 1, 2004, the Company is to pay Mr. Pizi an annual base salary of $200, and a performance bonus in cash of up to $400 per annum based upon certain revenue goals, as determined by the Compensation Committee of the Board of Directors of the Company, in its discretion. Upon termination of Mr. Pizi's employment by the Company without cause, the Company has agreed to pay Mr. Pizi
(a) a lump sum payment of one year of Mr. Pizi's then base salary within thirty
(30) days of termination and (b) two hundred thousand (200,000) shares of the Company's common stock.

      Under the employment agreement between the Company and Mr. Broderick effective January 1, 2004, the Company pays Mr. Broderick a base salary of $200, and a performance bonus of cash up to $100 per annum based upon certain revenue goals, as determined by the Compensation Committee of the Board of Directors of the Company, in its discretion. Upon termination of Mr. Broderick's employment by the Company without cause, the Company has agreed to pay Mr. Broderick a lump sum payment equal to six months of Mr. Broderick's then base salary within thirty (30) days of termination.

OFF BALANCE SHEET ARRANGEMENTS

      The Company does not have any off balance sheet arrangements. We have no subsidiaries or other unconsolidated limited purpose entities, and we have not guaranteed or otherwise supported the obligations of any other entity.


                  SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

      The policies discussed below are considered by us to be critical to an understanding of our financial statements because they require us to apply the most judgment and make estimates regarding matters that are inherently uncertain. Specific risks for these critical accounting policies are described in the following paragraphs. With respect to the policies discussed below, we note that because of the uncertainties inherent in forecasting, the estimates frequently require adjustment.

      Our financial statements and related disclosures, which are prepared to conform with accounting principles generally accepted in the United States of America, require us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and accounts receivable and expenses during the period reported. We are also required to disclose amounts of contingent assets and liabilities at the date of the financial statements. Our actual results in future periods could differ from those estimates. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the Consolidated Financial Statements in the period they are determined to be necessary.

      We consider the most significant accounting policies and estimates in our financial statements to be those surrounding: (1) revenue recognition; (2) allowance for doubtful trade accounts receivable; (3) valuation of notes receivable; (4) capitalization and valuation of software product technology; (5) valuation of deferred tax assets; and (6) restructuring reserves. These accounting policies, the basis for any estimates and potential impact to our Consolidated Financial Statements, should any of the estimates change, are further described as follows:

      REVENUE RECOGNITION. Our revenues are derived principally from three sources: (i) license fees for the use of our software products; (ii) fees for consulting services and training; and (iii) fees for maintenance and technical support. We generally recognize revenue from software license fees when a license agreement has been signed by both parties, the fee is fixed or determinable, collection of the fee is probable, delivery of our products has occurred and no other significant obligations remain. For multiple-element arrangements, we apply the "residual method". According to the residual method, revenue allocated to the undelivered elements is allocated based on vendor specific objective evidence ("VSOE") of fair value of those elements. VSOE is determined by reference to the price the customer would be required to pay when the element is sold separately. Revenue applicable to the delivered elements is deemed equal to the remainder of the contract price. The revenue recognition rules pertaining to software arrangements are complicated and certain assumptions are made in determining whether the fee is fixed and determinable and whether collectability is probable. For instance, in our license arrangements with resellers, estimates are made regarding the reseller's ability and intent to pay the license fee. Our estimates may prove incorrect if, for instance, subsequent sales by the reseller do not materialize. Should our actual experience with respect to collections differ from our initial assessment, there could be adjustments to future results.

      Revenues from services include fees for consulting services and training. Revenues from services are recognized on either a time and materials or percentage of completion basis as the services are performed and amounts due from customers are deemed collectible and non-refundable. Revenues from fixed price service agreements are recognized on a percentage of completion basis in direct proportion to the services provided. To the extent the actual time to complete such services varies from the estimates made at any reporting date, our revenue and the related gross margins may be impacted in the following period.

      ALLOWANCE FOR DOUBTFUL TRADE ACCOUNTS RECEIVABLE. In addition to assessing the probability of collection in conjunction with revenue arrangements, we continually assess the collectability of outstanding invoices. Assumptions are made regarding the customer's ability and intent to pay and are based on historical trends, general economic conditions, and current customer data. Should our actual experience with respect to collections differ from our initial assessment, there could be adjustments to bad debt expense.

      VALUATION OF NOTES RECEIVABLE. We continually assess the collectability of outstanding notes receivable. Assumptions are made regarding the counter party's ability and intent to pay and are based on historical trends and general economic conditions, and current financial data. As of June 30, 2004 the Company had no notes receivable.

      CAPITALIZATION AND VALUATION OF SOFTWARE PRODUCT TECHNOLOGY. Our policy on capitalized software costs determines the timing of our recognition of certain development costs. In addition, this policy determines whether the cost is classified as development expense or cost of software revenue. Management is required to use professional judgment in determining whether development costs meet the criteria for immediate expense or capitalization. Additionally, we review software product technology assets for net realizable value at each balance sheet date. For the year ended December 31, 2003, the Company recorded a write down of software product technology totaling $993 and as of December 31, 2003 the Company had $4,063 in capitalized software product technology. At June 30, 2004, in accordance with FASB 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed", the Company completed an assessment of the recoverability of the Cicero product technology. This assessment was performed due to the Company's continued operating losses and the limited software revenue generated by the Cicero technology over the past twelve to eighteen months. Currently, the Company is in negotiations with customers to purchase licenses, which would have a significant impact on the cash flows from the Cicero technology and the Company. Since the negotiations have been in process for several months and expected completion of the transactions has been delayed, the Company has reduced its cash flow projections. Historical cash flows generated by the Cicero technology do not support the long-lived asset and, accordingly, the Company has impaired the excess of the unamortized book value of the technology in excess of the expected net realizable value as of June 30, 2004. This charge, in the amount of $2,844, has been recorded as software amortization

      VALUATION OF DEFERRED TAX ASSETS. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established to the extent that it is more likely than not, that we will be unable to utilize deferred income tax assets in the future. At December 31, 2003, we had a valuation allowance of $80,511 against $80,511 of gross deferred tax assets. We considered all of the available evidence to arrive at our position on the net deferred tax asset; however, should circumstances change and alter our judgment in this regard, it may have an impact on future operating results.

      At December 31, 2003, the Company has net operating loss carryforwards of approximately $186,293, which may be applied against future taxable income. These carryforwards will expire at various times between 2005 and 2023. A substantial portion of these carryforwards is restricted to future taxable income of certain of the Company's subsidiaries or limited by Internal Revenue Code Section 382. Thus, the utilization of these carryforwards cannot be assured.

      RESTRUCTURING RESERVES. At December 31, 2002, the Company's restructuring liabilities totaled $772, which represented estimated excess facilities costs. In August 2003, the Company settled litigation relating to these excess facilities. Accordingly, the Company has reversed the restructuring balance. Under the terms of the settlement agreement, the Company agreed to assign the note receivable from the sale of Geneva to EM Software Solutions, Inc., (see
Note 2 Dispositions), with recourse equal to the unpaid portion of the note receivable should the note obligor, EM Software Solutions, Inc., default on future payments. The current unpaid principal portion of the note receivable at assignment is approximately $545 and matures December 2007. The Company assessed the probability of liability under the recourse provisions using a probability weighted cash flow analysis and has recognized a long-term liability in the amount of $131.

RECENT ACCOUNTING PRONOUNCEMENTS:

      In January 2003, the FASB issued Interpretation No. 46 or FIN 46 "Consolidation of Variable Interest Entities", an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements". In October 2003, the FASB issued FASB Staff Position FIN 46-6, "Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities" deferring the effective date for applying the provisions of FIN 46 for public entities' interests in variable interest entities or potential variable interest entities created before February 1, 2003 for financial statements of interim or annual periods that end after December 15, 2003. FIN 46 establishes accounting guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary. In December 2003, the FASB issued FIN 46 (revised December 2003), "Consolidation of Variable Interest Entities." This revised interpretation is effective for all entities no later than the end of the first reporting period that ends after March 15, 2004. The Company has no investment in or contractual relationship or other business relationship with a variable interest entity and therefore the adoption of this interpretation did not have any impact on its consolidated financial position or results of operations. However, if the Company enters into any such arrangement with a variable interest entity in the future or an entity with which we have a relationship is reconsidered based on guidance in FIN 46 to be a variable interest entity, the Company's consolidated financial position or results of operations might be materially impacted.

DISCLOSURES ABOUT MARKET RISK

      As the Company has sold most of its European based business and has closed several European sales offices, the majority of revenues are generated from US sources. The Company expects that trend to continue for the next year. As such, there is minimal foreign currency risk at present. Should the Company continue to develop a reseller presence in Europe and Asia, that risk will be increased.

                                   MANAGEMENT

      As of the date of this prospectus, the Board of Directors of the Company consisted of Anthony Pizi, Bruce Hasenyager, Nicholas Hatalski, Kenneth Neilsen and Jay Kingley. All Directors were elected at the 2003 Annual Meeting of Stockholders and will serve until the election and qualification of their successors or until their earlier death, resignation or removal. Mr. Frank Artale resigned from the Board in January 2004. Mr. Artale's resignation was not the result of a disagreement with the Company or its management. Set forth below with respect to each director is his name, age, principal occupation and business experience for the past five years and length of service as a director of the Company.

ANTHONY C. PIZI

Director since August 2000.                     Age: 45

      Mr. Pizi has served as Chairman of the Board of Directors and as Chief Technology Officer since December 1, 2000. He has served as Chief Executive Officer since February 1, 2001. Mr. Pizi has been a director since August 2000. Until December 2000, he was First Vice President and Chief Technology Officer of Merrill Lynch's Private Client Technology Architecture and Service Quality Group. Mr. Pizi's 16 years with Merrill Lynch included assignments in Corporate MIS, Investment Banking and Private Client. Mr. Pizi earned his BS in Engineering from West Virginia University.

NICHOLAS HATALSKI

Director since September 2002.                  Age: 42

      Mr. Hatalski has been a director of Level 8 since September 2002. Since January 2004, Mr. Hatalski has served as the Vice President of Business Development and Product Strategy at MedSeek, Inc., a company dedicated to providing web-based solutions to the healthcare sector. Since December 2000, he was the Senior Vice President of the iServices Group of Park City Solutions, Inc. Prior to joining PCS, he was the Practice Manager for Technology Consulting at Siemens Health Services. His tenure at Siemens (and their acquisition Shared Medical Systems) was 1984-2000.

BRUCE W. HASENYAGER

Director since October 2002.                    Age: 62

      Mr. Hasenyager has been a director of Level 8 since October 2002. Since April 2002, Mr. Hasenyager has served as Director of Business and Technology Development at the Hart eCenter at Southern Methodist University. Prior to that, Mr. Hasenyager served as Senior Vice President and CTO of Technology and Operations at MobilStar Network Corporation since April 1996.

KENNETH W. NIELSEN

Director since October 2002.                    Age: 44

      Mr. Nielsen has been a director of Level 8 since October 2002. Since December 1998, Mr. Nielsen has served as President and CEO of Nielsen Personnel Services, inc., a personal staffing firm. Prior to that, Mr. Nielsen was District Operations Manager for Outsource International, Inc.

JAY R. KINGLEY

Director since November 2002.                   Age: 42

      Mr. Kingley has been a director of Level 8 since November 2002. Since 2001, Mr. Kingley has served as CEO of Warren Partners, LLC, a software development and consultancy company. Mr. Kingley is also currently the CEO of Kingley Institute LLC, a medical wellness company. Prior to that, Mr. Kingley was Managing Director of a business development function of Zurich Financial Services Group from 1999-2001. Prior to joining Zurich Financial Services Group, Mr. Kingley was Vice President of Diamond Technology Partners, Inc., a management-consulting firm.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee is currently comprised of Messrs. Hatalski, Kingley and Neilsen. Mr. Artale also served on the Committee until his resignation from the Board in January 2004. None of the current members of the Compensation Committee has served as an executive officer of the Company, and no executive officer of the Company has served as a member of the Compensation Committee of any other entity of which Messrs. Hatalski, Kingley and Neilsen have served as executive officers. There were no interlocking relationships between the Company and other entities that might affect the determination of the compensation of the directors and executive officers of the Company.

DIRECTOR COMPENSATION

      In May 1999, stockholders of the Company approved the Outside Director Stock Incentive Plan of the Company. Under this plan, the outside directors may be granted an option to purchase 12,000 shares of common stock at a price equal to the fair market value of the common stock as of the grant date. In January 2002, the Board of Directors approved an amendment to the Outside Director Stock Incentive Plan to provide an increase in the number of options to be granted to outside directors to 24,000. These options vest over a three-year period in equal increments upon the eligible Director's election to the Board, with the initial increment vesting on the date of grant. The Outside Director Stock Incentive Plan also permits eligible directors to receive partial payment of director fees in common shares in lieu of cash, subject to approval by the Board of Directors. In addition, the plan permits the Board of Directors to grant discretionary awards to eligible directors under the plan. None of the Company's Directors received additional monetary compensation for serving on the Board of Directors of the Company in 2001, other than reimbursement of reasonable expenses incurred in attending meetings.

      In October 2002, the Board of Directors approved an amendment to the stock incentive plan for all non-management directors. Under the amendment, each non-management director will receive 100,000 options to purchase common stock of the Company at the fair market value of the common stock on the date of grant. These shares will vest in three equal increments with the initial increment vesting on the date of grant. The option grant contains an acceleration of vesting provision should the Company incur a change in control. A change in control is defined as a merger or consolidation of the Company with or into another unaffiliated entity, or the merger of an unaffiliated entity into the Company or another subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to the transaction hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger or consolidation. Under the amendment, there will be no additional compensation awarded for committee participation. The shares allocated to the Board of Directors are being issued out of the Level 8 Systems, Inc. 1997 Employee Stock Plan.

                               EXECUTIVE OFFICERS

      The Company's current executive officers are listed below, together with their age, position with the Company and business experience for the past five years.

ANTHONY C. PIZI                                 Age:  45

Mr. Pizi currently serves as the Chairman of the Board, Chief Executive Officer and Chief Technology Officer of the Company since February 1, 2001. Prior to joining the Company, Mr. Pizi was First Vice President and Chief Technology Officer of Merrill Lynch's Private Client Technology Architecture and Service Quality Group. Mr. Pizi's 16 years with Merrill Lynch included assignments in Corporate MIS, Investment Banking and Private Client. Mr. Pizi earned his BS in Engineering from West Virginia University.

JOHN P. BRODERICK                               Age:  55

Mr. Broderick has served as the Chief Operating Officer of the Company since June 2002, as the Chief Financial Officer of the Company since April 2001, and as Corporate Secretary since August 2001. Prior to joining the Company, Mr. Broderick was Executive Vice President of Swell Inc., a sports media e-commerce company where he oversaw the development of all commerce operations and served as the organization's interim CFO. Previously, Mr. Broderick served as chief financial officer for Programmer's Paradise, a publicly held (NASDAQ: PROG) international software marketer. Mr. Broderick received his B.S. in accounting from Villanova University.

      The Board of Directors has determined that the members of the Audit Committee are independent as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Until his resignation in January 2004, Mr. Frank Artale was designated the "audit committee financial expert" as defined in Item 401(h) of Regulation S-K. Following the resignation of Mr. Artale in January 2004, the Company has not appointed a replacement "audit committee financial expert" and continues to look for a candidate to fill this role on the Board or Directors and the Audit Committee.

      Our Board of Directors has adopted a code of ethics and a code of conduct that applies to all of our directors, Chief Executive Officer, Chief Financial Officer, and employees. We will provide copies of our code of conduct and code of ethics without charge upon request. To obtain a copy of the code of ethics or code of conduct, please send your written request to Level 8 Systems, Suite 542, 8000 Regency Pkwy, Cary, North Carolina 27511, Attn: Corporate Secretary. The code of ethics is also available on the Company's website at WWW.LEVEL8.COM.

                             EXECUTIVE COMPENSATION

      The following summary compensation table sets forth the compensation earned by all persons serving as the Company's executive officers during fiscal year 2003, serving or having served at the end of fiscal 2003 whose salary and bonus exceeded $100,000 for services rendered to the Company during fiscal 2003. The table reflects compensation earned for each of the last three years or for such shorter period of service as an executive officer as is reflected below. For the principal terms of the options granted during fiscal 2003, see "Option Grants in Fiscal 2003."


SUMMARY COMPENSATION TABLE

              NAME AND                                                                            SECURITIES        ALL OTHER
             PRINCIPAL                     FISCAL                                                 UNDERLYING          ANNUAL
              POSITION                      YEAR        SALARY                BONUS                OPTIONS         COMPENSATION
              --------                      ----        ------                -----                -------         ------------
Anthony C. Pizi                             2003      $ 200,000(2)         $    100,000             500,000        $         --
Chief Executive Officer, Chief              2002      $ 337,500(3)         $      --                500,000        $         --
Technology Officer and Chairman (1)         2001      $ 527,038            $      --                500,000        $         --

John P. Broderick                           2003      $ 200,000(4)         $     60,000             500,000        $         --
Chief Operating and Financial Officer,      2002      $ 200,000            $     40,000             100,000        $         --
Corporate Secretary                         2001      $ 146,788            $     40,000             165,900        $         --


(1) Mr. Pizi began his service as Chief Executive Officer of the Company in February 2001.

(2) Mr. Pizi's base salary for fiscal 2003 was $200,000. Mr. Pizi had voluntarily elected to defer $31,250 of salary from 2003. During 2003, a salary deferral of $37,500 from 2002 was repaid to Mr. Pizi.

(3) Mr. Pizi's base salary for fiscal 2002 was $300,000. Mr. Pizi had voluntarily elected to defer $75,000 of salary from 2001, which was paid in 2002, and to defer $37,500 of 2002 salary.

(4) Mr. Broderick's base salary for 2003 was $200,000. Mr. Broderick voluntarily elected to defer $31,250 of salary from 2003.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

      Under the employment agreement between the Company and Mr. Pizi effective January 1, 2004, the Company is to pay Mr. Pizi an annual base salary of $200, and a performance bonus in cash of up to $400 per annum based upon certain revenue goals, as determined by the Compensation Committee of the Board of Directors of the Company, in its discretion. Upon termination of Mr. Pizi's employment by the Company without cause, the Company has agreed to pay Mr. Pizi
(a) a lump sum payment of one year of Mr. Pizi's then base salary within thirty
(30) days of termination and (b) two hundred thousand (200,000) shares of the Company's common stock and immediately vest all unvested stock options held by Mr. Pizi. In the event there occurs a substantial change in Mr. Pizi's job duties, there is a decrease in or failure to provide the compensation or vested benefits under the employment agreement or there is a change in control of the Company, the Company has agreed to grant Mr. Pizi five hundred thousand (500,000) shares of the Company's common stock. If Mr. Pizi's employment is terminated for any reason, Mr. Pizi has agreed that, for one (1) year after such termination, he will not directly or indirectly solicit or divert business from the Company or assist any business in attempting to do so or solicit or hire any person who was an employee of the Company during the term of his employment agreement or assist any business in attempting to do so.

      Under the employment agreement between the Company and Mr. Broderick effective January 1, 2004, the Company pays Mr. Broderick a base salary of $200, and a performance bonus of cash up to $100 per annum based upon certain revenue goals, as determined by the Compensation Committee of the Board of Directors of the Company, in its discretion. Upon termination of Mr. Broderick's employment by the Company without cause, the Company has agreed to provide Mr. Broderick with salary continuation of six months of Mr. Broderick's then base salary beginning on the first payday after the date of termination. In the event there occurs a substantial change in Mr. Broderick's job duties, there is a decrease in or failure to provide the compensation or vested benefits under the employment agreement or there is a change in control of the Company, the Company has agreed to pay Mr. Broderick (a) a lump sum payment of one year of Mr. Broderick's then base salary within thirty (30) days of termination and (b) two hundred fifty thousand (250,000) shares of the Company's common stock and immediately vest all unvested stock options held by Mr. Broderick. Mr. Broderick will have thirty (30) days from the date written notice is given about either a change in his duties or the announcement and closing of a transaction resulting in a change in control of the Company to resign and execute his rights under this agreement. If Mr. Broderick's employment is terminated for any reason, Mr. Broderick has agreed that, for one (1) year after such termination, he will not directly or indirectly solicit or divert business from the Company or assist any business in attempting to do so or solicit or hire any person who was an employee of the Company during the term of his employment agreement or assist any business in attempting to do so.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth information as of August 12, 2004 with respect to beneficial ownership of shares by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each of the Company's directors, (iii) the executive officers of the Company named in the Summary Compensation Table (the "Named Executives") and
(iv) all current directors and executive officers of the Company as a group. Unless otherwise indicated, the address for each person listed is c/o Level 8 Systems, Inc., 1433 State Highway 34, Farmingdale, New Jersey 07727.

      The named person has furnished stock ownership information to the Company. Beneficial ownership as reported in this section was determined in accordance with Securities and Exchange Commission regulations and includes shares as to which a person possesses sole or shared voting and/or investment power and shares that may be acquired on or before September 12, 2004 upon the exercise of stock options. The chart is based on 37,168,245 shares outstanding as of August 19, 2004. Except as otherwise stated in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by such persons.

                                                                                               COMMON STOCK
                                                                              ------------------------------------------------
NAME OF BENEFICIAL OWNER                                                       NO. OF SHARES                  PERCENT OF CLASS
------------------------                                                       -------------                  ----------------
Seneca Capital International, Ltd.(1)......................................      1,902,771   (2)                      4.9%
Seneca Capital, L.P.(3)....................................................      1,936,235   (4)                      5.0%
Anthony C. Pizi............................................................      2,641,607   (5)                      6.6%
John P. Broderick..........................................................        660,539   (6)                      1.7%
Nicholas Hatalski..........................................................         66,660   (7)                       *
Kenneth W. Nielsen.........................................................         66,660   (7)                       *
Bruce W. Hasenyager........................................................         66,660   (7)                       *
Jay R. Kingley.............................................................         66,660   (7)                       *
All current directors and executive officers as a group (6 persons)........      3,568,786   (8)                      8.8%

-----------------

* Represents less than one percent of the outstanding shares.

(1) The address of Seneca Capital International, Ltd. is 950 3rd Ave, 29th Floor, New York, New York 10022.

(2) Includes 779,826 shares of common stock issuable upon conversion of Series B3 Preferred Stock and 1,122,945 shares issuable upon exercise of warrants at an exercise price of $0.40.

(3) The address of Seneca Capital L.P. is 950 3rd Ave, 29th Floor New York, New York 10022.

(4) Includes 417,205 shares of common stock issuable upon the conversion of Series B3 Preferred Stock and 188,408 shares of common stock issuable upon the conversion of Series A3 Preferred Stock. Also owns 1,060,352 shares issuable upon the exercise of warrants. The exercise price of 790,082 warrants is $0.40 per share of common stock. The exercise price of 270,270 warrants is $0.37 per share of common stock. Also includes 270,270 shares of common stock.

(5) Includes 1,187,798 shares subject to stock options exercisable within sixty (60) days, 394,737 shares of common stock issuable upon the conversion of Series C Preferred Stock, 90,118 shares of common stock exercisable upon the exercise of warrants at an exercise price of $0.17 per share, 560,000 shares of common stock exercisable upon the exercise of warrants at an exercise price of $0.20 per share, 270,270 shares of common stock exercisable upon the exercise of warrants at an exercise price of $0.37 and 98,684 shares of common stock issuable upon the exercise of warrants at an exercise price of $0.38 per share of common stock subject to adjustment. Also includes 40,000 shares of common stock.

(6) Consists of 660,539 shares subject to stock options exercisable within sixty (60) days.

(7) Consists of 66,660 shares subject to stock options exercisable within sixty (60) days.

(8) Includes shares issuable upon exercise of options and warrants exercisable within sixty (60) days as described in Notes 5-7.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

LOAN FROM RELATED PARTIES

      In March 2004, we converted a promissory note into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Anthony Pizi, the Company's Chairman and Chief Executive Officer, in the amount of $125,000. Under the terms of the agreement, the loan is convertible into 446,429 shares of our common stock and warrants to purchase 446,429 shares of our common stock exercisable at $0.28. The warrants expire in three years.

      From time to time during 2003, the Company entered into short term notes payable with Anthony Pizi, the Company's Chairman and Chief Executive Officer for various working capital needs. The Notes bear interest at 1% per month and are unsecured. At December 31, 2003, the Company was indebted to Mr. Pizi in the amount of $85. In January 2004, the Company repaid Mr. Pizi $75. On April 12, 2004, the Company entered into a short term note payable with Mr. Pizi. The note, in the face amount of $100,000 bears interest at 1% per month and is convertible into common stock of the Company at a conversion rate of $0.37 per share. In addition, Mr. Pizi was granted 270,270 warrants to purchase the Company's common stock at $0.37 per share. These warrants expire three years from the date of grant.

      In June 2004, the Company entered into a convertible promissory note with Anthony Pizi, the Company's Chairman and Chief Executive Officer. The Note, in the face amount of $112, bears interest at 1% per month and is convertible into 560,000 shares of the Company's common stock and warrants to purchase 560,000 shares of our common stock at $0.20 per share. Also in June 2004, Mr. Pizi entered into a second convertible promissory note in the face amount of $15 which is convertible into 90,118 shares of the Company's common stock and warrants to purchase 90,118 shares of the Company's common stock at $0.17 per share. These warrants expire three years from the date of grant.

      Also in June 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Anthony Pizi, the Company's Chairman and Chief Executive Officer, in the amount of $125. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 781,250 shares of our common stock and warrants to purchase 781,250 shares of the Company's common stock exercisable at $0.16. The warrants expire in three years.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      On November 24, 2003, Deloitte & Touche LLP resigned as the Company's independent public accountants. During the two most recent fiscal years preceding such resignation, neither of Deloitte & Touche's reports on our financial statements contained an adverse opinion or a disclaimer of opinion, however, both reports contained qualifications as to uncertainty. During this same period, there were no qualifications as to audit scope or accounting principles, nor were there disagreements between the Company and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte & Touche, would have caused them to make a reference to the subject matter of the disagreements in connection with their reports on the financial statements for such years. There were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K. The Company has provided Deloitte & Touche with a copy of the foregoing disclosures and Deloitte & Touche has furnished the Company with a letter addressed to the SEC indicating agreement with the statements provided therein.

      On February 2, 2004, Level 8 Systems appointed Margolis & Company P.C. as the Company's new independent public accountants.

                          DESCRIPTION OF CAPITAL STOCK

      The following descriptions of certain provisions of the certificate of incorporation and bylaws of Level 8 are necessarily general and do not purport to be complete and are qualified in their entirety by reference to the certificate of incorporation and bylaws of Level 8 which have been incorporated by reference herein.

COMMON STOCK

      The authorized capital stock of our company consists of 85 million shares, of which 75 million shares have been designated common stock, par value $.001 per share. As of May 10, 2004, there were 35,571,383 shares of common stock issued and outstanding, held by approximately 232 holders of record. The holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. Holders of common stock are entitled to such dividends as may be declared from time to time by the board of directors out of funds legally available therefore, subject to the dividend and liquidation rights of any preferred stock (as described below) that may be issued, and subject to the dividend restrictions in certain credit facilities and various other agreements. In the event of the liquidation, dissolution or winding-up of our company, the holders of common stock are entitled to share equally and ratably in our assets, if any, remaining after provision for payment of all debts and liabilities of the Company and satisfaction of the liquidation preference of any shares of preferred stock that may be outstanding. The holders of common stock have no preemptive, subscription, redemptive or conversion rights. The outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

      Our company is authorized to issue 10 million shares of preferred stock, par value $.001 per share. The board of directors of our company has authority, without stockholder approval, to issue shares of preferred stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of any such series. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of the holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring, or preventing a change in control of our company.

      As of the date of this prospectus, 21,000 shares have been designated as Series A 4% Convertible Redeemable Preferred Stock and none of which are currently outstanding; 30,000 shares have been designated Series B 4% Convertible Redeemable Preferred Stock, and none of which are currently outstanding; 11,570 shares have been designated Series A1 Convertible Redeemable Preferred Stock, and none of which are currently outstanding; 30,000 shares have been designated Series B1 Convertible Redeemable Preferred Stock, and none of which are currently outstanding; 11,570 shares have been designated Series A2 Convertible Redeemable Preferred Stock, and none of which are currently outstanding; 30,000 shares have been designated Series B2 Convertible Redeemable Preferred Stock, and none of which are currently outstanding; 11,570 shares have been designated Series A3 Convertible Redeemable Preferred Stock, all of which were issued October 25, 2002, and 1,571 of which are currently outstanding; 30,000 have been designated Series B3 Convertible Redeemable Preferred Stock, all of which were issued October 25, 2002, and all of which all are currently outstanding; 1,600 shares have been designated Series C Convertible Redeemable Preferred Stock, 1,590 of which were issued August 13, 2002 and 1,166 of which are currently outstanding; 3,705 shares have been designated Series D Convertible Preferred Stock, 3,530 of which were issued March 19, 2003 and 2,692 of which are currently outstanding.

      Each series of preferred stock is entitled to vote on an as-converted basis, subject to certain conversion restrictions, as to all matters presented to the stockholders of the Company.

PROMISSORY NOTES

      As of the date of this prospectus 2,861,327 shares have been designated as shares held for conversion of promissory notes. The convertible notes bear interest at 1% per month and are convertible into 2,861,327 shares of our common stock and warrants to purchase 2,861,327 shares of our common stock. 446,429 warrants are exercisable at $0.28 per share, 405,405 warrants are exercisable at $0.37 per share, 578,125 warrants are exercisable at $0.32 per share, 560,000 warrants are exercisable at $0.20 per share, 90,118 warrants are exercisable at $0.17 per share, and 781,250 warrants are exercisable at $0.16 per share. The warrants expire in three years from the date of grant.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  LEGAL MATTERS

      Certain legal matters in connection with the shares of common stock offered by this prospectus have been passed on for Level 8 Systems, Inc. by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia.

                                     EXPERTS

      The financial statements for the year ended December 31, 2003 have been audited by Margolis & Company P.C., independent auditors, and the financial statements for the years ended December 31, 2002 and 2001 included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein (which reports express an unqualified opinion and include an explanatory paragraph referring to the Company's ability to continue as a going concern), and are included in reliance upon the report of such firms given upon their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can receive copies of such reports, proxy and information statements, and other information, at prescribed rates, from the Securities and Exchange Commission by addressing written requests to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Securities and Exchange Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as Level 8 Systems, Inc. that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission Web site is http://www.sec.gov. We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 to register the shares that we will issue in this offering. This prospectus is a part of the Registration Statement. This prospectus does not include all of the information contained in the Registration Statement. For further information about us and the securities offered in this prospectus, you should review the Registration Statement. You can inspect or copy the Registration Statement, at prescribed rates, at the Securities and Exchange Commission's public reference facilities at the addresses listed above.

                          Index to Financial Statements


Independent Auditors' Reports ........................................ F-2 & F-3

Financial Statements:

Audited Consolidated Financial Statements as of December 2002 and 2003
and for the years ended December 31, 2001,2002, and 2003 ...............     F-4

Unaudited Consolidated Financial Statements as of June 30, 2003 and 2004
and for the six months ended June 30, 2003 and 2004 ....................    F-33

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Level 8 Systems, Inc.
Princeton, New Jersey

We have audited the accompanying consolidated balance sheet of Level 8 Systems, Inc. and subsidiaries (the "Company") as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity (deficit), cash flows, and comprehensive loss for the year then ended. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Level 8 Systems, Inc. and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's recurring losses from operations and working capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                      /s/ Margolis & Company P.C.

Bala Cynwyd, PA
February 12, 2004

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Level 8 Systems, Inc.
Princeton, New Jersey

We have audited the accompanying consolidated balance sheet of Level 8 Systems, Inc. and subsidiaries (the "Company") as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity (deficit), cash flows, and comprehensive loss for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Level 8 Systems, Inc. and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's recurring losses from operations and working capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                              /s/ Deloitte & Touche LLP

Raleigh, North Carolina
March 28, 2003

                              LEVEL 8 SYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                                  DECEMBER 31, 2003   DECEMBER 31, 2002
                                                                                  -----------------   -----------------
                                   ASSETS
Current assets:
    Cash and cash equivalents ......................................................     $      19      $     199
    Cash held in escrow ............................................................           776             --
    Assets of operations to be abandoned ...........................................           149            453
    Trade accounts receivable, net .................................................            12          1,291
    Receivable from related party ..................................................            --             73
    Notes receivable, net ..........................................................            --            867
    Prepaid expenses and other current assets ......................................           270            731
                                                                                         ---------      ---------
              Total current assets .................................................         1,226          3,614
Property and equipment, net ........................................................            26            162
Software product technology, net ...................................................         4,063          7,996
Other assets .......................................................................            47             80
                                                                                         ---------      ---------
              Total assets .........................................................     $   5,362      $  11,852
                                                                                         =========      =========
                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Short term debt ................................................................     $   2,625      $   2,893
    Accounts payable ...............................................................         2,545          3,537
    Accrued expenses:
       Salaries, wages, and related items ..........................................           508            107
       Restructuring ...............................................................            --            772
       Other .......................................................................         1,613          1,332
    Liabilities of operations to be abandoned ......................................           451            916
    Deferred revenue ...............................................................            39            311
                                                                                         ---------      ---------
              Total current liabilities ............................................         7,781          9,868
Long-term debt .....................................................................           131             --
Warrant liability ..................................................................           198            331
Senior convertible redeemable preferred stock ......................................         3,355             --
Commitments and contingencies (Notes 19 and 20) Stockholders' equity (deficit):
   Convertible preferred stock, $0.001 par value, 10,000,000 shares authorized .....
     Series A3 - 10,070 shares issued and 4,070 and 10,070 shares outstanding at
            December 31, 2003 and 2002, respectively, $1,000 per share liquidation
            preference (aggregate liquidation value of $4,070) .....................            --             --
     Series B3 - 30,000 shares issued and outstanding, $1,000 per share liquidation preference (aggregate liquidation value of $30,000)
     Series C - 1,590 shares issued and 1,340 and 1,590 outstanding at
            December 31, 2003 and 2002, respectively, $1,000 .......................            --             --
            per share liquidation preference (aggregate liquidation value of $1,340)            --             --
   Common stock, $0.001 par value, 85,000,000 and 60,000,000 shares authorized at December 31, 2003 and 2002, respectively; 26,645,062 and 19,202,763 issued
       and outstanding at December 31, 2003 and 2002, respectively .................            27             19
    Additional paid-in-capital .....................................................       206,149        202,916
    Accumulated other comprehensive loss ...........................................            (6)          (717)
    Accumulated deficit ............................................................      (212,273)      (200,565)
                                                                                         ---------      ---------
              Total stockholders' equity (deficit) .................................        (6,103)         1,653
                                                                                         ---------      ---------
              Total liabilities and stockholders' equity (deficit) .................     $   5,362      $  11,852
                                                                                         =========      =========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                              LEVEL 8 SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           YEAR ENDED DECEMBER 31,
                                                                          -----------------------
                                                                        2003           2002           2001
                                                                   ---------      ---------      ---------
Revenue:
   Software ..................................................     $     102      $   1,491      $   1,658
   Maintenance ...............................................           316            571          9,262
   Services ..................................................           112          1,039          6,437
                                                                   ---------      ---------      ---------
           Total operating revenue ...........................           530          3,101         17,357
                                                                   ---------      ---------      ---------
Cost of revenue:
   Software ..................................................         4,152          7,396         14,800
   Maintenance ...............................................           373            181          3,249
   Services ..................................................           908            900          5,487
                                                                   ---------      ---------      ---------
           Total cost of revenue .............................         5,433          8,477         23,536
                                                                   ---------      ---------      ---------
Gross margin (loss) ..........................................        (4,903)        (5,376)        (6,179)
                                                                   ---------      ---------      ---------
Operating expenses:
   Sales and marketing .......................................         1,680          2,808         11,042
   Research and product development ..........................         1,017          1,902          5,365
   General and administrative ................................         2,558          3,935          9,630
   Amortization of intangible assets .........................            --             --          6,259
   Impairment of intangible assets ...........................            --             --          7,929
   (Gain)/loss on disposal of assets .........................           415            461         (6,345)
   Restructuring, net ........................................          (834)         1,300          8,650
                                                                   ---------      ---------      ---------
           Total operating expenses ..........................         4,836         10,406         42,530
                                                                   ---------      ---------      ---------
Loss from operations .........................................        (9,739)       (15,782)       (48,709)
                                                                   ---------      ---------      ---------

Other income (charges):
   Interest income ...........................................            33            180            820
   Interest expense ..........................................          (196)          (471)        (4,346)
   Other-than-temporary decline in fair value of marketable
   securities ................................................            --             --         (3,845)
   Change in fair value of warrant liability .................           133          2,947           (885)
   Other expense .............................................          (105)          (171)          (594)
                                                                   ---------      ---------      ---------
                                                                        (135)         2,485         (8,850)
                                                                   ---------      ---------      ---------
Loss before provision for income taxes .......................        (9,874)       (13,297)       (57,559)
Income tax provision (benefit) ...............................            --           (155)           501
                                                                   ---------      ---------      ---------
Loss from continuing operations ..............................        (9,874)       (13,142)       (58,060)
Loss from discontinued operations ............................          (132)        (5,040)       (47,075)
                                                                   ---------      ---------      ---------
Net loss .....................................................     $ (10,006)     $ (18,182)     $(105,135)
                                                                   =========      =========      =========
   Preferred dividends .......................................            --             --            926
   Accretion of preferred stock and deemed dividends .........         1,702            995             --
                                                                   ---------      ---------      ---------
Net loss applicable to common stockholders ...................     $ (11,708)     $ (19,177)     $(106,061)
                                                                   =========      =========      =========
Loss per share:
   Loss from continuing operations - basic and diluted .......     $   (0.54)     $   (0.75)     $   (3.70)
   Loss from discontinued operations - basic and diluted .....            --          (0.27)         (2.95)
                                                                   ---------      ---------      ---------
Net loss applicable to common stockholders - basic and diluted     $   (0.54)     $   (1.02)     $   (6.65)
                                                                   =========      =========      =========

Weighted average common shares outstanding - basic and diluted        21,463         18,877         15,958
                                                                   ---------      ---------      ---------

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                              LEVEL 8 SYSTEMS, INC.
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                                                            ACCUMULATED
                                               COMMON STOCK   PREFERRED STOCK     ADDITIONAL                  OTHER
                                                                                   PAID-IN    ACCUMULATED  COMPREHENSIVE
                                              SHARES  AMOUNT  SHARES  AMOUNT       CAPITAL     (DEFICIT)      INCOME       TOTAL
                                               ------ ------  ------  ------     -----------  -----------  -------------  --------
Balance at December 31, 2000.................  15,786  $  16      42   $  --      $  196,944   $  (75,327)     $  (3,903) $ 117,730
Shares issued as compensation................     369     --                           1,199                                  1,199
Preferred stock dividend.....................                                                        (926)
Reclassification of warrant liability........                                         (2,100)                                (2,100)
Foreign currency translation adjustment......
Reclassification of unrealized loss
included in income-other than
temporary decline............................
Unrealized losses on
marketable securities........................
Net loss.....................................                                                    (105,135)
                                              ------- ------  ------  ------      ----------   ----------    -----------   --------
Balance at December 31, 2001.................  16,155     16      42      --         196,043     (181,388)          (778)    13,893
Shares issued as compensation................     108     --                             139                                    139
Shares issued in private placement
of common stock..............................   2,382      3                           3,571                                  3,574
Shares issued for litigation settlement......     142     --                             270                                    270
Shares issued for Cicero license agreement ..     250     --                             622                                    622
Shares forfeited for repayment of
notes receivable ............................     (15)    --                             (21)                                   (21)
Shares issued in private placement of
series C preferred...........................             --       2                   1,590                                  1,590
Conversion of preferred shares to common.....     181     --      (2)                     --                                     --
Warrants issued for financing................                                            373         (373)                       --
Accretion of preferred stock.................                                            329         (329)                       --
Deemed dividend..............................                                                        (293)
Foreign currency translation adjustment......
Net loss.....................................                                                     (18,182)
                                              ------- ------  ------  ------      ----------   ----------   ------------   --------

Balance at December 31, 2002.................  19,203     19      42      --         202,916     (200,565)          (717)     1,653
Conversion of preferred shares to common.....   1,378      1      (6)                     --                                      1
Shares issued as compensation................      95     --                              48                                     48
Shares issued for bank guarantee.............     150     --                              51                                     51
Exercises of stock options...................      27     --                               6                                      6
Conversion of warrants.......................   3,352      4                             402                                    406
Conversion of senior convertible
redeemable preferred stock...................     546      1                             174                                    175
Accretion of preferred stock.................                                            640         (640)                       --
Shares issued in private placement
of common stock..............................   1,894      2                             850                                    852
Deemed dividend..............................                                          1,062       (1,062)                       --
Foreign currency translation adjustment......
Reclassification of unrealized loss
included in income...........................
Net loss.....................................                                                     (10,006)
                                              ------- ------  ------  ------      ----------   ----------   ------------   --------
Balance at December 31, 2003.................  26,645  $  27      36   $  --      $  206,149   $ (212,273)         $  (6)  $ (6,103)
                                               ====== ======  ======  ======      ==========   ==========   ============   ========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                              LEVEL 8 SYSTEMS, INC.
                  CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                                 -----------------------
                                                           2003           2002            2001
                                                         ---------      ---------      ---------
Net loss ...........................................     ($ 10,006)     ($ 18,182)     ($105,135)
Other comprehensive income (loss), net of tax:
    Foreign currency translation adjustment ........            (6)          (199)          (287)
    Reclassification of accumulated foreign
        currency translation adjustments for
        dissolved subsidiaries .....................            --            260             --
    Unrealized loss on available-for-sale securities            --             --           (353)
    Reclassification of unrealized loss included in
        income - other than temporary decline ......           717             --          3,765
                                                         ---------      ---------      ---------
Comprehensive loss .................................     ($  9,295)     ($ 18,121)     ($102,010)
                                                         =========      =========      =========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                              LEVEL 8 SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                       2003            2002          2001
                                                                                     ---------      ---------      ---------
Cash flows from operating activities:
   Net loss ....................................................................     ($ 10,006)     ($ 18,182)     ($105,135)
   Adjustments to reconcile net loss to net cash (used in) operating activities:
      Depreciation and amortization ............................................         3,116          8,042         27,758
      Change in fair value of warrant liability ................................          (133)        (2,947)           885
      Stock compensation expense ...............................................            48            139          1,199
      Unrealized loss on marketable securities-other than temporary decline ....            --             --          3,845
      Impairment of intangible assets and software product technology ..........           993             --         46,923
      Provision for doubtful accounts ..........................................           (52)          (477)         3,812
      (Gain) loss on disposal of assets ........................................           (23)           461         (6,346)
      Other ....................................................................            --             98           (188)
      Changes in assets and liabilities, net of assets acquired and liabilities assumed:
         Trade accounts receivable and related party receivables ...............         1,404            352         10,454
           Assets and liabilities held for sale - systems integration ..........            --          6,409             --
           Assets and liabilities of operations to be abandoned ................           101            473             --
         Due from Liraz ........................................................            --            (56)            (3)
         Prepaid expenses and other assets .....................................           420            803            834
           Accounts payable and accrued expenses ...............................          (351)        (2,181)        (5,284)
         Merger-related and restructuring ......................................            --             --            952
         Deferred revenue ......................................................          (273)          (122)           657
                                                                                     ---------      ---------      ---------
           Net cash (used in) operating activities .............................        (4,756)        (7,188)       (19,637)
                                                                                     ---------      ---------      ---------

Cash flows from investing activities:
   Proceeds from sale of available for sale securities .........................            --            175             --
   Purchases of property and equipment .........................................           (36)           (11)          (198)
   Cash payments secured through notes receivable ..............................            --             --            (77)
   Repayment of note receivable ................................................           867          2,460            675
   Cash received from sale of property .........................................            --             --          2,236
   Cash received from sale of line of business assets ..........................            --          1,300         19,900
   Additions to software product technology ....................................            --             --         (2,310)
                                                                                     ---------      ---------      ---------
           Net cash provided by investing activities ...........................           831          3,924         20,226
                                                                                     ---------      ---------      ---------

Cash flows from financing activities:
   Proceeds from issuance of common shares, net of issuance costs ..............           859          1,974             --
   Proceeds from issuance of preferred shares, net of issuance costs ...........            --          1,380             --
   Proceeds from issuance of convertible redeemable stock, less escrow of $776 .         2,754             --             --
   Proceeds from exercise of warrants ..........................................           406             --             --
   Dividends paid for preferred shares .........................................            --             --         (1,345)
   Bank note guarantee .........................................................            --             --          1,600
   Payments under capital lease obligations and other liabilities ..............            --             --           (133)
   Net borrowings on line of credit ............................................            --             --            245
   Borrowings under credit facility, term loans and notes payable ..............           980            381             --
   Repayments of term loans, credit facility and notes payable .................        (1,248)          (583)       (24,000)
                                                                                     ---------      ---------      ---------
           Net cash provided by (used in) financing activities .................         3,751          3,152        (23,633)
                                                                                     ---------      ---------      ---------
Effect of exchange rate changes on cash ........................................            (6)          (199)          (302)
                                                                                     ---------      ---------      ---------
Net (decrease) in cash and cash equivalents ....................................          (180)          (311)       (23,346)
Cash and cash equivalents at beginning of year .................................           199            510         23,856
                                                                                     ---------      ---------      ---------
Cash and cash equivalents at end of year .......................................     $      19      $     199      $     510
                                                                                     =========      =========      =========

Cash paid (refunds) during the year for:
   Income taxes ................................................................     $     (18)     $     117      $     280
                                                                                     ---------      ---------      ---------
   Interest ....................................................................     $     218      $     274      $   1,339
                                                                                     ---------      ---------      ---------

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                              LEVEL 8 SYSTEMS, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


Non-Cash Investing and Financing Activities

2003

During 2003, the Company issued 161,438 shares of common stock to vendors for outstanding liabilities valued at $73. Of this total, 66,667 shares or $25, were issued as part of the 1,894,444 shares issued in the October 2003 private placement.

In November 2003, the Company issued 150,000 shares of common stock to a designated subsidiary of Liraz Systems Ltd. as compensation for extension of a bank debt guarantee valued at $51.

During 2003, the Company issued 546,875 shares of Level 8 Systems common stock upon conversion of 175 shares of Series D Convertible Redeemable Preferred Stock.

In October 2003, the Company issued 3,048,782 warrants to holders of the Series A3 Convertible Redeemable Preferred Stock and Series B3 Convertible Redeemable Preferred Stock under an existing agreement and in consideration for the waiver of certain price protection anti-dilution provisions of the Series A3 Preferred Stock and Series B3 Preferred Stock agreements. The warrants have a strike price of $0.40 valued at $1,062. (See Note 11.)

In April 2003, the Company agreed to exchange the warrants issued in the January 2002 private placement priced at $2.50 each for new warrants priced at $0.60 each and has extended the expiration date to until March 2007. This exchange was made as a result of a waiver by such warrant holders of certain terms and conditions that would trigger payments by the Company if the Company did not keep such shares registered under the Securities Act of 1933, as amended.

2002

During 2002, the Company issued 109,672 shares of common stock to employees for retention bonuses and severance. The bonus was valued at $92. (See Note 11.)

In January 2002, the Company extended the exclusive, perpetual license to develop and sell the Cicero application integration software and obtain ownership of the registered trademark from Merrill Lynch in exchange for 250,000 shares of common stock. Total consideration was valued at $622. (See Note 6.)

In June 2002, the Company issued 141,658 shares of common stock to a former reseller of the Company as part of a settlement agreement. The settlement agreement was valued at $270.

In August 2002, as part of the Series C Convertible Redeemable Preferred Stock offering, ("Series C Preferred Stock") the Company exchanged approximately $150 of indebtedness to Anthony Pizi, the Chairman of the Company, for Series C Preferred Stock.

In August 2002, the Company completed an exchange of 11,570 shares of Series A1 Convertible Redeemable Preferred Stock ("Series A1 Preferred Stock") and 30,000 shares of Series B1 Convertible Redeemable Preferred Stock ("Series B1 Preferred Stock") for 11,570 shares of Series A2 Convertible Preferred Stock ("Series A2 Preferred Stock") and 30,000 shares of Series B2 Convertible Preferred Stock ("Series B2 Preferred Stock"), respectively. (See Note 11.)

                              LEVEL 8 SYSTEMS, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


In October 2002, the Company completed an exchange of all of the outstanding shares of Series A2 Convertible Redeemable Preferred Stock ("Series A2 Preferred Stock") and Series B2 Convertible Redeemable Preferred Stock ("Series B2 Preferred Stock") and related warrants for an equal number of shares of newly created Series A3 Convertible Redeemable Preferred Stock ("Series A3 Preferred Stock") and Series B3 Convertible Redeemable Preferred Stock ("Series B3 Preferred Stock") and related warrants. This exchange was affected to correct a deficiency in the conversion price from the prior exchange of Series A1 and B1 Preferred Stock and related warrants for Series A2 and B2 Preferred Stock and related warrants. (See Note 11.)

In December 2002, the Company issued 1,462,801 warrants to holders of the Series A3 Convertible Redeemable Preferred Stock and Series B3 Convertible Redeemable Preferred Stock under an existing agreement and in consideration for the waiver of certain price protection anti-dilution provisions of the Series A3 Preferred Stock and Series B3 Preferred Stock agreements. The warrants have a strike price of $0.40. (See Note 11.)

In December 2002, the Company received $744 and $617 in notes receivable related to the sale of assets related to Systems Integration segment products. (See Note 2.)


2001

During 2001, the Company issued 369,591 shares of common stock to employees for retention bonuses, severance and consulting. These amounts were valued at $1,199. (See Note 11.)

In September and October 2001, the Company received $400 and $1,000 in notes receivable related to the sale of Message Queuing/XIPC and AppBuilder assets, respectively. (See Note 2.)

During 2001, the Company recorded a $3,765 unrealized loss on marketable securities related to an other-than-temporary decline in fair value.

During 2001, the Company performed consulting services valued at $750 in exchange for common shares of a strategic partner.

In September 2001, the Company retired a note receivable from a related party, (director and officer) totaling $495 in exchange for the forfeiture of certain retirement benefits.

On October 16, 2001, the Company completed an exchange of 11,570 shares of Series A 4% Convertible Redeemable Preferred Stock ("Series A Preferred Stock") and 30,000 shares of Series B 4% Convertible Redeemable Preferred Stock ("Series B Preferred Stock") for 11,570 shares of Series A1 Preferred Stock and 30,000 shares of Series B1 Preferred Stock, respectively. (See Note 11.)

NOTE 1. SUMMARY OF OPERATIONS, SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

Level 8 Systems, Inc. ("Level 8" or the "Company") is a global provider of business integration software that enables organizations to integrate new and existing information and processes at the desktop. Business integration software addresses the emerging need for a company's information systems to deliver enterprise-wide views of the company's business information processes.

GOING CONCERN:

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred a loss of $10,006 for the year ended December 31, 2003 and has experienced negative cash flows from operations for each of the years ended December 31, 2003, 2002 and 2001. At December 31, 2003, the Company had a working capital deficiency of approximately $6555. The Company's future revenues are entirely dependent on acceptance of a newly developed and marketed product, Cicero, which has had limited success in commercial markets to date. These factors among others raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time

The financial statements presented herein do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should Level 8 be unable to continue as a going concern. In order to address these issues and to obtain adequate financing for the Company's operations for the next twelve months, the Company is actively promoting and expanding its Cicero-related product line and continues to negotiate with significant customers that have begun or finalized the "proof of concept" stage with the Cicero technology. The Company is experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about the financial viability of the Company. The Company is attempting to address the financial concerns of potential customers by pursuing strategic partnerships with companies that have significant financial resources, although the Company has not experienced significant success to date with this approach. In January 2004, the Company completed a private placement of its common stock wherein it raised approximately $1,247 of new capital. Management expects that it will be able to raise additional capital and to continue to fund operations and also expects that increased revenues will reduce its operating losses in future periods, however, there can be no assurance that management's plan will be executed as anticipated.

PRINCIPLES OF CONSOLIDATION:

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. See Note 2 regarding the sales of subsidiaries. All of the Company's subsidiaries are wholly-owned for the periods presented.

All significant inter-company accounts and transactions are eliminated in consolidation.

USE OF ESTIMATES:

The preparation of financial statements in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

FINANCIAL INSTRUMENTS:

The carrying amount of the Company's financial instruments, representing accounts receivable, notes receivable, accounts payable and debt approximate their fair value.

FOREIGN CURRENCY TRANSLATION:

The assets and liabilities of foreign subsidiaries are translated to U.S. dollars at the current exchange rate as of the balance sheet date. The resulting translation adjustment is recorded in other comprehensive income as a component of stockholders' equity. Statements of operations items are translated at average rates of exchange during each reporting period.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

CASH AND CASH EQUIVALENTS:

Cash and cash equivalents include all cash balances and highly liquid investments with maturity of three months or less from the date of purchase. For these instruments, the carrying amount is considered to be a reasonable estimate of fair value. The Company places substantially all cash and cash equivalents with various financial institutions in both the United States and several foreign countries. At times, such cash and cash equivalents in the United States may be in excess of FDIC insurance limits.

PROPERTY AND EQUIPMENT:

Property and equipment purchased in the normal course of business is stated at cost, and property and equipment acquired in business combinations is stated at its fair market value at the acquisition date. All property and equipment is depreciated using the straight-line method over estimated useful lives.

Expenditures for repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of property and equipment are removed from the accounts upon retirement or other disposition and any resulting gain or loss is reflected in the Consolidated Statements of Operations.

SOFTWARE DEVELOPMENT COSTS:

The Company capitalizes certain software costs after technological feasibility of the product has been established. Generally, an original estimated economic life of three years is assigned to capitalized software costs, once the product is available for general release to customers. Costs incurred prior to the establishment of technological feasibility are charged to research and development expense.

Additionally, the Company has recorded software development costs for its purchases of developed technology through acquisitions. (See Note 6.)

Capitalized software costs are amortized over related sales on a product-by-product basis using the straight-line method over the remaining estimated economic life of the product. (See Note 6.)

The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technologies.

LONG-LIVED ASSETS:

The Company reviews the recoverability of long-lived intangible assets when circumstances indicate that the carrying amount of assets may not be recoverable. This evaluation is based on various analyses including undiscounted cash flow projections. In the event undiscounted cash flow projections indicate impairment, the Company would record an impairment based on the fair value of the assets at the date of the impairment. Effective January 1, 2002, the Company accounts for impairments under the Financial Accounting Standards Board ("FSAB") Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Prior to the adoption of this standard, impairments were accounted for using SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which was superseded by SFAS No. 144. During 2003, the Company recorded impairments associated with its Cicero technology. During 2002, the Company recorded impairments associated with the sale of the Geneva and Star SQL and CTRC operations. (See Note 6.)

REVENUE RECOGNITION:

The Company recognizes license revenue from end-users and third party resellers in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 97-2, "Software Revenue Recognition", as amended by SOP 98-9, "Modification of SOP 97-2, 'Software Revenue Recognition,' with Respect to Certain Transactions". The Company reviews each contract to identify elements included in the software arrangement. SOP 97-2 and SOP 98-9 require that an entity recognize revenue for multiple element arrangements by means of the "residual method" when (1) there is vendor-specific objective evidence ("VSOE") of the fair values of all of the undelivered elements that are not accounted for by means of long-term contract accounting, (2) VSOE of fair value does not exist for one or more of the delivered elements, and (3) all revenue recognition criteria of SOP 97-2 (other than the requirement for VSOE of the fair value of each delivered element) are satisfied. VSOE of the fair value of undelivered elements is established on the price charged for that element when sold separately. Software customers are given no rights of return and a short-term warranty that the products will comply with the written documentation. The Company has not experienced any product warranty returns.

Revenue from recurring maintenance contracts is recognized ratably over the maintenance contract period, which is typically twelve months. Maintenance revenue that is not yet earned is included in deferred revenue. Any unearned receipts from service contracts result in deferred revenue.

Revenue from consulting and training services is recognized as services are performed. Any unearned receipts from service contracts result in deferred revenue.

COST OF REVENUE:

The primary components of the Company's cost of revenue for its software products are software amortization on internally developed and acquired technology, royalties on certain products, and packaging and distribution costs. The primary component of the Company's cost of revenue for maintenance and services is compensation expense.

ADVERTISING EXPENSES:

The Company expenses advertising costs as incurred. Advertising expenses were approximately $9, $53, and $1,198 for the years ended December 31, 2003, 2002 and 2001, respectively.

RESEARCH AND PRODUCT DEVELOPMENT:

Research and product development costs are expensed as incurred.

INCOME TAXES:

The Company uses SFAS No. 109, "Accounting for Income Taxes", to account for income taxes. This statement requires an asset and liability approach that recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events, other than enactments of changes in the tax law or rates, are generally considered. A valuation allowance is recorded when it is "more likely than not" that recorded deferred tax assets will not be realized. (See Note 9.)

DISCONTINUED OPERATIONS:

During the third quarter of 2002, the Company made a decision to dispose of the Systems Integration segment and entered into negotiations with potential buyers. The Systems Integration segment qualified for treatment as a discontinued operation in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", and the Company reclassified the results of operations for the Systems Integration segment in 2002 and 2001 to "loss from discontinued operations" in the Consolidated Statements of Operations. The Consolidated Statements of Cash Flows for 2001 has not been restated to reflect the discontinued operations as the information is not available and is impractical to obtain. The sale of the Systems Integration segment was completed in December 2002. (See Note 2.)

LOSS PER SHARE:

Basic loss per share is computed based upon the weighted average number of common shares outstanding. Diluted loss per share is computed based upon the weighted average number of common shares outstanding and any potentially dilutive securities. During 2003, 2002, and 2001, potentially dilutive securities included stock options, warrants to purchase common stock, and preferred stock.

The following table sets forth the potential shares that are not included in the diluted net loss per share calculation because to do so would be anti-dilutive for the periods presented:

                                               YEAR ENDED DECEMBER 31,
                                               ------------------------
                                         2003            2002            2001
                                      ----------      ----------      ----------
Stock options ..................       5,625,878       3,834,379       4,366,153
Warrants .......................      10,926,706       5,315,939       2,568,634
Preferred stock ................      16,893,174       7,812,464       3,782,519
                                      ----------      ----------      ----------
                                      33,445,758      16,962,782      10,717,306
                                      ==========      ==========      ==========


In 2003 and 2002, no dividends were declared on preferred stock. In 2001, dividends totaled $926, and were included in the loss per share calculations.

STOCK-BASED COMPENSATION:

The Company has adopted the disclosure provisions of SFAS 123, "Accounting for Stock-Based Compensation", and has applied Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations in accounting for its stock-based compensation plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under the plans, consistent with the method required by SFAS No. 123, the Company's net loss and diluted net loss per common share would have been the pro forma amounts indicated below.

                                                                             2003           2002           2001
                                                                           ---------      ---------      ---------
Net loss applicable to common stockholders, as reported ..............     $ (11,708)     $ (19,177)     $(106,061)
Less:  Total stock-based employee compensation expense under
    fair value based method for all awards, net of related tax effects        (1,016)        (3,387)        (2,735)
                                                                           ---------      ---------      ---------

Pro forma loss applicable to common stockholders .....................     $ (12,724)     $ (22,564)     $(108,796)
                                                                           =========      =========      =========

Loss per share:
  Basic and diluted, as reported .....................................     $   (0.54)     $   (1.02)     $   (6.65)
  Basic and diluted, pro forma .......................................     $   (0.59)     $   (1.20)     $   (6.82)

The fair value of the Company's stock-based awards to employees was estimated as of the date of the grant using the Black-Scholes option-pricing model, using the following weighted-average assumptions:

                                          2003          2002          2001
                                          ----          ----          ----

Expected life (in years) ........        8.33 years    10 years      5 years
Expected volatility .............        126%           96%           90%
Risk free interest rate .........        4.00%         4.25%         4.50%
Expected dividend yield .........          0%            0%            0%


WARRANTS LIABILITY:

The Company has issued warrants to Series A3 and Series B3 preferred stockholders which contain provisions that allow the warrant holders to force a cash redemption for events outside the control of the Company. The fair value of the warrants are accounted for as a liability and are re-measured through the Consolidated Statements of Operations at each balance sheet date.

RECLASSIFICATIONS:

Certain prior year amounts in the accompanying financial statements have been reclassified to conform to the 2003 presentation. Such reclassifications had no effect on previously reported net income or stockholder's equity.

RECENT ACCOUNTING PRONOUNCEMENTS:

In January 2003, the FASB issued Interpretation No. 46 or FIN 46"Consolidation of Variable Interest Entities", an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements". In October 2003, the FASB issued FASB Staff Position FIN 46-6, "Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities" deferring the effective date for applying the provisions of FIN 46 for public entities' interests in variable interest entities or potential variable interest entities created before February 1, 2003 for financial statements of interim or annual periods that end after December 15, 2003. FIN 46 establishes accounting guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary. In December 2003, the FASB issued FIN 46 (revised December 2003), "Consolidation of Variable Interest Entities." This revised interpretation is effective for all entities no later than the end of the first reporting period that ends after March 15, 2004. The Company has no investment in or contractual relationship or other business relationship with a variable interest entity and therefore the adoption of this interpretation did not have any impact on its consolidated financial position or results of operations. However, if the Company enters into any such arrangement with a variable interest entity in the future or an entity with which we have a relationship is reconsidered based on guidance in FIN 46 to be a variable interest entity, the Company's consolidated financial position or results of operations might be materially impacted.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, "Elements of Financial Statements". The adoption of this statement did not have a material impact on the Company's results of operations and financial condition.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of FASB Statement No. 123." This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement requires that companies having a year-end after December 15, 2002 follow the prescribed format and provide the additional disclosures in their annual reports. The adoption of this statement did not have a material impact on the Company's results of operations and financial condition.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of this statement did not have a material impact on our results of operations and financial condition.

NOTE 2. DISPOSITIONS

SALE OF GENEVA:

Effective October 1, 2002, the Company sold its Systems Integration software business to EM Software Solutions, Inc. Under the terms of the agreement, EM Solutions acquired all rights, title and interest to the Geneva Enterprise Integrator and Geneva Business Process Automator products along with certain receivables, deferred revenue, maintenance contracts, fixed assets and certain liabilities. The Company had identified these assets as being held for sale during the third quarter of 2002 and, as such, reclassified the results of operations to "income/loss from discontinued operations". The Company received total proceeds of $1,637; $276 in cash, a short-term note in the amount of $744 and a five-year note payable monthly in the aggregate amount of $617. The short-term note was due by February 13, 2003 and was repaid subsequent to December 31, 2002. The five-year note was recorded net of an allowance of $494. The carrying value of the assets sold was approximately $374 resulting in a loss on the disposal of discontinued operations of $769. Revenues for the Systems Integration segment were $3,700 in 2002 and $5,700 in 2001. (See Note 6.)

SALE OF STAR SQL AND CTRC:

In June 2002, the Company entered into an Asset Purchase Agreement with StarQuest Ventures, Inc., a California company and an affiliate of Paul Rampel, a former member of the Board of Directors of Level 8 Systems and a former executive officer. Under the terms of the Asset Purchase Agreement, Level 8 sold its Star SQL and CTRC products and certain fixed assets to StarQuest Ventures for $365 and the assumption of certain maintenance liabilities. The Company received $300 in cash and a note receivable of $65. The loss on sale of the assets was $74. The Company used $150 from the proceeds to repay borrowings from Mr. Rampel.

SALE OF APPBUILDER ASSETS:

On October 1, 2001, the Company sold its Geneva AppBuilder software business to BluePhoenix Solutions, a wholly owned subsidiary of Liraz Systems Ltd. Under the terms of the agreement, the Company sold the rights, title and interest in the AppBuilder product and certain receivables, unbilled, deferred revenue, maintenance contracts, fixed assets and certain liabilities. The AppBuilder product accounted for approximately 99% of total revenues for the year and approximately 85% of total revenues within the messaging and application engineering segment. The Company received total proceeds of $20,350; $19,000 in cash, a note receivable for $1,000 due February 2002 and a cash payment for the net assets. The carrying value of the net assets sold was approximately $15,450. The resulting gain of approximately $4,900 was recorded in the gain on disposal of asset. The Company subsequently repaid $22,000 of its short-term debt using the proceeds received and cash on hand. In March 2002, the $1,000 note was repaid with cash of $825 and settlement of other liabilities. At December 31, 2001, the $1,000 note was recorded as note receivable from related party and $863, including $57 classified as assets to be abandoned, was recorded as a receivable from a related party representing amounts due to the Company from BluePhoenix Solutions for the net asset amount noted above and the reimbursement for certain general and administrative expenses performed by the Company.

SALE OF MESSAGE QUEUING AND XIPC ASSETS:

Also during the quarter ended September 30, 2001, the Company sold two of its messaging products - Geneva Message Queuing and Geneva XIPC to Envoy Technologies, Inc. Under the terms of the agreement, Envoy acquired all rights, title and interest to the products along with all customer and maintenance contracts. The Company retained all accounts receivable, received $50 in cash and a note receivable for $400. The resulting gain of $342 has been recorded in the gain on disposal of assets.

ASSETS AND LIABILITIES TO BE ABANDONED:

At December 31, 2002, the Company had made the decision to close its remaining foreign subsidiaries.

In December 2002, the Company received notification of the finalization of the bankruptcy proceeding in France and recorded a gain on the closure of the subsidiary of $332 in Gain (loss) on disposal of assets.

In March 2003, the Company received notification of the finalization of the bankruptcy proceeding in the United Kingdom and recorded a gain on the closure of the subsidiary of $216 in Gain (loss) on disposal of assets.

In December 2003, the Company received notification of the liquidation of the Denmark subsidiary and the Company recorded a gain on the closure of the subsidiary of $62 in Gain (loss) on disposal of assets.

NOTE 3. ACCOUNTS RECEIVABLE

Trade accounts receivable was composed of the following at December 31:

                                                           2003          2002
                                                          -------       -------
Current trade accounts receivable ..................      $    20       $ 1,434
Less: allowance for doubtful accounts ..............           (8)         (143)
                                                          -------       -------
                                                          $    12       $ 1,291
                                                          =======       =======


Approximately $0 and $9 of current trade receivables were unbilled at December 31, 2003 and 2002, respectively.

The (credit) provision for uncollectible amounts was ($623), ($477) and $3,812 for the years ended December 31, 2003, 2002 and 2001 respectively. Write-offs (net of recoveries) of accounts receivable were ($488), ($437) and $6,047 for the years ended December 31, 2003, 2002 and 2001, respectively. Included in the write-offs for 2001 was approximately $3,800 from one customer who filed for Chapter 11 Protection under the U.S. Bankruptcy laws.

NOTE 4.           PROPERTY AND EQUIPMENT

Property and equipment was composed of the following at December 31:

                                                              2003         2002
                                                             -----        -----
Computer equipment ...................................       $ 242        $ 206
Furniture and fixtures ...............................           8            8
Office equipment .....................................         138          138
                                                             -----        -----
                                                               388          352
Less: accumulated depreciation and amortization ......        (362)        (190)
                                                             -----        -----

                                                             $  26        $ 162
                                                             =====        =====


Depreciation and amortization expense of property and equipment was $167, $402 and $945 for the years ended December 31, 2003, 2002, and 2001, respectively.

NOTE 5. NOTES RECEIVABLE

As discussed in Note 2, in 2002 the Company disposed of the remaining assets of the Systems Integration segment through a sale to EM Software Solutions, Inc. As part of the proceeds, the Company received two notes receivable from the purchaser. The first note was due on February 13, 2003 in the amount of $744 and bore interest at prime plus 2.25%. This note was repaid in February 2003. The second note was in the principal amount of $617 and bears interest at prime plus 1%. Principal and interest is payable monthly and the note matures in 2007. Due to the uncertainty of the collection of the note at the time, the Company recorded the note net of an allowance of $494.

As more fully discussed in Note 20, the Company had been party to litigation for breach of a real estate lease. That case was settled in August 2003. Under the terms of the settlement agreement, the Company agreed to assign the note receivable due from EM Software Solutions, with recourse equal to the unpaid portion of the Note should the Note obligor default on future payments. The principal balance outstanding on the Note at the time of assignment was $545. The Company assessed the probability of liability under the recourse provisions using a weighted probability cash flow analysis and has recognized a long-term liability in the amount of $131. In addition, the Company wrote off the unreserved portion of the Note or $51.

In conjunction with the sale of Profit Key on April 6, 1998, the Company received a note receivable from the purchaser for $2,000. The remaining balance on the note totaled $1,000 and was due in equal annual installments beginning on March 31, 2001. The note bore interest at 9% per annum. In 2002, the Company sold its remaining interest in the note to a group of investors including Nicholas Hatalski and Paul Rampel, both members of the Company's Board of Directors at the time, and Anthony Pizi, the Company's Chairman for $400, and recorded a loss on the sale of $100.

NOTE 6. SOFTWARE PRODUCT TECHNOLOGY

As of December 31, 2003, all of the Company's software product technology relates to the Cicero technology. Effective July 2002, the Company determined that the estimated asset life of the Cicero technology has been extended as a result of the January 2002 amended license agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") wherein the exclusive right to modify, commercialize, and distribute the technology was extended in perpetuity. Accordingly, the Company reassessed the estimated life of the technology and extended it from three years to five years. The effect of the change in the estimated life resulted in a reduction of $4,608 and $2,407 of amortization expense for the years ended December 31, 2003 and 2002, respectively. The impact on the net loss applicable to common stockholders - basic and diluted was $(0.21) per share for December 31, 2003 and $(0.13) per share for December 31, 2002.

In accordance with FASB 86 "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed", the Company completed an assessment of the recoverability of the Cicero product technology as of September 30, 2003 and again at December 31, 2003. This assessment was completed due to the Company's continued operating losses and the limited software revenue generated by the Cicero technology over the past twelve months. Currently, the Company is in negotiations with numerous customers to purchase licenses, which would have a significant impact on the cash flows from the Cicero technology and the Company. Since the negotiations have been in process for several months and expected completion of the transactions has been delayed, the Company has reduced its cash flow projections. Historical cash flows generated by the Cicero technology do not support the long-lived asset and accordingly the Company has impaired the unamortized book value of the technology in excess of the expected net realizable value as of December 31, 2003. This impairment charge, in the amount of $993, has been recorded in cost of software revenue.

During the third quarter of 2001, the Company reduced its carrying value by $3,070 of the capitalized software cost recorded as part of the StarQuest acquisition to its fair value based upon an evaluation of its net realizable value. In May 2002, based upon the potential sale of the assets to a third party, the Company determined that an additional impairment had occurred in the amount of $1,564, which was recorded as software amortization. The Company has been assessing its assets to determine which assets if any are to be considered non-strategic and, in May 2002, the Company received an unsolicited offer to purchase the Star/SQL and CTRC products. In June 2002, the Company sold the Star/SQL and CTRC asset. (See Note 2.)

During the years ended December 31, 2003, 2002 and 2001, the Company recognized $3,933 of which $993 is an impairment charge, and $7,375 and $11,600, respectively, of expense related to the amortization of these costs, which is recorded as cost of software revenue in the consolidated statements of operations. Accumulated amortization of capitalized software costs was $20,436 and $16,503 at December 31, 2003 and 2002, respectively.

NOTE 7. IDENTIFIABLE AND UNIDENTIFIABLE INTANGIBLE ASSETS

Identifiable and unidentifiable intangible assets primarily included goodwill, existing customer base, assembled workforce and trademarks recorded in connection with the Company's previous acquisitions. At December 31, 2003 and 2002, the Company had no identifiable and unidentifiable intangible assets. Pro forma net loss applicable to common stockholders as if the provisions of SFAS 142, "Goodwill and Other Intangible Assets", had been adopted for the year ended December 31, 2001 would have been ($98,023).

SALE OF SEER TECHNOLOGIES ASSETS (APPBUILDER):

As described in Note 2, Sale of AppBuilder Assets, the Company sold the intangible assets acquired from Seer Technologies to BluePhoenix Solutions (a wholly-owned subsidiary of Liraz Systems Ltd.) in October 2001, which resulted in a net reduction of $11,052 in intangible assets.

ASSET IMPAIRMENTS:

During the quarter ended September 30, 2001, the Company was notified by one of its resellers that they would no longer engage in re-sales of the Company's CTRC products acquired from StarQuest. This reseller accounted for substantially all of the product sales and as a result, the Company performed an assessment of the recoverability of the Message Application Engineering Segment. The results of the Company's analysis of undiscounted cash flows indicated that an impairment had occurred. The Company estimated the fair market value of the related assets through a discounted future cash flow valuation technique. The results of this analysis indicated that the carrying value of these intangible assets exceeded their fair market values. The Company has reduced the carrying value of these intangible assets by approximately $10,999 as of September 30, 2001, of which $3,070 was recorded as software amortization costs. (See Note 6.)

NOTE 8. SHORT TERM DEBT

      Short-term debt was composed of the following at December 31:

                                                          2003             2002
                                                         ------           ------
Term loan (a) ................................           $1,971           $2,512
Note payable; related party (b) ..............               85               --
Notes payable (c) ............................              444              381
Short term convertible note (d) ..............              125               --
                                                         ------           ------
                                                         $2,625           $2,893
                                                         ======           ======

(a) The Company has a $1,971 term loan bearing interest at LIBOR plus 1% (approximately 2.13% at December 31, 2003). Interest is payable quarterly. There are no financial covenants and the term loan is guaranteed by Liraz Systems Ltd., the Company's former principal shareholder. The loan matures on November 8, 2004. (See Note 16.)

(b) In December 2003, the Company entered into a promissory note with the Company's Chairman. The Note bears interest at 12% per annum.

(c) The Company is attempting to secure a revolving credit facility and on an interim basis and from time to time has issued a series of short term promissory notes with private lenders, which provides for short term borrowings both unsecured and secured by accounts receivable. The Notes bear interest at 12% per annum.

(d) In December 2003, the Company entered into a promissory note with a private lender. The Note bears interest at 12% per annum and allows for the conversion of the principal amount due into common stock of the Company. The Note is convertible at $0.28 per share.

NOTE 9. INCOME TAXES

Income tax expense were composed of the following for the years ended December
31:

                                              2003        2002         2001
                                             -------     -------      -------
Federal - current ......................     $    --     $    --      $    --
State and local - current ..............          --          --           --
                                             -------     -------      -------

Foreign taxes (benefit) and withholdings          --        (155)         501
                                             -------     -------      -------
Current taxes ..........................          --        (155)         501

Federal - deferred .....................          --          --           --
State and local - deferred .............          --          --           --
                                             -------     -------      -------
Deferred taxes .........................          --          --           --

Total income tax provision (benefit) ...     $    --     $  (155)     $   501
                                             =======     =======      =======


A reconciliation of expected income tax at the statutory federal rate with the actual income tax provision is as follows for the years ended December 31:

                                                               2003          2002          2001
                                                             --------      --------      --------
Expected income tax benefit at statutory rate (34%) ....     $ (3,402)     $ (6,235)     $(35,200)
State taxes, net of federal tax benefit ................         (405)         (358)       (5,158)
Effect of foreign operations including withholding taxes          (31)          (68)          801
Effect of change in valuation allowance ................        3,769         6,362        37,076
Amortization and write-off of non-deductible goodwill ..           --            --         1,906
Non-deductible expenses ................................           69           144         1,076
                                                             --------      --------      --------
             Total .....................................     $     --      $   (155)     $    501
                                                             ========      ========      ========

Significant components of the net deferred tax asset (liability) at December 31 were as follows:

                                                         2003            2002
                                                       --------        --------

Current assets:
    Allowance for doubtful accounts ............       $     85        $     41
    Accrued expenses, non-tax deductible .......            200             200

Noncurrent assets:
    Loss carry forwards ........................         74,517          71,448
    Depreciation and amortization ..............          5,709           4,486
                                                       --------        --------
                                                         80,511          76,175

Less: valuation allowance ......................        (80,511)        (76,175)
                                                       --------        --------

                                                       $     --        $     --
                                                       ========        ========


At December 31, 2003, the Company had net operating loss carryforwards of approximately $186,293, which may be applied against future taxable income. These carryforwards will expire at various times between 2005 and 2023. A substantial portion of these carryforwards is restricted to future taxable income of certain of the Company's subsidiaries or limited by Internal Revenue Code Section 382. Thus, the utilization of these carryforwards cannot be assured. Net operating loss carryforwards include tax deductions for the disqualifying dispositions of incentive stock options. When the Company utilizes the net operating loss related to these deductions, the tax benefit will be reflected in additional paid-in capital and not as a reduction of tax expense. The total amount of these deductions included in the net operating loss carryforwards is $21,177.

The undistributed earnings of certain foreign subsidiaries are not subject to additional foreign income taxes nor considered to be subject to U.S. income taxes unless remitted as dividends. The Company intends to reinvest such undistributed earnings indefinitely; accordingly, no provision has been made for U.S. taxes on those earnings. The determination of the amount of the unrecognized deferred tax liability related to the undistributed earnings is not practicable.

The Company provided a full valuation allowance on the total amount of its deferred tax assets at December 31, 2003 since management does not believe that it is more likely than not that these assets will be realized.

NOTE 10. SENIOR CONVERTIBLE REDEEMABLE PREFERRED STOCK

On March 19, 2003, the Company completed a $3,500 private placement of Series D Convertible Preferred Stock ("Series D Preferred Stock"), convertible at a conversion ratio of $0.32 per share of common stock into an aggregate of 11,031,250 shares of common stock. As part of the financing, the Company has also issued warrants to purchase an aggregate of 4,158,780 shares of common stock at an exercise price of $0.07 per share ("Series D-1 Warrants"). On October 10, 2003, the Company, consistent with its obligations, also issued warrants to purchase an aggregate of 1,665,720 shares of common stock at an exercise price the lesser of $0.20 per share or market price at the time of exercise ("Series D-2 Warrants"). The Series D-2 Warrants became exercisable on November 1, 2003, because the Company failed to report $6,000 in gross revenues for the nine month period ended September 30, 2003. Both existing and new investors participated in the financing. The Company also agreed to register the common stock issuable upon conversion of the Series D Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933, as amended. Under the terms of the financing agreement, a redemption event may occur if any one person, entity or group shall control more than 35% of the voting power of the Company's capital stock. The Company allocated the proceeds received from the sale of the Series D Preferred Stock and warrants to the preferred stock and detachable warrants on a relative fair value basis, resulting in an allocation of $2,890 to the Series D Preferred Stock and $640 to the detachable warrants. Based upon the allocation of the proceeds, the Company determined that the effective conversion price of the Series D Preferred Stock was less than the fair value of the Company's common stock on the date of issuance. The beneficial conversion feature was recorded as a discount on the value of the Series D Preferred Stock and an increase in additional paid-in capital. Because Series D Preferred Stock was convertible immediately upon issuance, the Company fully amortized such beneficial conversion feature on the date of issuance.

As part of the financing, the Company and the lead investors have agreed to form a joint venture to exploit the Cicero technology in the Asian market. The terms of the agreement require that the Company place $1,000 of the gross proceeds from the financing into escrow to fund the joint venture. The escrow agreement allows for the immediate release of funds to cover organizational costs of the joint venture. During the quarter ended March 31, 2003, $225 of escrowed funds was released. Since the joint venture was not formed and operational on or by July 17, 2003, the lead investors have the right, but not the obligation, to require the Company to purchase $1,000 in liquidation value of the Series D Preferred Stock at a 5% per annum premium, less their pro-rata share of expenses. The Company and the lead investor have mutually agreed to extend the escrow release provisions until September 30, 2004.

Another condition of the financing requires the Company to place an additional $1,000 of the gross proceeds into escrow, pending the execution of a definitive agreement with Merrill Lynch, providing for the sale of all right, title and interest to the Cicero technology. Since a transaction with Merrill Lynch for the sale of Cicero was not consummated by May 18, 2003, the lead investors have the right, but not the obligation, to require the Company to purchase $1,000 in liquidation value of the Series D Preferred Stock at a 5% per annum premium. During the second quarter, $390 of escrowed funds was released. In addition, the Company and the lead investor agreed to extend the escrow release provisions until the end of July 2003 when all remaining escrow monies were released to the Company.

NOTE 11. STOCKHOLDERS' EQUITY

COMMON STOCK:

In October 2003, the Company entered into a Securities Purchase Agreement with several investors wherein the Company agreed to sell 1,894,444 shares of its common stock and issue 473,611 warrants to purchase the Company's common stock at a price of $0.45 per share for a total of $853 in proceeds. This offering closed on October 15, 2003. The warrants expire in three years from the date of grant. These shares were issued in reliance upon the exemption from registration under Rule 506 of Regulation D and on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving a public offering.

In January 2002, the Company entered into a Securities Purchase Agreement with several investors wherein the Company agreed to sell up to 3,000,000 shares of its common stock and warrants. The common stock was valued at $1.50 per share and warrants to purchase additional shares were issued with an exercise price of $2.75 per share. This offering closed on January 16, 2002. Of the 3,000,000 shares, the Company sold 2,381,952 shares of common stock for a total of $3,574 and granted 476,396 warrants to purchase the Company's common stock at an exercise price of $2.75 per share. The warrants expire in three years from the date of grant and have a call feature that forces exercise if the Company's common stock exceeds $5.50 per share. These shares were issued in reliance upon the exemption from registration under Rule 506 of Regulation D and on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving a public offering. Under this Private Placement, the Company had agreed to certain terms and conditions that would trigger payments by the Company if the Company did not keep such shares registered under the Securities Act of 1933, as amended. In April 2003, in exchange for a waiver of such provisions the Company agreed to exchange the warrants from the January 2002 Private Placement priced at $2.50 for new warrants priced at $0.60 and has extended the expiration date until March 2007. Each participant is required to execute a waiver prior to receiving the repriced warrants.

STOCK GRANTS:

During 2002, the Company issued 109,672 shares of common stock to employees for retention bonuses and severance. The grants represented compensation for services previously performed and were valued and recorded based on the fair market value of the stock on the date of grant, which totaled $92. During 2003, no stock awards were made to employees.

STOCK OPTIONS:

The Company maintains two stock option plans, the 1995 and 1997 Stock Incentive Plans, which permit the issuance of incentive and nonstatutory stock options, stock appreciation rights, performance shares, and restricted and unrestricted stock to employees, officers, directors, consultants, and advisors. In July 2003, stockholders approved a proposal to increase the number of shares reserved within these plans to a combined total of 10,900,000 shares of common stock for issuance upon the exercise of awards and provide that the term of each award be determined by the Board of Directors. The Company also has a stock incentive plan for outside directors and the Company has set aside 120,000 shares of common stock for issuance under this plan.

Under the terms of the Plans, the exercise price of the incentive stock options may not be less than the fair market value of the stock on the date of the award and the options are exercisable for a period not to exceed ten years from date of grant. Stock appreciation rights entitle the recipients to receive the excess of the fair market value of the Company's stock on the exercise date, as determined by the Board of Directors, over the fair market value on the date of grant. Performance shares entitle recipients to acquire Company stock upon the attainment of specific performance goals set by the Board of Directors. Restricted stock entitles recipients to acquire Company stock subject to the right of the Company to repurchase the shares in the event conditions specified by the Board are not satisfied prior to the end of the restriction period. The Board may also grant unrestricted stock to participants at a cost not less than 85% of fair market value on the date of sale. Options granted vest at varying periods up to five years and expire in ten years.

Activity for stock options issued under these plans for the fiscal years ending December 31, 2003, 2002 and 2001 was as follows:

                                                                                                   WEIGHTED
                                                                          OPTION PRICE             AVERAGE
                                                  PLAN ACTIVITY            PER SHARE            EXERCISE PRICE
Balance at December 31, 2000...................        3,857,517            1.37-39.31               15.83
    Granted....................................        3,037,581            1.74- 6.13                3.60
    Forfeited..................................       (2,528,945)           1.37-39.31               16.38
                                               --------------------

Balance at December 31, 2001...................        4,366,153            1.37-39.31                6.92
    Granted....................................        1,942,242            0.34- 1.70                0.58
    Forfeited..................................       (2,474,016)           0.39-39.31                6.76
                                               --------------------

Balance at December 31, 2002                           3,834,379            0.34-39.31                3.81
    Granted...........................                 2,566,126            0.22- 0.57                0.24
    Exercised........................                   (121,434)           0.22- 0.22                0.22
     Forfeited........................                  (653,193)           0.22-39.31                2.60
                                               --------------------

Balance at December 31, 2003...                        5,625,878            0.20-39.31                2.43
                                               ====================


The weighted average grant date fair value of options issued during the years ended December 31, 2003, 2002, and 2001 was equal to $0.24, $0.58, and $2.59 per share, respectively. There were no option grants issued below fair market value during 2003, 2002 or 2001.

At December 31, 2003, 2002 and 2001, options to purchase approximately 2,770,126, 1,409,461, and 1,313,826 shares of common stock were exercisable, respectively, pursuant to the plans at prices ranging from $0.22 to $39.32. The following table summarizes information about stock options outstanding at December 31, 2003:


                                                                                                                 WEIGHTED
                                                      REMAINING CONTRACTUAL                                      AVERAGE
                                     NUMBER              LIFE FOR OPTIONS                 NUMBER                  EXERCISE
       EXERCISE PRICE            OUTSTANDING               OUTSTANDING                 EXERCISABLE                 PRICE
       --------------            -----------               -----------                 -----------                 -----
        $ 0.22 - 3.93                4,514,878                 8.8                       1,870,153                 $  0.62
          3.94  -7.86                  846,650                 5.4                         635,623                    6.27
           7.87-11.79                   93,650                 4.3                          93,650                    8.92
          11.80-15.72                   40,000                 0.5                          40,000                   12.29
          15.73-19.66                    7,500                 6.6                           7,500                   18.81
          19.67-23.59                    3,000                 6.5                           3,000                   20.00
          23.60-27.52                        0                 0.0                               0                    0.00
          27.53-31.45                    3,000                 6.0                           3,000                   30.25
          31.46-35.38                        0                 0.0                               0                    0.00
          35.39-39.32                  117,200                 1.0                         117,200                   38.03
                        ----------------------------                           ---------------------------

                                     5,625,878                 8.0                       2,770,126                 $  4.05
                        ============================                           ===========================

PREFERRED STOCK:

In connection with the sale of Series D Preferred Stock, the holders of the Company's Series A3 Preferred Stock and Series B3 Preferred Stock (collectively, the "Existing Preferred Stockholders"), entered into an agreement whereby the Existing Preferred Stockholders have agreed to waive certain applicable price protection anti-dilution provisions. Under the terms of the waiver agreement, the Company is also permitted to issue equity securities representing aggregate proceeds of up to an additional $4,900 following the sale of the Series D Preferred Stock. Additionally, the Existing Preferred Stockholders have also agreed to a limited lock-up restricting their ability to sell common stock issuable upon conversion of their preferred stock and warrants and to waive the accrual of any dividends that may otherwise be payable as a result of the Company's delisting from Nasdaq. As consideration for the waiver agreement, the Company has agreed to issue on a pro rata basis up to 1,000 warrants to all the Existing Preferred Stockholders on a pro rata basis at such time and from time to time as the Company closes financing transactions that represent proceeds in excess of $2,900, excluding the proceeds from the Series D Preferred Stock transaction. Such warrants will have an exercise price that is the greater of $0.40 or the same exercise price as the exercise price of the warrant, or equity security, that the Company issues in connection with the Company's financing or loan transaction that exceeds the $2,900 threshold.

On August 14, 2002, the Company completed a $1,600 private placement of Series C Convertible Preferred Stock ("Series C Preferred Stock"), convertible at a conversion ratio of $0.38 per share of common stock into an aggregate of 4,184,211 shares of common stock. As part of the financing, the Company has also issued warrants to purchase an aggregate of 1,046,053 shares of common stock at an exercise price of $0.38 per share. As consideration for the $1,600 private placement, the Company received approximately $1,400 in cash and allowed certain debt holders to convert approximately $150 of debt and $50 accounts payable to equity. The Chairman and CEO of the Company, Anthony Pizi, converted $150 of debt owed to him into shares of Series C Preferred Stock and warrants. Both existing and new investors participated in the financing. The Company also agreed to register the common stock issuable upon conversion of the Series C Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933, as amended. The Company allocated the proceeds received from the sale of the Series C Preferred Stock and warrants to the preferred stock and the detachable warrants on a relative fair value basis, resulting in the allocation $1,271 to the Series C Preferred Stock and $329 to the detachable warrants. Based on the allocation of the proceeds, the Company determined that the effective conversion price of the Series C Preferred Stock was less than the fair value of the Company's common stock on the date of issuance. As a result, the Company recorded a beneficial conversion feature in the amount of $329 based on the difference between the fair market value of the Company's common stock on the closing date of the transaction and the effective conversion price of the Series C Preferred Stock. The beneficial conversion feature was recorded as a discount on the value of the Series C Preferred Stock and an increase in additional paid-in capital. Because the Series C Preferred Stock was convertible immediately upon issuance, the Company fully amortized such beneficial conversion feature on the date of issuance.

In connection with the sale of Series C Preferred Stock, the Company agreed with the existing holders of its Series A1 Convertible Preferred Stock (the "Series A1 Preferred Stock") and the Series B1 Convertible Preferred Stock (the "Series B1 Preferred Stock"), in exchange for their waiver of certain anti-dilution provisions, to reprice an aggregate of 1,801,022 warrants to purchase common stock from an exercise price of $1.77 to $0.38. The Company entered into an Exchange Agreement with such holders providing for the issuance of 11,570 shares of Series A2 Convertible Preferred Stock ("Series A2 Preferred Stock") and 30,000 Series B2 Convertible Preferred Stock ("Series B2 Preferred Stock"), respectively. Series A2 Preferred Stock and Series B2 Preferred Stock are convertible into an aggregate of 1,388,456 and 2,394,063 shares of the Company's common stock at $8.33 and $12.53 per share, respectively. The exchange is being undertaken in consideration of the temporary release of the anti-dilution provisions of the Series A1 Preferred Stockholders and Series B1 Preferred Stockholders. Based on a valuation performed by an independent valuation firm, the Company recorded a deemed dividend of $293, to reflect the increase in the fair value of the preferred stock and warrants as a result of the exchange. (See "Stock Warrants" for fair value assumptions.) The dividend increased the fair value of the warrant liability. As of December 31, 2003, no warrants had been exercised.

On October 25, 2002, the Company effected an exchange of all of our outstanding shares of Series A2 Convertible Redeemable Preferred Stock ("Series A2 Preferred Stock") and Series B2 Convertible Redeemable Preferred Stock ("Series B2 Preferred Stock") and related warrants for an equal number of shares of newly created Series A3 Convertible Redeemable Preferred Stock ("Series A3 Preferred Stock") and Series B3 Convertible Redeemable Preferred Stock ("Series B3 Preferred Stock") and related warrants. This exchange was made to correct a deficiency in the conversion price from the prior exchange of Series A1 and B1 Preferred Stock and related warrants for Series A2 and B2 Preferred Stock and related warrants on August 29, 2002. The conversion price for the Series A3 Preferred Stock and the conversion price for the Series B3 Preferred Stock remain the same as the previously issued Series A1 and A2 Preferred Stock and Series B1 and B2 Preferred Stock, at $8.33 and $12.53, respectively. The exercise price for the aggregate 753,640 warrants relating to the Series A3 Preferred Stock ("Series A3 Warrants") was increased from $0.38 to $0.40 per share which is a reduction from the $1.77 exercise price of the warrants relating to the Series A1 Preferred Stock. The exercise price for the aggregate 1,047,382 warrants relating to the Series B3 Preferred Stock ("Series B3 Warrants") was increased from $0.38 to $0.40 per share which is a reduction from the $1.77 exercise price of the warrants relating to the Series B1 Preferred Stock. The adjusted exercise price was based on the closing price of the Company's Series C Convertible Redeemable Preferred Stock and warrants on August 14, 2002, plus $0.02, to reflect accurate current market value according to relevant Nasdaq rules. This adjustment was made as part of the agreement under which the holders of the Company's Preferred Stock agreed to waive their price-protection anti-dilution protections to allow the Company to issue the Series C Preferred Stock and warrants without triggering the price-protection anti-dilution provisions and excessively diluting its common stock. The Company may cause the redemption of the Series A3 Preferred Stock warrants and the Series B3 Preferred Stock warrants for $.0001 at any time if the closing price of the Company's common stock over 20 consecutive trading days is greater than $5.00 and $7.50 per share, respectively. The holders of the Series A3 and Series B3 Warrants may cause the warrants to be redeemed for cash at the difference between the exercise price and the fair market value immediately preceding a redemption event as defined in the contract. As such, the fair value of the warrants at issuance has been classified as a warrant liability in accordance with EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company's Own Stock". As of December 31, 2003, no warrants have been exercised and the fair value of the liability is $198.

Under the terms of the agreement, the Company is authorized to issue equity securities in a single or series of financing transactions representing aggregate gross proceeds to the Company of approximately $5,000, or up to an aggregate 17,500 shares of common stock, without triggering the price-protection anti-dilution provisions in the Series A3 Preferred Stock and B3 Preferred Stock and related warrants. In exchange for the waiver of these price-protection anti-dilution provisions, the Company repriced the warrants as described above and have agreed to issue on a pro rata basis up to 4,600 warrants to the holders of Series A3 Preferred Stock and Series B3 Preferred Stock at such time and from time to time as the Company closes subsequent financing transactions up to the $5,000 issuance cap or the 17,500 share issuance cap. As a result of the Series C Preferred Stock financing, which represented approximately $1,600 of the Company's $5,000 in allowable equity issuances, the Company is obligated to issue an aggregate of 1,462,801 warrants at an exercise price of $0.40 per share to the existing preferred stockholders. The warrants were issued on December 31, 2002 and had a fair value of $373, which was recorded as a dividend to, Preferred stockholders. As a result of the Series D preferred Stock financing which represented approximately $3,500 against the allowable equity issuances, the Company was obligated to issue an aggregate of 3,048,782 warrants at an exercise price of $0.40 per share to the existing Series A3 and Series B3 preferred shareholders. The warrants were issued on October 8, 2003 and had a fair value of $1,062, which was recorded as a deemed dividend to preferred stockholders. Additionally, the Company has agreed to issue a warrant to purchase common stock to the existing preferred stockholders on a pro rata basis for each warrant to purchase common stock that the Company issues to a third-party lender in connection with the closing of a qualified loan transaction. The above referenced warrants will have the same exercise price as the exercise price of the warrant, or equity security, that the Company issues in connection with the Company's subsequent financing or loan transaction or $0.40, whichever is greater. These warrants are not classified as a liability under EITF 00-19.

During 2003 and 2002 there were 6,250 shares of preferred stock converted into 1,377,921 shares of the Company's common stock and 1,500 shares of preferred stock converted into 180,007 shares of the Company's common stock, respectively. There were 4,070 shares of the Series A3 Preferred Stock and 30,000 shares of Series B3 Preferred Stock, 1,340 shares of Series C Preferred Stock, and 3,355 shares of Series D Preferred Stock outstanding at December 31, 2003.

STOCK WARRANTS:

The Company values warrants based on the Black-Scholes pricing model. Warrants granted in 2003, 2002, and 2001were valued using the following assumptions:

                                      EXPECTED LIFE IN     EXPECTED       RISK FREE INTEREST       EXPECTED       FAIR VALUE OF
                                            YEARS         VOLATILITY             RATE              DIVIDEND        COMMON STOCK
                                            -----         ----------             ----              --------        ------------
December 2000 Commercial
  Lender Warrants                             4              87%                  5%                 None               $6.19
Preferred Series A3 and B3 Warrants           4             108%                  4%                 None               $1.89
2002-2003 Financing Warrants                  5              97%                  2%                 None               $0.40
Preferred Series C Warrants                   5             117%                  3%                 None               $0.38
Preferred Series D-1 Warrants                 5             117%                  3%                 None               $0.07
Preferred Series D-2 Warrants                 5             102%                  3%                 None               $0.20
Private Placement                             3             102%                  3%                 None               $0.45


During December 2000, the Company issued a commercial lender rights to purchase up to 172,751 shares of the Company's common stock at an exercise price of $4.34 in connection with a new credit facility. The warrants were valued at $775 or $4.49 per share and are exercisable until December 28, 2004. As of December 31, 2003, no warrants have been exercised.

INCREASE IN CAPITAL STOCK:

In July 2003, the stockholders approved a proposal to amend the Amended and Restated Certificate of Incorporation to increase the aggregate number of shares of Common Stock that the Company is authorized to issue from 60,000,000 to 85,000,000.

NOTE 12. EMPLOYEE BENEFIT PLANS

As of January 1, 2001, the Company sponsored one defined contribution plan for its U.S. employees - the Level 8 Systems 401(k). On December 31, 2000, the Company amended the Level 8 Systems 401(k) plan to provide a 50% matching contribution up to 6% of an employee's salary. Participants must be eligible Level 8 plan participants and employed at December 31 of each calendar year to be eligible for employer matching contributions. Matching contributions to the Plan included in the Consolidated Statement of Operations totaled $14, $7, and $7 for the years ended December 31, 2003, 2002, and 2001, respectively.

The Company also had employee benefit plans for each of its foreign subsidiaries, as mandated by each country's laws and regulations. There was $0, $12, and $260 in expense recognized under these plans for the years ended December 31, 2003, 2002, and 2001, respectively. The Company no longer maintains foreign subsidiaries.

NOTE 13. SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

In 2003, three customers accounted for 42.1%, 19.5% and 12.7% of operating revenues. In 2002, two customers accounted for 38.7% and 26.7% of operating revenues.

NOTE 14. FOREIGN CURRENCIES

As of December 31, 2003, the Company had $0 and $8 of U.S. dollar equivalent cash and trade receivable balances, respectively, denominated in foreign currencies.

As of December 31, 2002, the Company had $73 and $87 of U.S. dollar equivalent cash and trade receivable balances, respectively, denominated in foreign currencies. The Company's net foreign currency transaction losses were $31, $171, and $198 for the years ended 2003, 2002 and 2001, respectively.

The more significant trade accounts receivable denominated in foreign currencies as a percentage of total trade accounts receivable were as follows:

                                                             2003           2002
                                                             ----           ----
Euro ...............................................         41.2%          4.0%
Pound Sterling .....................................           --           2.1%


NOTE 15. SEGMENT INFORMATION AND GEOGRAPHIC INFORMATION

During the first quarter of 2001, management reassessed how the Company would be managed and how resources would be allocated. Management now makes operating decisions and assesses performance of the Company's operations based on the following reportable segments: (1) Desktop Integration segment, and (2) Messaging and Application Engineering segment. The Company previously had three reportable segments but the Company has reported the Systems Integration segment as discontinued operations.

The principal product in the Desktop Integration segment is Cicero. Cicero is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates disparate systems and applications.

The products that comprise the Messaging and Application Engineering segment are Geneva Integration Broker, Geneva Message Queuing, Geneva XIPC, Geneva AppBuilder, CTRC and Star/SQL. During 2001, the Company sold three of its messaging products, Geneva Message Queuing, Geneva XIPC and AppBuilder. During 2002, the Company sold its CTRC and Star/SQL products.

Segment data includes a charge allocating all corporate headquarters costs to each of its operating segments based on each segment's proportionate share of expenses. During 2002, the Company reported the operations of its Systems Integration segment as discontinued operations and has reallocated the corporate overhead for the Systems Integration segment in 2002 and 2001. The Company evaluates the performance of its segments and allocates resources to them based on earnings (loss) before interest and other income/(expense), taxes, in-process research and development, and restructuring.

The table below presents information about reported segments for the twelve months ended December 31, 2003 and 2002:

                                          DESKTOP  MESSAGING/APPLICATION
                                        INTEGRATION    ENGINEERING        TOTAL
                                        -----------    -----------        -----
2003:

Total revenue .....................      $    466       $     64       $    530
Total cost of revenue .............         5,371             62          5,433
Gross margin (loss) ...............        (4,905)             2         (4,903)
Total operating expenses ..........         4,999            256          5,255
Segment profitability (loss) ......      $ (9,904)      $   (254)      $(10,158)

2002:

Total revenue .....................      $  2,148       $    953       $  3,101
Total cost of revenue .............         6,527          1,950          8,477
Gross margin (loss) ...............        (4,379)          (997)        (5,376)
Total operating expenses ..........         8,211            434          8,645
Segment profitability (loss) ......      $(12,590)      $ (1,431)      $(14,021)

2001:

Total revenue .....................      $    134       $ 17,223       $ 17,357
Total cost of revenue .............         9,427         14,109         23,536
Gross margin (loss) ...............        (9,293)         3,114         (6,179)
Total operating expenses ..........        18,858          7,179         26,037
Segment profitability (loss) ......      $(28,151)      $ (4,065)      $(32,216)


A reconciliation of segment operating expenses to total operating expense follows:

                                              2003          2002         2001
                                            --------      --------     --------
Segment operating expenses ............     $  5,255      $  8,645     $ 26,037
Amortization of intangible assets .....           --            --        6,259
Write-off of intangible assets ........           --            --        7,929
(Gain)Loss on disposal of assets ......          415           461       (6,345)
Restructuring, net ....................         (834)        1,300        8,650
                                            --------      --------     --------
Total operating expenses ..............     $  4,836      $ 10,406     $ 42,530
                                            ========      ========     ========


      A reconciliation of total segment profitability to net loss for the fiscal years ended December 31:

                                                 2003          2002          2001
                                               --------      --------      --------
Total segment profitability (loss) .......     $(10,158)     $(14,021)     $(32,216)
Amortization of intangible assets ........           --            --        (6,259)
Impairment of intangible assets ..........           --            --        (7,929)
Gain/(loss) on disposal of assets ........         (415)         (461)        6,345
Restructuring ............................          834        (1,300)       (8,650)
Interest and other income/(expense), net .         (135)        2,485        (8,850)
                                               --------      --------      --------
Net loss before provision for income taxes     $ (9,874)     $(13,297)     $(57,559)
                                               ========      ========      ========

The following table presents a summary of long-lived assets by segment as of December 31:

                                                           2003            2002
                                                           ----            ----
Desktop Integration ............................          $4,089          $8,096
Messaging/Application Engineering ..............              --              62
                                                          ------          ------

Total assets ...................................          $4,089          $8,158
                                                          ======          ======

The following table presents a summary of revenue by geographic region for the years ended December 31:

                                         2003             2002             2001
                                       -------          -------          -------
Australia ...................          $    --          $    --          $   141
Denmark .....................               32               20            2,333
France ......................               --                7               30
Germany .....................               --               35              757
Israel ......................               --                4              659
Italy .......................               18               32              813
Norway ......................               --                1              491
Switzerland .................               --               --              667
United Kingdom ..............               --               13            1,929
USA .........................              476            2,989            6,402
Other .......................                4               --            3,135
                                       -------          -------          -------

                                       $   530          $ 3,101          $17,357
                                       =======          =======          =======


Presentation of revenue by region is based on the country in which the customer is domiciled. As of December 31, 2003 and 2002, all of the long-lived assets of the Company are located in the United States. The Company reimburses the Company's foreign subsidiaries for their costs plus an appropriate mark-up for profit. Intercompany profits and losses are eliminated in consolidation.

NOTE 16. RELATED PARTY INFORMATION

Liraz Systems Ltd. guarantees certain debt obligations of the Company. In November 2003, the Company and Liraz agreed to extend the guarantee and with the approval of the lender, agreed to extend the maturity of the debt obligation until November 8, 2004. The Company issued 150,000 shares of common stock to Liraz in exchange for this debt extension and will issue additional stock on March 31, 2004, June 30, 2004 and September 30, 2004 unless the debt is repaid before those dates. (See Note 8.)

From time to time during 2003, the Company entered into short term notes payable with Anthony Pizi, the Company's Chairman and Chief Executive Officer. The Notes bear interest at 1% per month and are unsecured. At December 31, 2003, the Company was indebted to Mr. Pizi in the amount of $85. In January 2004, the Company repaid Mr. Pizi $75.

On December 26, 2003, the Company entered into a short term note payable with Mark Landis who is related by marriage to Anthony Pizi, the Company's Chairman and Chief Executive Officer. The note, in the amount of $125, bears interest at 1% per month and is convertible into common stock of the Company at a conversion rate of $0.32 per share.

In October 2001, the Company sold its AppBuilder assets to BluePhoenix (a wholly owned subsidiary of Liraz) for $19,000 cash, a note receivable of $1,000 and of payment for net assets of $350. See Note 2.

Liraz paid the salaries and expenses of certain company employees and was reimbursed by the Company. Salaries and expenses paid by Liraz amounted to $67 during 2001.

NOTE 17. RESTRUCTURING CHARGES

As part of the Company's plan to focus on the emerging desktop integration marketplace with its new Cicero product, the Company completed substantial restructurings in 2002 and 2001. At December 31, 2002, the Company's accrual for restructuring was $772, which was primarily comprised of excess facility costs. As more fully discussed in Note 20 Contingencies, subsequent to September 30, 2003, the Company settled litigation relating to these excess facilities. Accordingly, the Company has reversed the restructuring balance, as of September 30, 2003. Under the terms of the settlement agreement, the Company agreed to assign the note receivable from the sale of Geneva to EM Software Solutions, Inc., (see Note 2 Dispositions), with recourse equal to the unpaid portion of the note receivable should the note obligor, EM Software Solutions, Inc., default on future payments. The current unpaid principal portion of the note receivable assigned is approximately $545 and matures December 2007. The Company assessed the probability of liability under the recourse provisions using a probability weighted cash flow analysis and has recognized a long-term liability in the amount of $131.

During the second quarter of 2002, the Company announced an additional round of restructurings to further reduce its operating costs and streamline its operations. The Company recorded a restructuring charge in the amount of $1,300, which encompassed the cost associated with the closure of the Company's Berkeley, California facility as well as a significant reduction in the Company's European personnel.

During the first quarter of 2001, the Company announced and began implementation of an initial operational restructuring. The Company recorded restructuring charges of $6,650 during the quarter ended March 31, 2001 and an additional charge of $2,000 for the quarter ended June 30, 2001. Restructuring charges have been classified in "Restructuring" on the consolidated statements of operations. These operational restructuring involved the reduction of employee staff throughout the Company in all geographical regions in sales, marketing, services, development and all administrative functions.

The overall restructuring plan included the termination of 236 employees. The plan included a reduction of 107 personnel in the European operations and 129 personnel in the US operations. Employee termination costs were comprised of severance-related payments for all employees terminated in connection with the operational restructuring. Termination benefits did not include any amounts for employment-related services prior to termination.

NOTE 18. FUNDED RESEARCH AND DEVELOPMENT

In July 2001, the Company and a significant customer entered into a multi-year agreement to fund the development of the next generation of Level 8's Geneva Enterprise Integrator and Geneva Business Process Automator software. The terms of the agreement provided $6,500 in funding for research and development for 18 months in exchange for a future fully paid and discounted licensing arrangement. In May 2002, the Company and Amdocs Ltd. agreed to terminate the funded development agreement and enter into a non-exclusive license to develop and sell its Geneva J2EE technology. Under the terms of the agreement to terminate the funded research and development program, Amdocs Ltd. assumed full responsibility for the development team of professionals located in the Company's Dulles, Virginia facility. The Geneva products comprised the Systems Integration segment and were subsequently identified as being held for sale. Accordingly, the Company reclassified the Systems Integration segment to discontinued operations. The business was eventually sold to EM Software Solutions, Inc, in December 2002.

NOTE 19. LEASE COMMITMENTS

The Company leases certain facilities and equipment under various operating leases. Future minimum lease commitments on operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2003 were as follows:

                                             Lease
                                         Commitments
                                       --------------
2004................................... $     214
2005...................................       221
2006...................................        84
                                       --------------
                                        $     519
                                       ==============

Rent expense for the years ended December 31, 2003, 2002 and 2001 was $586, $2,980 and $1,835, respectively. Sublease income was $241, $2,487 and $221 for the fiscal years ended December 31, 2003, 2002 and 2001, respectively. As of December 31, 2003, the Company had no sublease arrangements.

NOTE 20. CONTINGENCIES

Various lawsuits and claims have been brought against the Company in the normal course of business. In January 2003, an action was brought against the Company in the Circuit Court of Loudon County Virginia for a breach of a real estate lease. The case was settled in August 2003. Under the terms of the settlement agreement, the Company agreed to assign a note receivable with recourse equal to the unpaid portion of the note should the note obligor default on future payments. The unpaid balance of the note being transferred was $545 and matures in December 2007. The Company assessed the probability of liability under the recourse provisions using a weighted probability cash flow analysis and has recognized a long-term liability in the amount of $131.

In October 2003, the Company was served with a summons and complaint regarding unpaid invoices for services rendered to the Company by one of its vendors. The amount in dispute is approximately $200 and is included in accounts payable.

Subsequent to 2003, the Company has been served with an additional summons and complaint regarding a security deposit for a sublease in Virginia. The amount in dispute is approximately $247. The Company disagrees with this allegation although it has reserved for this contingency.

Under the indemnification clause of the Company's standard reseller agreements and software license agreements, the Company agrees to defend the reseller/licensee against third party claims asserting infringement by the Company's products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the reseller/licensee.

NOTE 21. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                         FIRST        SECOND         THIRD        FOURTH
                                                                        QUARTER       QUARTER       QUARTER       QUARTER
                                                                       --------      --------      --------      --------
                                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
2003:
       Net revenues ..............................................     $    143      $    177      $    113      $     97
       Gross profit/(loss) .......................................       (1,037)         (968)       (1,734)       (1,164)
       Net loss from continuing operations .......................       (2,974)       (2,424)       (2,468)       (2,008)
        Net loss discontinued operations .........................          (46)          (20)          (58)           (8)
       Net loss ..................................................       (3,020)       (2,444)       (2,526)       (2,016)
        Net loss/share continued operations - basic and diluted ..     $  (0.19)     $  (0.12)     $  (0.12)     $  (0.11)
       Net loss/share discontinued operations -- basic and diluted           --            --            --            --
        Net loss/share -basic and diluted ........................     $  (0.19)     $  (0.12)     $  (0.12)     $  (0.11)

2002:
       Net revenues ..............................................     $    446      $    630      $    823      $  1,202
       Gross profit/(loss) .......................................       (3,548)       (1,749)         (422)          343
       Net loss from continuing operations .......................       (5,409)       (5,062)       (1,948)         (723)
        Net loss discontinued operations .........................         (676)       (5,481)          484           633
       Net loss ..................................................       (6,085)      (10,543)       (1,464)          (90)
        Net loss/share continued operations - basic and diluted ..     $  (0.29)     $  (0.26)     $  (0.12)     $  (0.07)
       Net loss/share discontinued operations -- basic and diluted     $  (0.04)     $  (0.29)     $   0.03      $   0.03
        Net loss/share -basic and diluted ........................     $  (0.33)     $  (0.55)     $  (0.09)     $  (0.04)

NOTE 22. SUBSEQUENT EVENTS

In January 2004, the Company acquired substantially all of the assets and certain liabilities of Critical Mass Mail, Inc., d/b/a Ensuredmail, a federally certified encryption software company. Under the terms of the purchase agreement, the Company issued 2,027,027 shares of common stock at a price of $0.37. The total purchase price of the assets and certain liabilities being acquired was $750 and has been accounted for by the purchase method of accounting. The Company agreed to register the common stock for resale under the Securities Act of 1933, as amended.

Also in January 2004, and simultaneously with the asset purchase of Critical Mass Mail, Inc., the Company completed a common stock financing round wherein it raised $1,247 of capital from several new investors as well as certain investors of Critical Mass Mail, Inc. The Company sold 3,369,192 shares of common stock at a price of $0.37 per share. As part of the financing, the Company has also issued warrants to purchase 3,369,192 shares of the Company's common stock at an exercise price of $0.37. The warrants expire three years from the date of grant. The Company also agreed to register the common stock and the warrants for resale under the Securities Act of 1933, as amended.

                              LEVEL 8 SYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                           JUNE 30,     DECEMBER 31,
                                                                            2004           2003
                                                                          ---------      ---------
                                     ASSETS

Current assets:
 Cash and cash equivalents ..........................................     $      29      $      19
 Cash held in escrow ................................................           777            776
 Assets of operations to be abandoned ...............................           136            149
 Trade accounts receivable, net .....................................            43             12
 Prepaid expenses and other current assets ..........................            64            270
                                                                          ---------      ---------
                 Total current assets ...............................         1,049          1,226
Property and equipment, net .........................................            21             26
Software product technology, net ....................................            --          4,063
Other assets ........................................................            47             47
                                                                          ---------      ---------
                 Total assets .......................................     $   1,117      $   5,362
                                                                          =========      =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Short-term debt .....................................................     $   3,145      $   2,625
Accounts payable ....................................................         2,405          2,545
Accrued expenses:
    Salaries, wages, and related items ..............................           797            508
    Other ...........................................................         1,804          1,613
Liabilities of operations to be abandoned ...........................           482            451
Deferred revenue ....................................................           251             39
                                                                          ---------      ---------
                 Total current liabilities ..........................         8,884          7,781
Long-term debt ......................................................           185            131
Warrant liability ...................................................            --            198
Senior convertible redeemable preferred stock .......................         2,692          3,355
Stockholders' equity (deficit):
        Preferred Stock .............................................            --             --
       Common Stock .................................................            36             27
       Additional paid-in-capital ...................................       209,025        206,149
       Accumulated other comprehensive loss .........................            (2)            (6)
       Accumulated deficit ..........................................      (219,703)      (212,273)
                                                                          ---------      ---------
                 Total stockholders' equity (deficit) ...............       (10,644)        (6,103)
                                                                          ---------      ---------
                 Total liabilities and stockholders' equity (deficit)     $   1,117      $   5,362
                                                                          =========      =========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                              LEVEL 8 SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                               SIX MONTHS ENDED
                                                                                   JUNE 30,
                                                                              2004          2003
                                                                            --------      --------
Revenue:
   Software ...........................................................     $    108      $     79
   Maintenance ........................................................          146           167
   Services ...........................................................           79            74
                                                                            --------      --------
           Total operating revenue ....................................          333           320

Cost of revenue:
   Software ...........................................................        4,408         1,682
   Maintenance ........................................................          198           195
   Services ...........................................................          566           448
                                                                            --------      --------
           Total cost of revenue ......................................        5,172         2,325

Gross margin (loss) ...................................................       (4,839)       (2,005)

Operating expenses:
   Sales and marketing ................................................          682         1,059
   Research and product development ...................................          599           508
   General and administrative .........................................          916         1,312
   Loss on disposal of assets .........................................           --           486
   Impairment of intangible assets ....................................          587            --
                                                                            --------      --------
           Total operating expenses ...................................        2,784         3,365
                                                                            --------      --------
Loss from operations ..................................................       (7,623)       (5,370)

Other income (expense):
   Interest income ....................................................            2            26
   Interest expense ...................................................          (89)         (102)
   Change in fair value of warrant liability ..........................          198           107
   Other income (expense) .............................................           98           (59)
                                                                            --------      --------
Loss before provision for income taxes ................................       (7,414)       (5,398)
   Income tax provision ...............................................           --            --
                                                                            --------      --------

Loss from continuing operations .......................................       (7,414)       (5,398)
Loss from discontinued operations .....................................          (16)          (66)
                                                                            --------      --------
Net loss ..............................................................     $ (7,430)     $ (5,464)
                                                                            ========      ========

Loss per share from continuing operations--basic and diluted ..........        (0.22)        (0.31)
Loss per share from discontinued operations-basic and diluted .........         0.00          0.00
                                                                            --------      --------
Net loss per share applicable to common shareholders--basic and diluted     $  (0.22)     $  (0.31)
                                                                            --------      ========

Weighted average common shares outstanding --  basic and diluted ......       33,063        19,460

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                              LEVEL 8 SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                                   SIX MONTHS ENDED
                                                                                                       JUNE 30,
                                                                                                   2004         2003
                                                                                                 -------      -------
Cash flows from operating activities:
   Net loss ................................................................................     $(7,430)     $(5,464)
   Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization ........................................................       4,281        1,605
      Change in fair value of warrant liability ............................................        (198)        (107)
      Stock compensation expense ...........................................................         121           15
      Impairment of intangible assets ......................................................         587           --
      Provision for doubtful accounts ......................................................          (7)         (52)
      (Gain) on disposal of assets .........................................................          --          (13)
      Other ................................................................................          --            1
      Changes in assets and liabilities, net of assets acquired and liabilities assumed:
        Trade accounts receivable and related party receivables ............................         (29)       1,254
        Assets and liabilities - discontinued operations ...................................          44          623
        Prepaid expenses and other assets ..................................................         276          171
        Accounts payable and accrued expenses ..............................................         449         (498)
        Deferred revenue ...................................................................         212         (128)
                                                                                                 -------      -------
           Net cash used in operating activities ...........................................      (1,694)      (2,593)
Cash flows from investing activities:
   Repayment of note receivable ............................................................          --          805
                                                                                                 -------      -------
           Net cash provided by investing activities .......................................          --          805
Cash flows from financing activities:
   Proceeds from issuance of common shares, net of issuance costs ..........................       1,247           --
   Proceeds from convertible redeemable preferred stock, net of cash held in escrow of 1,387          --        2,143
   Borrowings under credit facility, term loans, notes payable .............................         772           --
   Repayments of term loans, credit facility and notes payable .............................        (319)        (513)
                                                                                                 -------      -------
           Net cash provided by financing activities .......................................       1,700        1,630
Effect of exchange rate changes on cash ....................................................           4           (2)
Net increase (decrease) in cash and cash equivalents .......................................          10         (160)
Cash and cash equivalents:
   Beginning of period .....................................................................          19          199
                                                                                                 -------      -------
   End of period ...........................................................................     $    29      $    39
                                                                                                 =======      =======

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                              LEVEL 8 SYSTEMS, INC.
                  CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                            FOR THE SIX MONTHS
                                                              ENDED JUNE 30,
                                                           2004            2003
                                                         -------        -------
Net loss .........................................       $(7,430)       $(5,464)
Other comprehensive income, net of tax:
    Foreign currency translation adjustment ......             4             (2)
                                                         -------        -------
Comprehensive loss ...............................       $(7,426)       $(5,466)
                                                         -------        -------

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                              LEVEL 8 SYSTEMS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (amounts in thousands, except per share data)
                                   (unaudited)

NOTE 1. INTERIM FINANCIAL STATEMENTS

The accompanying financial statements are unaudited, and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles of the United States of America have been condensed or omitted pursuant to those rules and regulations. Accordingly, these interim financial statements should be read in conjunction with the audited financial statements and notes thereto contained in the Level 8 Systems, Inc.'s (the "Company") Annual Report on Form 10-K for the year ended December 31, 2003. The results of operations for the interim periods shown in this report are not necessarily indicative of results to be expected for other interim periods or for the full fiscal year. In the opinion of management, the information contained herein reflects all adjustments necessary for a fair statement of the interim results of operations. All such adjustments are of a normal, recurring nature. Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.

The year-end condensed balance sheet data was derived from audited financial statements in accordance with the rules and regulations of the SEC, but does not include all disclosures required for financial statements prepared in accordance with generally accepted accounting principles of the United States of America.

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All of the Company's subsidiaries are wholly owned for the periods presented.

LIQUIDITY

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred a loss of $10,006 and $18,182 in the past two years and has experienced negative cash flows from operations for each of the past three years. For the six months ended June 30, 2004, the Company incurred a loss of $7,430 and had a working capital deficiency of $7,835. The Company's future revenues are largely dependent on acceptance of a newly developed and marketed product, Cicero, which has had limited success in commercial markets to date. Accordingly, there is substantial doubt that the Company can continue as a going concern. In order to address these issues and to obtain adequate financing for the Company's operations for the next twelve months, the Company is actively promoting and expanding its Cicero related product line and continues to negotiate with customers that have expressed an interest in the Cicero technology. The Company is experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about the financial viability of the Company. The Company is attempting to solve the former problem by improving the market's knowledge and understanding of Cicero through increased marketing and leveraging its limited number of reference accounts. The Company is attempting to address the financial concerns of potential customers by pursuing strategic partnerships with companies that have significant financial resources although the Company has not experienced significant success to date with this approach. Additionally, the Company is seeking additional equity capital or other strategic transactions in the near term to provide additional liquidity. There can be no assurance that management will be successful in executing these strategies as anticipated or in a timely manner or that increased revenues will reduce further operating losses. If the Company is unable to significantly increase cash flow or obtain additional financing, it will likely be unable to generate sufficient capital to fund operations for the next twelve months and may be required to pursue other means of financing that may not be on terms favorable to the Company or its stockholders. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The financial statements presented herein do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. As discussed in Notes 3 and 8, the Company recently completed a private placement of its common stock wherein it raised $1,247 of new capital. Management expects that it will be able to raise additional capital and to continue to fund operations and also expects that increased revenues will reduce its operating losses in future periods, however, there can be no assurance that management's plan will be executed as anticipated. USE OF ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

STOCK-BASED COMPENSATION

The Company has adopted the disclosure provisions of SFAS 123 and has applied Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock-based compensation plans. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method required by SFAS No. 123, the Company's net loss and diluted net loss per common share would have been the pro forma amounts indicated below.

                                                                        SIX MONTHS ENDED JUNE 30,
                                                                           2004         2003
                                                                         -------      -------
                                                                              (unaudited)
Net loss applicable to common stockholders .........................     $(7,430)     $(5,464)
Less: Total stock-based employee compensation expense under
  fair value based method for all awards, net of related tax effects        (461)        (315)
                                                                         -------      -------
Pro forma loss applicable to common stockholders ...................     $(7,891)     $(5,779)
                                                                         =======      =======
Earnings per share:

Basic and diluted, as reported .....................................     $ (0.22)     $ (0.31)
Basic and diluted, pro forma .......................................     $ (0.24)     $ (0.33)


The fair value of the Company's stock-based awards to employees was estimated as of the date of the grant using the Black-Scholes option-pricing model, using the following weighted-average assumptions for the quarter ended June 30, 2004 as follows:


Expected life (in years)...................                     4.26 years
Expected volatility........................                         112.57%
Risk free interest rate....................                           4.00%
Expected dividend yield....................                              0%


The following table sets forth certain information as of June 30, 2004, about shares of Common Stock outstanding and available for issuance under the Company's existing equity compensation plans: the Level 8 Systems, Inc. 1997 Stock Option Incentive Plan, the 1995 Non-Qualified Option Plan and the Outside Director Stock Option Plan. The Company's stockholders approved all of the Company's Equity Compensation Plans.

                                                                        SHARES
                                                                        ------

Outstanding on January 1, 2004 ...............................        5,625,878
Granted ......................................................        2,567,754
Exercised ....................................................          (47,754)
Forfeited ....................................................         (616,241)
Outstanding on June 30, 2004 .................................        7,529,637
Weighted average exercise price of outstanding options .......       $     1.70
Shares available for future grants on June 30, 2004 ..........        2,159,552

NOTE 2. RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, the FASB issued Interpretation No. 46 or FIN 46 "Consolidation of Variable Interest Entities", an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements". In October 2003, the FASB issued FASB Staff Position FIN 46-6, "Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities" deferring the effective date for applying the provisions of FIN 46 for public entities' interests in variable interest entities or potential variable interest entities created before February 1, 2003 for financial statements of interim or annual periods that end after December 15, 2003. FIN 46 establishes accounting guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary. In December 2003, the FASB issued FIN 46 (revised December 2003), "Consolidation of Variable Interest Entities." This revised interpretation is effective for all entities no later than the end of the first reporting period that ends after March 15, 2004. The Company has no investment in or contractual relationship or other business relationship with a variable interest entity and therefore the adoption of this interpretation did not have any impact on its consolidated financial position or results of operations. However, if the Company enters into any such arrangement with a variable interest entity in the future or an entity with which we have a relationship is reconsidered based on guidance in FIN 46 to be a variable interest entity, the Company's consolidated financial position or results of operations might be materially impacted.

NOTE 3. ACQUISITIONS

In January 2004, the Company acquired certain and liabilities of Critical Mass Mail, Inc., d/b/a Ensuredmail, a federally certified encryption software company. The Company has classified this acquisition in the Messaging and Application segment. Under the terms of the purchase agreement, the Company issued 2,027,027 shares of common stock at a price of $0.37. The total purchase price of the assets and certain liabilities being acquired was $750, plus certain liabilities and has been accounted for by the purchase method of accounting. The Company agreed to register the common stock for resale under the Securities Act of 1933, as amended.

The purchase price was allocated to the assets acquired and liabilities assumed based on the Company's estimates of fair value at the acquisition date. The Company assessed the net realizable value of the Ensuredmail software technology acquired and determined the purchase price exceeded the amounts allocated to the software technology and liabilities acquired by approximately $587. This excess of the purchase price over the fair values of the assets acquired less liabilities assumed was allocated to goodwill and charged to the Statement of Operations for the period ended March 31, 2004.

NOTE 4. SOFTWARE PRODUCT TECHNOLOGY

In accordance with FASB 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed", the Company completed an assessment of the recoverability of the Cicero product technology as of June 30, 2004. This assessment was performed due to the Company's continued operating losses and the limited software revenue generated by the Cicero technology over the past twelve to eighteen months. Currently, the Company is in negotiations with customers to purchase licenses, which would have a significant impact on the cash flows from the Cicero technology and the Company. Since the negotiations have been in process for several months and expected completion of the transactions has been delayed, the Company has reduced its cash flow projections. Historical cash flows generated by the Cicero technology do not support the long-lived asset and accordingly the Company has impaired the excess of the unamortized book value of the technology in excess of the expected net realizable value as of June 30, 2004. This charge, in the amount of $2,844, has been recorded as software amortization.

Also in accordance with FASB 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed", the Company completed an assessment of the recoverability of the Ensuredmail product technology, as of June 30, 2004. This assessment was completed due to the Company's revised cash flow projections from software revenue. These revised cash flow projections do not support the long-lived asset and accordingly the Company has impaired the excess of the unamortized book value of the technology in excess of the expected net realizable value as of June 30, 2004. This charge, in the amount of $154, has been recorded as software amortization.

NOTE 5. RESTRUCTURING CHARGES

At June 30, 2003, the Company's accrual for restructuring was $515, which was primarily comprised of excess facility costs, which the Company believed represented its remaining cash obligations for the restructuring changes. In August 2003, the Company settled litigation relating to these excess facility costs. Accordingly, the Company reversed the restructuring balance during the third quarter of 2003. Under the terms of the settlement agreement, the Company agreed to assign the note receivable from the sale of Geneva to EM Software Solutions, Inc., with recourse equal to the unpaid portion of the note receivable should the note obligor, EM Software Solutions, Inc., default on future payments. The unpaid principal portion of the note receivable assigned was approximately $432 and matures December 2007. The Company assessed the probability of liability under the recourse provisions using a probability weighted cash flow analysis and has recognized a long-term liability in the amount of $131.

NOTE 6. SHORT TERM CONVERTIBLE NOTES

In March 2004, the Company converted a promissory note into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Anthony Pizi, the Company's Chairman and Chief Executive Officer, in the amount of $125. Under the terms of the agreement, the loan is convertible into 446,429 shares of our common stock and warrants to purchase 446,429 shares of our common stock exercisable at $0.28. The warrants expire in three years.

Also in March 2004, the Company entered into convertible loan agreements with two other individual investors, each in the face amount of $50. Under the terms of the agreement, each loan is convertible into 135,135 shares of our common stock and warrants to purchase 135,135 shares of our common stock at $0.37 per share. The warrants expire in three years.

On April 12, 2004, the Company entered into a convertible promissory note with Anthony Pizi, the Company's Chairman and Chief Executive Officer. The Note, in the face amount of $100, bears interest at 1% per month and is convertible into common stock of the Company at a conversion rate of $0.37 per share. In addition, Mr. Pizi was granted 270,270 warrants to purchase the Company's common stock at $0.37 per share. These warrants expire three years from the date of grant.

In May 2004, the Company entered into convertible loans aggregating $185 from several investors including a member of the Company's Board of Directors. Under the terms of the agreements the loans bear interest at 1% per month and are convertible into an aggregate of 578,125 shares of the Company's common stock and warrants to purchase an aggregate of 578,125 shares of our common stock exercisable at $0.32. The warrants expire in three years.

In June 2004, the Company entered into a convertible promissory note with Anthony Pizi, the Company's Chairman and Chief Executive Officer. The Note, in the face amount of $112, bears interest at 1% per month and is convertible into 560,000 shares of the Company's common stock and warrants to purchase 560,000 shares of our common stock at $0.20 per share. Also in June 2004, Mr. Pizi entered into a second convertible promissory note in the face amount of $15 which is convertible into 90,118 shares of the Company's common stock and warrants to purchase 90,118 shares of the Company's common stock at $0.17 per share. These warrants expire three years from the date of grant.

Also in June 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Anthony Pizi, the Company's Chairman and Chief Executive Officer, in the amount of $125. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 781,250 shares of our common stock and warrants to purchase 781,250 shares of the Company's common stock exercisable at $0.16. The warrants expire in three years.

These obligations are included in Short-term debt on the Company's Balance Sheet as of June 30, 2004.

NOTE 7. SENIOR CONVERTIBLE REDEEMABLE PREFERRED STOCK

On March 19, 2003, the Company completed a $3,500 private placement of Series D Convertible Redeemable Preferred Stock ("Series D Preferred Stock"), convertible at a conversion ratio of $0.32 per share of common stock into an aggregate of 11,031,250 shares of common stock. As part of the financing, the Company has also issued warrants to purchase an aggregate of 4,158,780 shares of common stock at an exercise price of $0.07 per share ("Series D-1 Warrants"). On October 10, 2003, the Company, consistent with its obligations, also issued warrants to purchase an aggregate of 1,665,720 shares of common stock at an exercise price the lesser of $0.20 per share or market price at the time of exercise ("Series D-2 Warrants"). The Series D-2 Warrants became exercisable on November 1, 2003 because the Company failed to report $6,000 in gross revenues for the nine-month period ended September 30, 2003. Both existing and new investors participated in the financing. The Company also agreed to register the common stock issuable upon conversion of the Series D Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933, as amended. Under the terms of the financing agreement, a redemption event may occur if any one person, entity or group shall control more than 35% of the voting power of the Company's capital stock. The Company allocated the proceeds received from the sale of the Series D Preferred Stock and warrants to the preferred stock and detachable warrants on a relative fair value basis, resulting in the allocation of $2,890 to the Series D Preferred Stock and $640 to the detachable warrants. Based upon the allocation of the proceeds, the Company determined that the effective conversion price of the Series D Preferred Stock was less than the fair value of the Company's common stock on the date of issuance. The beneficial conversion feature was recorded as a discount on the value of the Series D Preferred Stock and an increase in additional paid-in capital. Because the Series D Preferred Stock was convertible immediately upon issuance, the Company fully amortized such beneficial conversion feature on the date of issuance.

As part of the financing, the Company and the lead investors have agreed to form a joint venture to exploit the Cicero technology in the Asian market. The terms of the agreement required that the Company deposit $1,000 of the gross proceeds from the financing into escrow to fund the joint venture. The escrow agreement allows for the immediate release of funds to cover organizational costs of the joint venture. During the quarter ended March 31, 2003, $225 of escrowed funds was released. Since the joint venture was not formed and operational on or by July 17, 2003, the lead investors have the right, but not the obligation, to require the Company to purchase $1,000 in liquidation value of the Series D Preferred Stock at a 5% per annum premium, less their pro-rata share of expenses. The Company and the lead investor have mutually agreed to extend the escrow release provisions until September 30, 2004.

Another condition of the financing required the Company to place an additional $1,000 of the gross proceeds into escrow, pending the execution of a definitive agreement with Merrill Lynch providing for the sale of all rights, title and interest to the Cicero technology. Since a transaction with Merrill Lynch for the sale of Cicero was not consummated by May 18, 2003, the lead investors have the right, but not the obligation, to require the Company to purchase $1,000 in liquidation value of the Series D Preferred Stock at a 5% per annum premium. During the second quarter of 2003, $390 of escrowed funds was released. In addition, the Company and the lead investor agreed to extend the escrow release provisions until the end of July 2003 when all remaining escrow monies were released to the Company.

NOTE 8. STOCKHOLDERS EQUITY

As described in Note 3, Acquisitions, in January 2004, the Company acquired substantially all of the assets and assumed certain liabilities of Critical Mass Mail, Inc., d/b/a Ensuredmail, a federally certified encryption software company. Under the terms of the purchase agreement, the Company issued 2,027,027 shares of common stock at a price of $0.37 per share. The total purchase price of the assets acquired and liabilities assumed, was $750 and has been accounted for by the purchase method of accounting.

Also in January 2004, and simultaneously with the asset purchase of Critical Mass Mail, Inc., the Company completed a Securities Purchase Agreement with several new investors as well as certain investors of Critical Mass Mail, Inc., wherein the Company raised $1,247 through the sale of 3,369,192 shares of common stock at a price of $0.37 per share. As part of the financing, the Company has also issued warrants to purchase 3,369,192 shares of the Company's common stock at an exercise price of $0.37. The warrants expire three years from the date of grant.

In October 2003, the Company entered into a Securities Purchase Agreement with several investors wherein the Company agreed to sell 1,894,444 shares of its common stock and issue 473,611 warrants to purchase the Company's common stock at a price of $0.45 per share for a total of $853 in proceeds. This offering closed on October 15, 2003. The warrants expire in three years from the date of grant.

NOTE 9. INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The Company's effective tax rate differs from the statutory rate primarily due to the fact that no income tax benefit was recorded for the net loss for the first quarter of fiscal year 2004 or 2003. Because of the Company's recurring losses, the deferred tax assets have been fully offset by a valuation allowance.

NOTE 10. LOSS PER SHARE

Basic loss per share is computed based upon the weighted average number of common shares outstanding. Diluted loss per share is computed based upon the weighted average number of common shares outstanding and any potentially dilutive securities. Potentially dilutive securities outstanding during the periods presented include stock options, warrants and preferred stock.

The following table sets forth the reconciliation of net loss to loss available to common stockholders:

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              2004          2003
                                                            --------      --------
Net loss, as reported .................................     $ (7,430)     $ (5,464)
Accretion of preferred stock ..........................           --           640
                                                            --------      --------
Loss applicable to common stockholders, as adjusted ...     $ (7,430)     $ (6,104)
                                                            ========      ========

 Basic and diluted loss per share:
   Loss per share continuing operations ...............     $  (0.22)     $  (0.31)
   Loss per share discontinued operations .............           --            --
                                                            --------      --------
   Net loss per share applicable to common shareholders     $  (0.22)     $  (0.31)

 Weighted common shares outstanding - basic and diluted       33,063        19,460

The following table sets forth the potential shares that are not included in the diluted net loss per share calculation because to do so would be anti-dilutive for the periods presented:

                                                             JUNE 30,
                                                       2004           2003
                                                    ----------     ----------
Stock options, common share equivalent ...........   7,529,637      5,575,207
Warrants, common share equivalent ................  16,172,208      9,367,794
Preferred stock, common share equivalent .........  14,062,137     18,135,407
                                                    ----------     ----------
                                                    37,763,982     33,078,408
                                                    ==========     ==========


Accretion of the preferred stock arises as a result of the beneficial conversion feature realized in the sale of preferred stock.

NOTE 11. SEGMENT INFORMATION AND GEOGRAPHIC INFORMATION

Management makes operating decisions and assesses performance of the Company's operations based on the following reportable segments: Desktop Integration segment and Messaging and Application Engineering segment.

The principal product in the Desktop Integration segment is Cicero. Cicero is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates disparate systems and applications.

The products that comprise the Messaging and Application Engineering segment is Geneva Integration Broker and the encryption technology products, Email Encryption Gateway, Software Development Kit (SDK), Digital Signature Module, Business Desktop, and Personal Desktop.

Segment data includes a charge allocating all corporate-headquarters costs to each of its operating segments based on each segment's proportionate share of expenses. The Company evaluates the performance of its segments and allocates resources to them based on earnings (loss) before interest and other income/(expense), taxes, and in-process research and development.

While segment profitability should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States of America, it is included herein to provide additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements. Segment profitability is not necessarily a measure of our ability to fund our cash needs. The non-GAAP measures presented may not be comparable to similarly titled measures reported by other companies.

The table below presents information about reported segments for the six months ended June 30, 2004 and 2003:


                                                        MESSAGING AND
                                               DESKTOP    APPLICATION
                                             INTEGRATION  ENGINEERING    TOTAL
                                             -----------  -----------    -----

2004:

Total revenue ...........................     $   305      $    28      $   333
Total cost of revenue ...................       4,958          214        5,172
Gross margin (loss) .....................      (4,653)        (186)      (4,839)
Total operating expenses ................       1,959          238        2,197
Segment profitability (loss) ............     $(6,612)     $  (424)     $(7,036)

2003:

Total revenue ...........................     $   275      $    45      $   320
Total cost of revenue ...................       2,252           73        2,325
Gross margin (loss) .....................      (1,977)         (28)      (2,005)
Total operating expenses ................       2,736          143        2,879
Segment profitability (loss) ............     $(4,713)     $  (171)     $(4,884)

A reconciliation of total segment operating expenses to total operating expenses for the six months ended June 30:

                                                            SIX MONTHS ENDED
                                                                 JUNE 30,

                                                           2004            2003
                                                          ------          ------
Total segment operating expenses ...............          $2,197          $2,879
Loss on disposal of assets .....................              --             486
Impairment of intangible assets ................             587              --
                                                          ------          ------
Total operating expenses .......................          $2,784          $3,365
                                                          ======          ======

A reconciliation of total segment profitability (loss) to loss before provision for income taxes for the quarters ended June 30:

                                                           SIX MONTHS ENDED
                                                                JUNE 30,

                                                          2004            2003
                                                         -------        -------
Total segment profitability (loss) ...............       $(7,036)       $(4,884)
Change in fair value of warrant liability ........           198            107
Loss on disposal of assets .......................            --           (486)
Impairment of intangible assets ..................          (587)            --
Interest and other income/(expense), net .........            11           (135)
                                                         -------        -------
Total loss before income taxes ...................       $(7,414)       $(5,398)
                                                         =======        =======

The following table presents a summary of assets by segment:

                                                                  JUNE 30,

                                                            2004           2003
                                                           ------         ------
Desktop Integration ..............................         $   21         $6,553
Messaging and Application Engineering ............             --             --
                                                           ------         ------
Total assets .....................................             21         $6,553
                                                           ======         ======


NOTE 12. CONTINGENCIES

Litigation. Various lawsuits and claims have been brought against the Company in the normal course of business. In October 2003, the Company was served with a summons and complaint in Superior Court of North Carolina regarding unpaid invoices for services rendered to the Company by one of its vendors. The amount in dispute is approximately $200 and is included in accounts payable. On May 12, 2004, this litigation was settled. Under the terms of the settlement agreement, the Company agreed to pay a total of $189 plus interest over a twenty-month period ending December 15, 2005. The current portion of this Note in the amount of $117 is included in Short Term Debt on the accompanying balance sheet.

In March 2004, the Company was served with a summons and complaint in Superior Court of North Carolina regarding a security deposit for a sublease in Virginia. The amount in dispute is approximately $247. The Company disagrees with this allegation although it has reserved for this contingency.

Under the indemnification clause of the Company's standard reseller agreements and software license agreements, the Company agrees to defend the reseller/licensee against third party claims asserting infringement by the Company's products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the reseller/licensee.

On August 5, 2004, the Company was notified that it was in default under an existing lease agreement for office facilities in Princeton, New Jersey. The amount of the default is approximately $65. The Company does not plan on curing the default and will vacate the premises. The Company has estimated its liability for future lease payments and recorded a charge in the amount of $98 in the accompanying Statement of Operations. The Company has secured approximately 1,300 square feet of new office space located at 1433 State Highway 34, Farmingdale, New Jersey under a short term lease.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13: OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the costs and expenses to be paid in connection with the common stock being registered, all of which will be paid by Level 8 Systems, Inc. (on behalf of itself and the selling stockholders) in connection with this offering. All amounts are estimates except for the registration fee.

              SEC Registration Fee............................         $   641
              Accounting Fees and Expenses....................          20,000
              Legal Fees and Expenses.........................          30,000
              Miscellaneous...................................           1,359
              Total...........................................       $  52,000


ITEM 14: INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law permits indemnification of directors, officers, employees and agents of corporations for liabilities arising under the Securities Act of 1933, as amended.

      The registrant's certificate of incorporation and bylaws provide for indemnification of the registrant's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Statutory Provisions Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its stockholders for monetary damages for violations of a director's fiduciary duty of care. The provision would have no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an illegal stock repurchase, or obtaining an improper personal benefit.

      Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that the directors or officers have been successful on the merits or otherwise in any action, suit or proceeding or in defense of any claim, issue or matter.

      An indemnification can be made by the corporation only upon a determination that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the Delaware General Corporation Law. The indemnification provided by the Delaware General Corporation Law shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the Delaware General Corporation Law shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of the person. The Company's certificate of incorporation limits a director's liability for monetary damages to our company and our stockholders for breaches of fiduciary duty except under the circumstances outlined in the Delaware General Corporation Law as described above.

      The registrant's certificate of incorporation extends indemnification rights to the fullest extent authorized by the Delaware General Corporation Law to directors and officers involved in any action, suit or proceeding where the basis of the involvement is the person's alleged action in an official capacity or in any other capacity while serving as a director or officer of the registrant.

ITEM 15: RECENT SALES OF UNREGISTERED SECURITIES

      In June 2004, the Company entered into a convertible promissory note with Anthony Pizi, the Company's Chairman and Chief Executive Officer ("Mr. Pizi"). The note, in the face amount of $112, bears interest at 1% per month and is convertible into 560,000 shares of the Company's common stock and warrants to purchase 560,000 shares of the Company's common stock at $0.20 per share. Also in June 2004, Mr. Pizi entered into a second convertible promissory note in the face amount of $15 which is convertible into 90,118 shares of the Company's common stock and warrants to purchase 90,118 shares of the Company's common stock at $0.17 per share. These warrants expire three years from the date of grant.

      Also in June 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Mr. Pizi, in the amount of $125. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 781,250 shares of the Company's common stock and warrants to purchase 781,250 shares of the Company's common stock exercisable at $0.16. The warrants expire in three years from the date of grant.

      In May 2004, the Company entered into convertible loans aggregating $185 from several investors including a member of the Company's Board of Directors. Under the terms of these agreements, the loans bear interest at 1% per month and are convertible into an aggregate of 578,125 shares of the Company's common stock and warrants to purchase an aggregate of 578,125 shares of the Company's common stock exercisable at $0.32. The warrants expire in three years from the date of grant.

      In April 2004, the Company entered into a convertible loan agreement with Mr. Pizi in the principal amount of $100,000. Under the terms of the agreement, the loan is convertible into 270,270 shares of the Company's common stock and warrants to purchase 270,270 shares of the Company's common stock exercisable at $0.37. The warrants expire in three years from the date of grant. These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), for transactions by an issuer not involving a public offering.

      On March 1, 2004, the Company entered into a consulting services agreement with Mr. Ralph F. Martino. Under the terms of the agreement, the Company agreed to issue 66,667 shares per month, up to an aggregate of 200,001 shares of common stock, as compensation for services rendered over the following three-month period. These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

      On March 1, 2004, the Company entered into a reseller/consulting agreement with Pyxislink. Under the terms of the agreement, the Company agreed to issue warrants to purchase 25,000 shares of common stock quarterly, over the following four quarters. The warrants are exercisable for five years from the issue date and the exercise price is $0.38 per share. These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

      In January 2004, the Company acquired substantially all of the assets and certain liabilities of Critical Mass Mail, Inc., d/b/a Ensuredmail ("Critical Mass"), a federally certified encryption software company. Under the terms of the purchase agreement, the Company issued 2,027,027 shares of common stock at a price of $0.37. These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

      Also in January 2004, and simultaneously with the asset purchase of Critical Mass, the Company completed a common stock financing round in which the Company raised $1,247 of capital from several new investors as well as certain investors of Critical Mass . The Company sold 3,369,192 shares of common stock at a price of $0.37 per share. As part of the financing, the Company has also issued warrants to purchase 3,369,192 shares of the Company's common stock at an exercise price of $0.37. The warrants expire three years from the date of grant. These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

      On March 19, 2003, the Company completed a $3.7 million private placement of Series D Convertible Preferred Stock ("Series D Preferred Stock"), convertible at a conversion ratio of $0.32 per share of common stock into an aggregate of 11,578,125 shares of common stock. As part of the financing, the Company has also issued warrants to purchase an aggregate of 4,364,952 shares of common stock at an exercise price of $0.07 per share ("Series D-1 Warrants"). On October 10, 2003, the Company, consistent with its obligations, also issued warrants to purchase an aggregate of 1,665,720 shares of common stock at an exercise price of the lesser of $0.20 per share or market price at the time of exercise ("Series D-2 Warrants"). The Series D-2 Warrants became exercisable on November 1, 2003 because the Company failed to report $6,000 in gross revenues for the nine-month period ended September 30, 2003. Both existing and new investors participated in the financing. The Company also agreed to register the common stock issuable upon conversion of the Series D Preferred Stock and exercise of the warrants for resale under the Securities Act. Under the terms of the financing agreement, a redemption event may occur if any one person, entity or group shall control more than 35% of the voting power of the Company's capital stock. The Company allocated the proceeds received from the sale of the Series D Preferred Stock and warrants to the preferred stock and detachable warrants on a relative fair value basis, resulting in the allocation of $2,890 to the Series D Preferred Stock and $640 to the detachable warrants. Based upon the allocation of the proceeds, the Company determined that the effective conversion price of the Series D Preferred Stock was less than the fair value of the Company's common stock on the date of issuance. The beneficial conversion feature was recorded as a discount on the value of the Series D Preferred Stock and an increase in additional paid-in capital. Because the Series D Preferred Stock was convertible immediately upon issuance, the Company fully amortized such beneficial conversion feature on the date of issuance. These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

      On December 31, 2002, the Company issued an aggregate of 1,462,801 warrants to purchase common stock to the holders of Series A3 Preferred Stock and Series B3 Preferred Stock. These shares were issued pursuant to our agreement with such stockholders to issue warrants upon the closing of the sale of Series C Preferred Stock on August 14, 2002. The warrants are exercisable at $0.40 per share and are exercisable for 5 years. Such warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. The Company did not receive any proceeds from the issuance of the warrants. When the warrants are exercised, the Company expects to use the proceeds from the exercise for general corporate purposes.

      On October 25, 2002, the Company effected an exchange of all of our outstanding shares of Series A2 Convertible Redeemable Preferred Stock ("Series A2 Preferred Stock") and Series B2 Convertible Redeemable Preferred Stock ("Series B2 Preferred Stock") and related warrants for an equal number of shares of newly created Series A3 Convertible Redeemable Preferred Stock ("Series A3 Preferred Stock") and Series B3 Convertible Redeemable Preferred Stock ("Series B3 Preferred Stock") and related warrants. This exchange was made to correct a deficiency in the conversion price from the prior exchange of Series A1 and B1 Preferred Stock and related warrants for Series A2 and B2 Preferred Stock and related warrants on August 29, 2002. The conversion price for the Series A3 Preferred Stock and the conversion price for the Series B3 Preferred Stock remain the same as the previously issued Series A1 and A2 Preferred Stock and Series B1 and B2 Preferred Stock, at $8.333 and $12.531, respectively. The exercise price for the aggregate 753,640 warrants relating to the Series A3 Preferred Stock was increased from $0.38 to $0.40 per share which is a reduction from the $1.77 exercise price of the warrants relating to the Series A1 Preferred Stock. The exercise price for the aggregate 1,047,382 warrants relating to the Series B3 Preferred Stock was increased from $0.38 to $0.40 per share which is a reduction from the $1.77 exercise price of the warrants relating to the Series B1 Preferred Stock. The adjusted exercise price was based on the closing price of the Company's Series C Convertible Redeemable Preferred Stock and warrants on August 14, 2002, plus $0.02, to reflect accurate current market value according to relevant Nasdaq rules. This adjustment was made as part of the agreement under which the holders of the Company's Preferred Stock agreed to waive their price-protection anti-dilution protections to allow the Company to issue the Series C Preferred Stock and warrants without triggering the price-protection anti-dilution provisions and excessively diluting its common stock. The shares issued pursuant to the exchange agreement were issued in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act.

      On August 29, 2002, the Company entered into an exchange agreement with its existing preferred shareholders. Under the terms of the agreement, the holders of the Series A1 and Series B1 4% convertible redeemable preferred stock and related common stock warrants received an equal number of preferred shares of the new Series A2 and Series B2 convertible redeemable preferred stock and related warrants. The conversion price of both the Series A1 and Series B1 preferred stock remained the same. The exercise price for the warrants received in the exchange was reduced to $0.38 per share. A total of 1,801,022 warrants were exchanged. The shares issued pursuant to the exchange agreement were issued in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act.

      On August 14, 2002, the Company completed a $1.6 million private placement of Series C Convertible Redeemable Preferred Stock ("Series C Preferred Stock"), convertible at a conversion ratio of $0.38 per share of common stock into an aggregate of 4,184,211 shares of common stock. As part of the financing, the Company has also issued warrants to purchase an aggregate of 1,046,053 shares of common stock at an exercise price of $0.38 per share. As consideration for the $1.6 million private placement, the Company received approximately $1.4 million in cash and allowed certain debt holders to convert approximately $200,000 of debt to equity. Mr. Pizi converted $150,000 of debt owed to Mr. Pizi into shares of Series C Preferred Stock and warrants. Both existing and new investors participated in the financing. These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

      On June 27, 2002, the Company issued 60,901 shares of common stock to a former executive officer of the company as part of a separation agreement. These shares were issued in reliance on the exemption from registration provided by
Section 4(2) of the Securities Act of 1933.

      On January 16, 2002, the Company issued 141,658 shares of common stock to a former reseller of the company as part of a settlement agreement with that company. These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

      On January 16, 2002, the Company entered into a Securities Purchase Agreement with several investors wherein the Company agreed to sell up to 3,000,000 shares of its common stock and warrants. The common stock was valued at $1.50 per share and warrants to purchase additional shares were issued with an 14 exercise price of $2.75 per share. This offering closed on January 16, 2002. Of the 3,000,000 shares, the Company sold 2,381,952 shares of common stock for a total of $3.5 million and granted 476,396 warrants to purchase the Company's common stock at an exercise price of $2.75 per share. The warrants expire in three years from the date of grant and have a call feature that forces exercise if the Company's common stock exceeds $5.50 per share. These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

      On January 3, 2002, the Company entered into a purchase agreement with MLBC, Inc., an affiliate of Merrill Lynch. Pursuant to the Purchase Agreement, the Company issued 250,000 shares of its common stock to MLBC, Inc. These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of and Rule 506 of Regulation D promulgated thereunder.

      In December 2001, the Company issued 141,658 shares of common stock to a former reseller of the company as part of a settlement agreement with that company. These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

      In October 2001, the Company entered into an exchange agreement with its existing preferred shareholders. Under the terms of the agreement, the holders of the Series A and Series B 4% convertible redeemable preferred stock and related common stock warrants received an equal number of preferred shares of the new Series A1 and Series B1 convertible redeemable preferred stock and related warrants. The conversion price of both the Series A1 and Series B1 preferred stock was reduced by 16.7% and 50% respectively, which increased the number of shares of common stock to be issued upon conversion of the preferred shares by 1,428,512 shares to a total of 3,782,519 shares. Additionally, the exercise price for the warrants received in the exchange was reduced to $1.77 per share and the call prices have been reduced accordingly to $5.00 per share for the Series A1 warrants and $7.50 per share for the Series B1 warrants. At total of 1,801,022 warrants were exchanged. The shares issued pursuant to the exchange agreement were issued in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933.

      On May 21, 2001, the Company issued Arik Kilman, former CEO and Chairman of the Company, 250,000 shares of common stock as part of Mr. Kilman's severance agreement with the Company. These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

ITEM 16: EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

      Financial Statement Schedules

      All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

      Exhibits

      The exhibits listed under here below are filed as part of this Form S-1:

EXHIBIT
NUMBER             DESCRIPTION
------             -----------

2.1 Asset Purchase Agreement, dated as of December 13, 2002, by and among Level 8 Systems, Inc., Level 8 Technologies, Inc. and EMSoftware Solutions, Inc. (exhibits and schedules omitted but will be furnished supplementally to the Securities and Exchange Commission upon request) (incorporated by reference to exhibit
               2.1 to Level 8's Form 8-K filed December 30, 2002).

3.1 Certificate of Incorporation of Level 8 Systems, Inc., a Delaware corporation, as amended August 4, 2003 (incorporated by reference to exhibit 3.1 to Level 8's Form 10-K filed March 30, 2004).

3.2 Bylaws of Level 8 Systems, Inc., a Delaware corporation (incorporated by reference to exhibit 3.2 to Level 8's Form 10-K filed April 2, 2002).

3.3 Certificate of Designations, Preferences and Rights dated March 19, 2003 relating to Series D Convertible Redeemable Preferred Stock (incorporated by reference to exhibit 3.1 to Level 8's Form 8-K, filed March 31, 2003).

3.4 Certificate of Designation relating to Series A3 Convertible Redeemable Preferred Stock. (incorporated by reference to exhibit
               3.1 to Level 8's Form 10-Q filed November 15, 2002).

3.5 Certificate of Designation relating to Series B3 Convertible Redeemable Preferred Stock. (incorporated by reference to exhibit
               3.1 to Level 8's Form 10-Q filed November 15, 2002).

3.6 Certificate of designation relating to Series C Convertible Redeemable Preferred Stock (incorporated by reference to exhibit
               3.1 to Level 8's Form 8-K filed August 27, 2002).

4.1 Registration Rights Agreement dated as of March 19, 2003 by and among Level 8 Systems, Inc. and the Purchasers listed on Schedule I thereto relating to the Series D Convertible Redeemable Preferred Stock (incorporated by reference to exhibit 4.1 to Level 8's Form 8-K, filed March 31, 2003).

4.2 Registration Rights Agreement dated as of October 15, 2003 by and among Level 8 Systems, Inc. and the Purchasers in the October Private Placement listed on schedule I thereto (incorporated by reference to exhibit 4.2 to Level 8's Form 10-K filed March 30,
               2004).

4.3 Registration Rights Agreement, dated as of January 16, 2002, by and among Level 8 Systems, Inc. and the Purchasers in the January Private Placement listed on Schedule I thereto (incorporated by reference to exhibit 4.1 to Level 8's Report on Form 8-K, filed January 25, 2002).

4.4 Registration Rights Agreement, dated as of January 3, 2002, between Level 8 Systems, Inc. and MLBC, Inc. (incorporated by reference to exhibit 4.1 to Level 8's Report on Form 8-K, filed January 11, 2002).

4.5 Registration Rights Agreement, dated as of August 29, 2002, entered into by and between Level 8 Systems, Inc. and the holders of Series A2/A3 Preferred Stock and Series B2/B3 Preferred Stock (incorporated by reference to exhibit 10.4 to Level 8's Form 8-K filed August 30, 2002).

4.5A First Amendment to Registration Rights Agreement, dated as of October 25, 2002, entered into by and between Level 8 Systems, Inc. and the holders of Series A2/A3 Preferred Stock and Series B2/B3 Preferred Stock (incorporated by reference to exhibit 10.4 to Level 8's Form 10-Q filed November 15, 2002).

4.7 Registration Rights Agreement, dated as of August 14, 2002, entered into by and between Level 8 Systems, Inc. and the investors in Series C Preferred Stock (incorporated by reference to exhibit 4.1 to Level 8's Form 8-K filed August 27, 2002).

4.8 Form of Registration Rights Agreement issued to Purchasers in the January 2004 Private Placement (incorporated by reference to exhibit 4.1 to Level 8's Form 10-Q filed May 12, 2004).

4.9 Form of Registration Rights Agreement issued to Purchasers of Convertible Promissory Note (incorporated by reference to exhibit
               4.2 to Level 8's Form 10-Q filed May 12, 2004).

4.10 Form of Stock Purchase Warrant issued to Purchasers in the January 2004 Private Placement (incorporated by reference to exhibit 4.3 to Level 8's Form 10-Q filed May 12, 2004).

4.11 Form of Stock Purchase Warrant issued to Purchasers of Convertible Promissory Note (incorporated by reference to exhibit
               4.4 to Level 8's Form 10-Q filed May 12, 2004).

4.12 Form of Warrant issued to the Purchasers in the Series D Preferred Stock transaction dated as of March 19, 2003 (incorporated by reference to exhibit 4.2 to Level 8's Form 8-K, filed March 31, 2003).

4.12A Form of Warrant issued to the Purchasers in the Series D Preferred Stock transaction dated as of March 19, 2003 (incorporated by reference to exhibit 4.2 to Level 8's Form 8-K, filed March 31, 2003).

4.13 Form of Stock Purchase Warrant issued to Purchasers in the October 2003 Private Placement (incorporated by reference to exhibit 4.9 to Level 8's Form 10-K filed March 30, 2004).

4.14 Form of Stock Purchase Warrant issued to the Purchasers in the January Private Placement (incorporated by reference to exhibit
               10.2 to Level 8's Report on Form 8-K, filed January 25, 2002).

4.15 Form of Series A3 Stock Purchase Warrant (incorporated by reference to exhibit 10.2 of Level 8's Form 10-Q filed November 15, 2002).

4.16 Form of Series B3 Stock Purchase Warrant (incorporated by reference to exhibit 10.3 of Level 8's Form 10-Q filed November 15, 2002).

4.17 Form of Series C Stock Purchase Warrant (incorporated by reference to exhibit 10.2 to Level 8's Form 8-K filed August 27,
               2002).

5.1            Legal Opinion of Powell, Goldstein, Frazer & Murphy LLP.+

10.1 Form of Securities Purchase Agreement dated January 2004 by and among Level 8 Systems, Inc. and the Purchasers in the January Private Placement (incorporated by reference to exhibit 10.1 to Level 8's Form 10-Q filed May 12, 2004).

10.2 Form of Securities Purchase Agreement dated March 2004 by and among Level 8 Systems, Inc. and the Purchasers of Convertible Promissory Note (incorporated by reference to exhibit 10.2 to Level 8's Form 10-Q filed May 12, 2004).

10.3 Form of Convertible Promissory Note dated March 2004 by and among Level 8 Systems, Inc. and the Purchasers of Convertible Promissory Note (incorporated by reference to exhibit 10.3 to Level 8's Form 10-Q filed May 12, 2004).

10.4 Securities Purchase Agreement dated as of March 19, 2003 by and among Level 8 Systems, Inc. and the Purchasers (incorporated by reference to exhibit 10.1 to Level 8's Form 8-K, filed March 31,
               2003).

10.5 Securities Purchase Agreement dated as of October 15, 2003 by and among Level 8 Systems, Inc. and the Purchasers in the October Private Placement (incorporated by reference to exhibit 10.2 to Level 8's Form 10-K filed March 30, 2004).

10.6 Securities Purchase Agreement, dated as of January 16, 2002, by and among Level 8 Systems, Inc. and the Purchasers in the January Private Placement (incorporated by reference to exhibit 10.1 to Level 8's Report on Form 8-K, filed January 25, 2002).

10.7 Securities Purchase Agreement, dated as of August 14, 2002, by and among Level 8 Systems, Inc. and the purchasers of the Series C Preferred Stock (incorporated by reference to exhibit 10.1 to Level 8's Form 8-K filed August 27, 2002).

10.8 Agreement by and among Level 8 Systems, Inc. and the holders of Series A1/A2/A3 and B1/B2/B3 Preferred Stock, dated as of August 14, 2002 (incorporated by reference to exhibit 10.3 to Level 8's Form 8-K filed August 27, 2002).

10.9 Exchange Agreement among Level 8 Systems, Inc., and the various stockholders identified and listed on Schedule I, dated as of August 29, 2002 (incorporated by reference to exhibit 10.1 to Level 8's Form 8-K filed August 30, 2002).

10.9A First Amendment to Exchange Agreement, dated as of October 25, 2002, among Level 8 Systems, Inc., and the various stockholders identified and listed on Schedule I to that certain Exchange Agreement, dated as of August 29, 2002 (incorporated by reference to exhibit 10.1 to Level 8's Form 10-Q filed November 15, 2002).

10.9B Securities Purchase Agreement, dated as of June 29, 1999, among Level 8 Systems, Inc. and the investors named on the signature pages thereof for the purchase of Series A Preferred Stock (incorporated by reference to exhibit 10.1 to Level 8's Form 8-K filed July 23, 1999).

10.9C Securities Purchase Agreement, dated as of July 20, 2000, among Level 8 Systems, Inc. and the investors named on the signature pages thereof for the purchase of Series B Preferred Stock (incorporated by reference to Exhibit 10.1 to Level 8's Report on Form 8-K filed July 31, 2000).

10.10 Amended PCA Shell License Agreement, dated as of January 3, 2002, between Level 8 Systems, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to exhibit 10.2 to Level 8's Form 8-K, filed January 11, 2002).

10.10A PCA Shell License Agreement between Level 8 Systems, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to exhibit 10.2 to Level 8's Report on Form 8-K, filed September 11, 2000).

10.11 Promissory Note of Level 8 Systems, Inc., dated as of September 28, 2001, among Level 8 Systems, Inc. and Bank Hapoalim (incorporated by reference to exhibit 10.2 to Level 8's Form 10-K filed April 2, 2002).

10.11 A Amendment to Promissory Note of Level 8 Systems, Inc., dated as of November 15,2003 among Level 8 Systems, Inc. and Bank Hapoalim (incorporated by reference to exhibit 10.10A to Level 8's Form 10-K filed March 30, 2004).

10.12 Employment Agreement between Anthony Pizi and the Company effective January 1, 2004.* +

10.13 Employment Agreement between John P. Broderick and the Company effective January 1, 2004.* +

10.14 Level 8 Systems Inc. 1997 Stock Option Plan, as Amended and Restated (incorporated by reference to exhibit 10.2 to Level 8's Registration Statement of Form S-1/A, filed September 22, 2000, File No. 333-44588).*

10.14A Seventh Amendment to Level 8 Systems Inc. 1997 Stock Option Plan (incorporated by reference to exhibit 10.14B to Level 8's Form 10-K filed March 30, 2004).*

10.15 Level 8's February 2, 1995 Non-Qualified Option Plan (incorporated by reference to exhibit 10.1 to Across Data Systems, Inc.'s (Level 8's predecessor) Registration Statement on Form S-1, filed May 12, 1995, File No. 33-92230).*

10.16 Lease Agreement for Cary, N.C. offices, dated November 7, 2003, between Level 8 Systems, Inc. and Regency Park Corporation (incorporated by reference to exhibit 10.17 to Level 8's Form 10-K filed March 30, 2004).

10.17 Lease Agreement, dated February 23, 2001, between Level 8 Systems, Inc. and Carnegie 214 Associates Limited Partnership (incorporated by reference to exhibit 10.15 to Level 8's Annual Report on Form 10-K, filed March 29, 2001).

16.1 Letter from Deloitte & Touche LLP regarding change of accountant (incorporated by reference to Exhibit 16 to Level 8's Current Report on Form 8-K, filed November 26, 2003).

21.1           List of subsidiaries of the Company. +

23.1           Consent of Margolis & Company LLP. +

23.2           Consent of Deloitte & Touche LLP. +

23.3 Consent of Powell, Goldstein, Frazer & Murphy LLP (included in exhibit 5.1 filed herewith). +

24.1           Power of Attorney (included on signature page). +



*     Management contract or compensatory agreement.

+     Previously filed.


ITEM 17: UNDERTAKINGS

      (a) (1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

      (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Farmingdale, State of New Jersey, on August 20, 2004.



                                        LEVEL 8 SYSTEMS, INC.


                                        By: /S/ ANTHONY C. PIZI
                                            ------------------------------------
                                            Anthony C. Pizi
                                            Chairman of the Board and
                                            Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                                           TITLE                                      DATE
          ---------                                           -----                                      ----
  /S/ ANTHONY C. PIZI                       Chairman of the Board and Chief Executive Officer       August 20, 2004
--------------------------------------      (Principal Executive Officer)
Anthony C. Pizi


  /S/ JOHN P. BRODERICK *                   Chief Financial and Operating Officer                   August 20, 2004
-------------------------------------       (Principal Accounting Officer)
John P. Broderick


  /S/ NICHOLAS HATALSKI *                   Director                                                August 20, 2004
-------------------------------------
Nicholas Hatalski


  /S/ BRUCE HASENYAGER *                    Director                                                August 20, 2004
-------------------------------------
Bruce Hasenyager


  /S/ KENNETH NEILSEN *                     Director                                                August 20, 2004
-------------------------------------
Kenneth Neilsen


  /S/ JAY KINGLEY *                         Director                                                August 20, 2004
-------------------------------------
Jay Kingley


* By: /S/ ANTHONY C. PIZI
          ---------------------------
          Anthony C. Pizi
          Attorney-in-Fact